Exhibit 2.1
EXECUTION VERSION
SECURITIES PURCHASE AGREEMENT
among
PIPER JAFFRAY COMPANIES,
PIPER JAFFRAY NEWCO INC.,
ADVISORY RESEARCH HOLDINGS, INC.,
THE PERSONS LISTED ON SCHEDULE I HERETO,
and
BRIEN M. O’BRIEN AND TA ASSOCIATES, INC. AS SELLERS’
REPRESENTATIVES
Dated as of December 20, 2009

Table of Contents

ARTICLE 1 TERMS OF THE TRANSACTION	1

1.1 Sale and Purchase of Securities	1
1.2 Purchase Price	1
1.3 Distribution	2
1.4 Enterprise Value Adjustment	4
1.5 Working Capital	6
1.6 Contingent Interest Amount and Net Distributable Profit Amount	7
1.7 Interest	9
1.8 Illustrative Calculation of Consideration	10

ARTICLE 2 CLOSING	10

2.1 Closing; Closing Date	10
2.2 Closing Procedures	10

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE COMPANY	12

3.1 Organization; Authorization and Execution	12
3.2 Capitalization	13
3.3 Subsidiaries	14
3.4 Non-Contravention	14
3.5 Financial Statements; Undisclosed Liabilities	15
3.6 Title to Tangible Personal Property	16
3.7 Compliance with Laws	16
3.8 Litigation	18
3.9 Absence of Certain Changes or Events	18
3.10 Taxes	20
3.11 Advisory Contracts; Clients; Product Performance	23
3.12 Material Contracts	26
3.13 Employment	28
3.14 Employee Benefits	30
3.15 Intellectual Property	32
3.16 Information Technology	33
3.17 Labor Disputes	34
3.18 Finders or Investment Bankers	34
3.19 Insurance	34
3.20 Real Estate	34
3.21 Powers of Attorney	36
3.22 Transactions with Affiliates, Stockholders, and Others	36
3.23 No Other Representations	36

ARTICLE 3A REPRESENTATIONS AND WARRANTIES AS TO THE SELLERS	37

3A.1 The Securities	37
3A.2 Authorization; Execution; Capacity	37

i

3A.3 Notices, Consents, and Approvals	38
3A.4 Legal Proceedings	38
3A.5 Private Placement	38
3A.6 Legal and Other Advice	39
3A.7 No Other Representations	40
3A.8 Acknowledgement by Sellers	40

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER	41

4.1 Corporate Organization	41
4.2 Authorization and Execution	41
4.3 Non-Contravention	41
4.4 Pending Actions	42
4.5 Financial Capability	42
4.6 Finders or Investment Bankers	42
4.7 SEC Reports	42
4.8 Parent Common Stock	42
4.9 Regulatory Issues	43
4.10 No Other Representations	43
4.11 Acknowledgement by Parent and Buyer	43

ARTICLE 5 COVENANTS	44

5.1 Conduct of Business	44
5.2 Access and Information	47
5.3 Third-Party Consents	47
5.4 Reasonable Efforts; Additional Actions	50
5.5 Notice of Inaccuracy or Breach	50
5.6 Non-Interference	51
5.7 No Shopping	51
5.8 Regulatory Matters	51
5.9 Management Changes; Company Organizational Matters	52
5.10 Stockholders’ Investment	53
5.11 Securities Law Matters	53
5.12 NYSE Listing	53
5.13 Employee Retention Pool	53
5.14 Employee Matters	54
5.15 Pay-Off Letters	55
5.16 Rule 144	55
5.17 Tax Matters	56
5.18 Director and Officer Liability, Indemnification and Insurance	60
5.19 Section 15(f)	62

ARTICLE 6 TERMINATION	62

6.1 Termination	62
6.2 Procedure and Effect of Termination	63

ARTICLE 7 CONDITIONS TO PARENT’S AND BUYER’S OBLIGATION TO CLOSE	63

7.1 Representations, Warranties, and Covenants	63
7.2 No Material Adverse Effect	63
7.3 Certificate of the Company and the Sellers	63
7.4 Injunctions or Restraints	64
7.5 Governmental and Regulatory Approvals	64
7.6 Company Warrants	64

ARTICLE 8 CONDITIONS TO THE SELLERS’ OBLIGATION TO CLOSE	64

8.1 Representations, Warranties, and Covenants	64
8.2 Officer’s Certificate of Parent	65
8.3 Injunctions or Restraints	65
8.4 Governmental and Regulatory Approvals	65
8.5 NYSE Listing	65

ARTICLE 9 INDEMNIFICATION	65

9.1 Survival of Representations and Warranties	65
9.2 Indemnity	65
9.3 Deductible	66
9.4 Indemnification Procedures	67
9.5 Remedies	69
9.6 Sellers’ Representatives	71
9.7 Adjustment to Purchase Price	72

ARTICLE 10 MISCELLANEOUS	72

10.1 Amendment and Modification	72
10.2 Waivers and Consents	72
10.3 Press Releases and Public Announcements	72
10.4 Notices	72
10.5 Assignment; Third-Party Beneficiaries	74
10.6 Rules of Interpretation	74
10.7 Governing Law; Venue	75
10.8 Waiver of Jury Trial	75
10.9 Counterparts	75
10.10 Headings; Internal References	76
10.11 Entire Agreement	76
10.12 Severability	76
10.13 Equitable Remedies	76
10.14 Expenses	76
10.15 Further Assurances	76
10.16 Disclosure Letter	77
10.17 Kirkland & Ellis LLP	77
10.18 Winston & Strawn LLP	77

ARTICLE 11 CERTAIN DEFINITIONS	78

11.1 Certain Definitions	78

Schedules

I	-	Sellers
II	-	Accredited Sellers
III	-	Redemption Noteholders
1.4	-	Baseline Advisory Revenue Run-Rate
1.5	-	Applicable Accounting Principles
1.8	-	Illustrative Calculation of Consideration
4.3(a)	-	Parent Consents, Filings, and Notices
5.1	-	Conduct of Business
5.3(c)	-	Certain Advisory Contracts
5.14	-	Certain Benefits Matters
5.17(a)	-	Allocation Schedule
11.1(a)	-	Knowledge Employees
11.1(b)	-	Stockholder Notes

Exhibits

A	-	Form of Restricted Stock Agreement
B	-	Accredited Investor Representation Letter
C	-	Form of Warrant Surrender Agreement
D	-	Material Terms of Indemnification Escrow Agreement

v

SECURITIES PURCHASE AGREEMENT
     This Securities Purchase Agreement (this “Agreement”), dated as of December 20, 2009, is made among Piper Jaffray Companies, a Delaware corporation (“Parent”), Piper Jaffray Newco Inc., a Delaware corporation and indirect wholly owned subsidiary of Parent (“Buyer”), Advisory Research Holdings, Inc., a Delaware corporation (the “Company”), each of the Persons listed on Schedule I attached hereto (collectively, the “Sellers”), and Brien M. O’Brien, a natural person, and TA Associates, Inc., a Delaware corporation, in their joint capacity as the representatives of the Sellers hereunder (collectively, the “Sellers’ Representatives”).
     A. The Sellers own (i) all of the issued and outstanding shares of common stock (the “Shares”) of the Company, (ii) all of the outstanding junior subordinated debentures of the Company (the “Debentures”) issued pursuant to the Junior Subordinated Debenture Purchase and Stock Redemption Agreement by and among the Company and the other named parties thereto, dated September 30, 2005 (the “Debenture Purchase Agreement”), and (iii) all of the outstanding senior subordinated notes of the Company (the “Notes”) issued pursuant to the Senior Subordinated Note Purchase Agreement by and among the Company and the other named parties thereto, dated September 30, 2005 (the “Note Purchase Agreement”), and the Sellers will own all of the outstanding promissory notes (the “Redemption Notes”) to be issued following the date of this Agreement in redemption of the outstanding warrants to purchase common stock of the Company (the “Company Warrants”). Together, the Shares, the Debentures, the Notes, the Redemption Notes, and the Company Warrants are collectively referred to in this Agreement as the “Securities.”
     B. Buyer desires to purchase from the Sellers, and the Sellers desire to sell to Buyer, all of the Shares, the Notes, the Debentures, and the Redemption Notes upon the terms and subject to the conditions set forth in this Agreement.
     C. Immediately prior to the Closing, the Company will redeem the Company Warrants in exchange for the Redemption Notes, and the Company Warrants will be cancelled and cease to be outstanding.
     D. Reference is made to Section 11.1 hereof, which sets forth definitions for certain terms used in this Agreement.
ARTICLE 1
TERMS OF THE TRANSACTION
     1.1 Sale and Purchase of Securities. On the terms and subject to the conditions of this Agreement, each of the Sellers shall, on the Closing Date, sell, transfer, and assign to Buyer all right, title, and interest in and to all of the Outstanding Common Shares, the Notes, the Debentures, and the Redemption Notes held by that Seller.
     1.2 Purchase Price.
     (a) The aggregate purchase price for the acquisition of the Outstanding Common Shares, the Notes, the Debentures, and the Redemption Notes (the “Purchase

Price”) shall be equal to the Enterprise Value, less (i) the Senior Debt Amount, less (ii) the Net Distributable Profit Amount, less (iii) the Company Transaction Costs.
     (b) Parent shall pay, on behalf of Buyer, the Purchase Price at Closing as follows:
     (i) Parent shall pay, by wire transfer of immediately available funds, the Subordinated Debt-Repayment Amount to the holders of the Debentures and the Notes.
     (ii) Parent shall pay, by wire transfer of immediately available funds to the Payment Account and to such other account or accounts as are designated by the Redemption Noteholders in writing to Parent no less than three Business Days prior to the Closing Date, as directed by the Sellers’ Representatives, the portion of the Residual Payment Amount that is payable in cash pursuant to Section 1.3 below (less the sum of (A) the amount of the deposits required under clauses (iv) and (v), plus (B) any amounts disputed by Parent under Section 1.4(c)).
     (iii) Parent shall deliver the portion of the Residual Payment Amount that is payable in stock pursuant to Section 1.3 below (less the shares deposited under clause (vi)) to the Sellers’ Representatives for the benefit of the Stockholders.
     (iv) Parent shall deposit the Working Capital Escrow Amount with the Escrow Agent.
     (v) Parent shall deposit the Indemnification Escrow Cash Amount with the Escrow Agent.
     (vi) Parent shall deposit a number of whole shares of Parent Common Stock with a value (determined based on the Parent Average Stock Price) equal to the Indemnification Escrow Stock Amount with the Escrow Agent.
     1.3 Distribution. On the Closing Date the Sellers’ Representatives and Parent shall distribute the Residual Payment Amount to the Stockholders and to the Redemption Noteholders as follows:
     (a) Each Stockholder will receive the following for each Outstanding Common Share held by that Stockholder:
     (i) a cash payment equal to the excess, if any, of (A) the product of (x) 0.6 multiplied by (y) the Pre-Indemnity Escrow Closing Consideration Per Share, less (B) such Stockholder’s Per-Share Stockholder Note Balance (if applicable), with the aggregate amount of such distribution to a Stockholder being rounded to the nearest cent;
     (ii) a number of shares of Parent Common Stock equal to the result of (A) 0.4, multiplied by (B) the Pre-Indemnity Escrow Closing Consideration Per

Share, less (C) the Stockholder Indemnity Escrow Amount Per Share divided by (D) the Parent Average Stock Price, with the aggregate number of shares issuable to a Stockholder being rounded to the nearest whole share; and
     (iii) the right to receive the Per-Share Final Working Capital Adjustment Payment Amount, if any.
     (b) Each Stockholder will also receive the right to receive (i) such Stockholder’s Seller Proportionate Interest in each Escrow Distribution out of the Working Capital Escrow Account, if any, payable in cash, and (ii) such Stockholder’s applicable proportionate interest set forth in the Indemnification Escrow Agreement in each Escrow Distribution out of the Indemnification Escrow Account, if any, in shares of Parent Common Stock; provided, however, that if any of such Stockholder’s shares of Parent Common Stock held in the Indemnification Escrow Fund have been forfeited pursuant to such Stockholder’s Restricted Stock Agreement, the number of shares to which such Stockholder shall be entitled under this Section 1.3(b) shall be reduced by the number of such forfeited shares.
     (c) Each Redemption Noteholder will receive a cash payment equal to the following amount for each Common Share previously subject to a Company Warrant held by that Redemption Noteholder:
     (i) the Pre-Indemnity Escrow Closing Consideration Per Share less the exercise price per Common Share subject to such Company Warrant less the Noteholder Indemnity Escrow Amount Per Share; and
     (ii) the right to receive the Per-Share Final Working Capital Adjustment Payment Amount, if any.
     (d) Each Redemption Noteholder will also receive the right to receive a cash payment equal to (i) such Redemption Noteholder’s Seller Proportionate Interest in each Escrow Distribution out of the Working Capital Escrow Account, if any, and (ii) such Redemption Noteholder’s applicable proportionate interest set forth in the Indemnification Escrow Agreement in each Escrow Distribution out of the Indemnification Escrow Account, if any.
     (e) Notwithstanding anything to the contrary in this Article 1:
     (i) Parent and Buyer shall not be obligated to pay any amounts relating to calculations that have been disputed by Parent under Section 1.4(c) until the calculation of the Aggregate Closing Advisory Revenue Run-Rate and the Run-Rate Adjustment Amount are deemed final for purposes of Section 1.4;

     (ii) the Sellers’ Representatives shall not distribute any shares of Parent Common Stock to any Stockholder unless and until that Stockholder delivers to Parent (A) a restricted stock agreement, in the form attached as Exhibit A hereto (the “Restricted Stock Agreement”) covering all of the shares of Parent Common Stock issuable to that Stockholder pursuant hereto, and (B) an accredited-investor representation letter in the form of Exhibit B hereto (the “Representation Letter”);
     (iii) no Stockholder who is not an “accredited investor,” as defined in Rule 501 promulgated under the Securities Act (the “Unaccredited Stockholders”), shall be entitled to receive any shares of Parent Common Stock pursuant hereto, and, in lieu of the issuance of such shares, any such Stockholder shall receive a cash payment from the Payment Account in an amount equal to (A) the number of shares of Parent Common Stock to which the Stockholder would otherwise be entitled multiplied by (B) the Parent Average Stock Price, with the cash and shares issuable hereunder to all Stockholders who are accredited investors remaining unchanged and Parent paying any additional cash required to satisfy its obligations with respect to such Unaccredited Stockholders (including contributions to and distributions from the Indemnification Escrow Account); and
     (iv) no Redemption Noteholder shall be entitled to receive payment pursuant to this Article 1 unless that Redemption Noteholder shall have delivered to the Company a warrant surrender agreement, in the form attached as Exhibit C hereto (the “Warrant Surrender Agreement”).
     (f) All Parent Common Stock issuable pursuant to this Article 1 shall be in the form of shares issued in a private placement exempt from the registration requirements of the Securities Act and shall be subject to the terms of the Restricted Stock Agreements.
     (g) Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Article 1 any amounts that Parent or Buyer is required to deduct and withhold under any Tax law.
     1.4 Enterprise Value Adjustment.
     (a) At the Closing, the Enterprise Value shall be adjusted (if at all) as follows: If the Aggregate Closing Advisory Revenue Run-Rate is less than 95% of the Baseline Advisory Revenue Run-Rate, the Enterprise Value shall be reduced by an amount equal to the Run-Rate Adjustment Amount.
     (b) As of the close of business on the date that is five Business Days immediately preceding the Closing Date, the Sellers shall prepare in good faith, and shall deliver to Parent not later than noon on the next Business Day, a statement showing (i) a calculation, in reasonable detail, of the Aggregate Closing Advisory Revenue Run-Rate and (ii) a calculation of the Run-Rate Adjustment Amount.

     (c) The Sellers shall cause the Company and its advisers, counsel and accountants to give Parent and its advisers, counsel and accountants reasonable access to all necessary books, records and personnel in order to enable Parent to review the statement delivered by the Sellers pursuant to Section 1.4(b). If Parent disputes such statement or any amounts or calculations contained therein, Parent shall give a written notice of such dispute to the Sellers’ Representatives prior to the Closing and such dispute thereafter shall be resolved as follows:
     (i) The Sellers’ Representatives and Parent shall first attempt to reconcile their differences, and any resolution by them as to any disputed amounts or calculations shall be final, binding and conclusive on the parties hereto.
     (ii) If the Sellers’ Representatives and Parent are unable to reach a resolution with such effect within 5 Business Days, the Sellers’ Representatives and Parent shall submit the items remaining in dispute for resolution to the Referee, which shall, within 10 Business Days after such submission, determine and report to the Sellers’ Representatives and Parent upon such remaining disputed items or calculations, and such report shall be final, binding and conclusive on all parties hereto. The Sellers’ Representatives and Parent shall make reasonably available to the Referee all relevant books and records, any work papers (including those of the parties’ respective accountants, to the extent applicable) and supporting documentation relating to the determination of the Aggregate Closing Advisory Revenue Run-Rate and the applicable adjustment of the Enterprise Value, if any. The fees and disbursements of the Referee shall be borne 50% by the Sellers’ Representatives (to be paid out of the Working Capital Escrow Account) and 50% by Parent.
     (d) The calculation of the Aggregate Closing Advisory Revenue Run-Rate and the Run-Rate Adjustment Amount shall be deemed final for purposes of this Section 1.4 upon the earliest of the following: (i) the failure of Parent to notify the Sellers’ Representatives of a dispute prior to the Closing; (ii) the resolution of all disputes by the Sellers’ Representatives and Parent pursuant to clause (i) of Section 1.4(c); or (iii) the resolution of all disputes by the Referee pursuant to clause (ii) of Section 1.4(c).
     (e) Any disputed amount that is withheld by Parent under clause (B) of Section 1.2(b)(ii) shall be promptly paid by Parent, as directed by Sellers’ Representatives, to the extent that the dispute relating to such amount is thereafter resolved in favor of Sellers in accordance with clause (ii) or (iii) of Section 1.4(d).
     (f) The right of Parent to dispute the calculation of the Aggregate Closing Advisory Revenue Run-Rate and the Run-Rate Adjustment Amount under this Section 1.4 (and to retain withheld portions of the Purchase Price) shall be the sole and exclusive remedy of Parent and Buyer with respect to such calculations and the giving or withholding of Client Consent by Advisory Clients.

     1.5 Working Capital.
     (a) No later than two Business Days before the Closing Date, the Sellers shall deliver to Parent an estimated statement of Working Capital (the “Estimated Closing Statement”), which shall set forth a good faith estimate of the amount of Working Capital (“Estimated Working Capital”). The Estimated Closing Statement shall be prepared by the Sellers in accordance with the Applicable Accounting Principles.
     (b) As promptly as practicable after the Closing Date (but in no event later than 60 days after the Closing Date), Buyer shall prepare and deliver to the Sellers’ Representatives a statement of Working Capital (the “Final Closing Statement”), which shall set forth the amount of Working Capital (“Closing Working Capital”). The Final Closing Statement shall be prepared in accordance with the Applicable Accounting Principles. Following the delivery of the Final Closing Statement to the Sellers’ Representatives, Parent, Buyer and the Company shall afford the Sellers’ Representatives and their representatives access upon reasonable request to examine the Final Closing Statement, and such supporting schedules, analyses, workpapers and other underlying records or documentation or personnel, independent accountants or advisors as are reasonably necessary and appropriate as determined by Sellers’ Representatives in their reasonable discretion. Parent, Buyer and the Company shall cooperate reasonably and promptly with the Sellers’ Representatives and their representatives in such examination, including providing answers to questions asked by the Sellers’ Representatives and their representatives, and Parent, Buyer and the Company shall promptly make available to the Sellers’ Representatives and their representatives any records under Parent’s or Buyer’s reasonable control that are reasonably requested by the Sellers’ Representatives and their representatives.
     (c) If within 30 days following delivery of the Final Closing Statement to the Sellers’ Representatives, the Sellers’ Representatives have not delivered to Parent written notice (the “Objection Notice”) of its objections to the Final Closing Statement (such Objection Notice must contain a statement describing in reasonable detail the basis of such objections), then Closing Working Capital as set forth in such Final Closing Statement shall be deemed final and conclusive and shall be deemed “Final Working Capital.” If the Sellers’ Representatives deliver the Objection Notice within such 30-day period, then Parent and the Sellers’ Representatives shall endeavor in good faith to resolve the objections, for a period not to exceed 15 days from the date of delivery of the Objection Notice. If at the end of the 15-day period there are any objections that remain in dispute, then the remaining objections in dispute shall be submitted for resolution to the Referee. The Referee shall determine Final Working Capital within 30 days after the objections that remain in dispute are submitted to it. If any remaining objections are submitted to the Referee for resolution: (i) each party shall enter into a customary engagement letter with the Referee; (ii) each party shall furnish to the Referee such workpapers and other documents and information relating to such objections as the Referee may reasonably request and are available to that party or its subsidiaries (or its independent public accountants) and will be afforded the same opportunity to present to the Referee any material relating to the determination of the matters in dispute and to discuss such determination with the Referee; (iii) to the extent that a value has been assigned to any objection that remains in dispute, the Referee shall not assign a value to such objection that is greater than the greatest value for such objection claimed by either party or less than the smallest value for such objection claimed by either party; (iv) the Referee shall only decide the specific items under dispute by the parties, solely in accordance with the terms of this Agreement (it being understood that in making such decision, the Referee shall be functioning as an expert and not as an arbitrator); (v) Parent and the Sellers’ Representatives shall instruct the Referee to, and the Referee shall, make its determination based solely on presentations by Parent and the Sellers’ Representatives that are in accordance with the Applicable Accounting Principles and the applicable terms and provisions of this Agreement, and not on the basis of an independent review; (vi) the Referee’s determination will be based solely on the definition of Working Capital and any related definitions contained in this Agreement and in accordance with the Applicable Accounting Principles, applied consistently with past practice; (vii) the determination by the Referee of Final Working Capital, as set forth in a written notice delivered to both parties and the Escrow Agent by the Referee, shall be made in accordance with this Agreement and shall be binding and conclusive on the parties and shall constitute an arbitral award that is final, binding and unappealable and upon which a judgment may be entered by a court having jurisdiction thereof; and (viii) 50% of the fees and expenses of the Referee shall be paid by Parent, and the remaining 50% of the fees and expenses of the Referee shall be paid out of the Working Capital Escrow Account.
     (d) If the Closing Adjustment Amount is greater than the Final Adjustment Amount, then the amount of such excess shall be released promptly from the Working Capital Escrow Account and paid to Parent. Any amounts remaining in the Working Capital Escrow Account after the distribution, if any, to Parent referred to in the immediately preceding sentence shall promptly be released and paid to the Sellers’ Representatives for distribution to the Stockholders and the Redemption Noteholders.
     (e) If the Final Adjustment Amount is greater than the Closing Adjustment Amount, then Parent or Buyer shall immediately tender payment of such difference (the “Parent Final Working Capital Adjustment Payment Amount”) to the Sellers’ Representatives, and any amounts in the Working Capital Escrow Account shall promptly (and in no event less than two Business Days after such determination is made) be released and paid to the Sellers’ Representatives, in each case for distribution to the Stockholders and the Redemption Noteholders.
     (f) The right of Parent to receive funds from the Working Capital Escrow Account shall be the sole and exclusive remedy of Parent and Buyer in the event that the Closing Adjustment Amount is greater than the Final Adjustment Amount.
     1.6 Contingent Interest Amount and Net Distributable Profit Amount.
     (a) No later than two Business Days before the Closing Date, Brien O’Brien, on behalf of and as the representative of the Stockholders, shall deliver to TA Associates, Inc., a Delaware corporation (“TA”), as representative of the holders of Debentures, Company Warrants and Redemption Notes, an estimated statement of the Contingent

Interest Amount and the Net Distributable Profit Amount (the “Estimated CI/NDP Statement”). The Estimated CI/NDP Statement shall be prepared in good faith and in accordance with the definitions of Contingent Interest Amount and Net Distributable Profit Amount set forth herein. The Contingent Interest Amount and the Net Distributable Profit Amount set forth on the Estimated CI/NDP Statement shall be used for purposes of calculating the payments to be made under this Agreement on the Closing Date.
     (b) As promptly as practicable after the Closing Date (but in no event later than 20 days after the Closing Date), Brien O’Brien shall prepare and deliver to TA a statement of the Contingent Interest Amount and the Net Distributable Profit Amount (the “Closing CI/NDP Statement”), which shall set forth the Contingent Interest Amount and the Net Distributable Profit Amount as of the Closing (respectively, “Closing CI Amount” and the “Closing NDP Amount”). The Closing CI/NDP Statement shall be prepared in good faith and in accordance with the definitions of Contingent Interest Amount and Net Distributable Profit Amount set forth herein. Following the delivery of the Closing CI/NDP Statement to TA, Brien O’Brien, Parent, Buyer and the Company shall afford TA and its representatives access upon reasonable request to examine the Closing CI/NDP Statement, and such supporting schedules, analyses, workpapers and other underlying records or documentation or personnel, independent accountants or advisors as are reasonably necessary and appropriate as determined by TA in its reasonable discretion. Brien O’Brien, Parent, Buyer and the Company shall cooperate reasonably and promptly with TA and its representatives in such examination, including providing answers to questions asked by TA and its representatives, and Brien O’Brien, Parent, Buyer and the Company shall promptly make available to TA and its representatives any records under Brien O’Brien’s, Parent’s or Buyer’s reasonable control that are reasonably requested by TA and its representatives.
     (c) If within 20 days following delivery of the Closing CI/NDP Statement to TA, TA has not delivered to Brien O’Brien written notice (the “CI/NDP Objection Notice”) of its objections to the Closing CI/NDP Statement (such CI/NDP Objection Notice must contain a statement describing in reasonable detail the basis of such objections), then the Closing CI Amount and Closing NDP Amount as set forth in such Closing CI/NDP Statement shall be deemed final and conclusive and shall be deemed the “Final CI Amount” and the “Final NDP Amount.” If TA delivers the CI/NDP Objection Notice within such 20-day period, then Brien O’Brien and TA shall endeavor in good faith to resolve the objections, for a period not to exceed 15 days from the date of delivery of the CI/NDP Objection Notice. If at the end of the 15-day period there are any objections that remain in dispute, then the remaining objections in dispute shall be submitted for resolution to the Referee. The Referee shall determine the Final CI Amount and the Final NDP Amount within 30 days after the objections that remain in dispute are submitted to it. If any remaining objections are submitted to the Referee for resolution: (i) each party shall enter into a customary engagement letter with the Referee; (ii) each party shall furnish to the Referee such workpapers and other documents and information relating to such objections as the Referee may reasonably request and are available to that party or its subsidiaries (or its independent public accountants) and will be afforded the same opportunity to present to the Referee any material relating to the determination of the matters in dispute and to discuss such determination with the Referee; (iii) to the extent that a value has been assigned to any objection that remains in dispute, the Referee shall not assign a value to such objection that is greater than the greatest value for such objection claimed by either party or less than the smallest value for such objection claimed by either party; (iv) the Referee shall only decide the specific items under dispute by the parties, solely in accordance with the terms of this Agreement (it being understood that in making such decision, the Referee shall be functioning as an expert and not as an arbitrator); (v) Brien O’Brien and TA shall instruct the Referee to, and the Referee shall, make its determination based solely on presentations by Brien O’Brien and TA that are in accordance with the applicable terms and provisions of this Agreement, and not on the basis of an independent review; (vi) the Referee’s determination will be based solely on the definitions of Contingent Interest Amount and Net Distributable Profit Amount and any related definitions contained in this Agreement; (vii) the determination by the Referee of the Final CI Amount and the Final NDP Amount, as set forth in a written notice delivered to both parties by the Referee, shall be made in accordance with this Agreement and shall be binding and conclusive on the parties and shall constitute an arbitral award that is final, binding and unappealable and upon which a judgment may be entered by a court having jurisdiction thereof; and (viii) 50% of the fees and expenses of the Referee shall be paid by the Stockholders, and the remaining 50% of the fees and expenses of the Referee shall be paid by TA.
     (d) If either the Final CI Amount or the Final NDP Amount is different than the amounts set forth on the Estimated CI/NDP Statement, then the proceeds allocated under this Agreement to the Stockholders, on the one hand, and the holders of Debentures, Company Warrants and/or Redemption Notes, on the other hand, shall be reallocated based on the Final CI Amount and the Final NDP Amount and any party that previously received an amount in excess of the amount to which such party is determined to be entitled following such reallocation shall pay over such excess amount to Brien O’Brien and TA for distribution to the other parties in accordance with such reallocation. In order to implement the provisions of this Section 1.6(d), in the event an Escrow Distribution is payable to any party obligated to pay over any amount under this Section 1.6(d), Brien O’Brien and TA may, instead of requiring such pay over, deduct the amount owed pursuant to this Section 1.6 from any such Escrow Distribution and notify the applicable party of such deduction.
     1.7 Interest.
     (a) Any amount payable to Parent under this Article 1 shall bear interest from the Closing Date to the date of payment at the same rate as the rate applicable to the funds deposited in the Working Capital Escrow Account. Any Parent Final Working Capital Adjustment Payment Amount and any payment made pursuant to Section 1.4(e) shall bear interest from the Closing Date to the date of payment at the same rate.
     (b) Other than as described in Section 1.7(a), all payments made under this Article 1 shall be without interest thereon.

     1.8 Illustrative Calculation of Consideration. For the avoidance of doubt, Schedule 1.8 sets forth an example, based on the assumptions stated therein, of the amounts which Sellers will receive at the Closing pursuant to this Article 1.
ARTICLE 2
CLOSING
     2.1 Closing; Closing Date. Subject to the satisfaction or waiver of the conditions set forth in Articles 7 and 8, the closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Faegre & Benson LLP, 2200 Wells Fargo Center, 90 South Seventh Street, Minneapolis, Minnesota, at 10:00 a.m., local time, on the earlier of (a) the second Business Day following the earliest date on which the sum of the Closing Advisory Revenue Run-Rates for all of the Advisory Clients with respect to which Client Consent has been obtained (and has not been revoked) is greater than or equal to 95% of the Baseline Advisory Revenue Run-Rate or (b) the date that is 60 days following the date of this Agreement, (or, if such date is not a Business Day, the next Business Day following such date) or, if the conditions to Closing set forth in Articles 7 and 8 are not capable of being satisfied (and are not waived by the party having the benefit of the condition) on the dates specified in clauses (a) and (b), on the second Business Day following the satisfaction (or waiver by the party for which it is a condition to closing) of the conditions set forth in Articles 7 and 8. The date on which the Closing occurs is referred to as the “Closing Date.” The parties intend that the Closing shall be effected, to the extent practicable, by conference call, the electronic delivery of certain documents, and the prior physical exchange of share certificates and certain other documents and instruments to be held in escrow by outside counsel to the recipient party pending authorization to release at the Closing.
     2.2 Closing Procedures. At the Closing, subject to the terms and conditions of this Agreement, the parties shall take the following steps:
     (a) Each Seller who is receiving shares of Parent Common Stock under this Agreement shall deliver to Parent a counterpart of a Restricted Stock Agreement, duly executed by such Seller, covering the number of shares of Parent Common Stock that such Seller will be entitled to receive pursuant to Article 1.
     (b) Parent shall deliver to each Seller who is receiving shares of Parent Common Stock under this Agreement a counterpart of a Restricted Stock Agreement, duly executed by Parent, covering the number of shares of Parent Common Stock that such Seller will be entitled to receive pursuant to Article 1.
     (c) Each Seller who is receiving shares of Parent Common Stock under this Agreement shall deliver to Parent a Representation Letter, duly executed by such Seller.
     (d) Each Seller that is not a natural person shall have provided a certificate, dated the Closing Date, executed by a duly authorized person of such Seller, certifying as of the Closing Date (i) a true and complete copy of the resolutions of the managing body of such Seller authorizing the execution, delivery, and performance of this Agreement and the Ancillary Documents and the transactions contemplated hereby and thereby, which resolutions shall then be in full force and effect, and (ii) the incumbency of the authorized persons executing this Agreement and the Ancillary Documents on behalf of such Seller.
     (e) The Sellers’ Representatives shall provide certificates of the appropriate Secretaries of State certifying as of a recent date as to the good standing of the Company, and each of its subsidiaries, in its jurisdiction of formation and each other state where it is qualified to do business.
     (f) The Sellers’ Representatives shall provide the written resignations or evidence of removal, effective as of the Closing Date, of (i) the directors of the Company and (ii) the directors of the Company’s subsidiaries as requested by Parent pursuant to Section 5.9(a).
     (g) (i) Parent shall execute and deliver to the Sellers’ Representatives a counterpart of each Escrow Agreement, (ii) the Sellers’ Representatives shall execute and deliver to Parent a counterpart of each Escrow Agreement, and (iii) the Escrow Agent shall execute and deliver to the Sellers’ Representatives and Parent a counterpart of each Escrow Agreement.
     (h) The Stockholders shall deliver to Parent certificates in valid form evidencing the Outstanding Common Shares, in a form suitable for transfer, with duly executed instruments of transfer in respect of the Outstanding Common Shares.
     (i) The Sellers’ Representatives shall deliver to Parent all original Notes, Debentures and Redemption Notes.
     (j) For each unexercised and unexpired Company Warrant outstanding as of immediately prior to the issuance of the Redemption Notes, the Sellers’ Representatives shall deliver to the Company a Warrant Surrender Agreement duly executed by the applicable Redemption Noteholder.
     (k) The Sellers’ Representatives shall deliver to Parent a certificate, in form and substance reasonably satisfactory to Parent and duly executed by an authorized officer of the Company, certifying any facts that would exempt the transactions contemplated hereby from withholding under Section 1445 of the Code.
     (l) The Sellers’ Representatives shall deliver to Parent a properly executed Form 8023 pursuant to Section 5.17(a)(ii).
     (m) Parent shall pay, by wire transfer of immediately available funds, the Senior Debt Amount in accordance with the Pay-Off Letters and the Direction Letter.
     (n) Parent shall pay, by wire transfer of immediately available funds, the Company Transaction Costs incurred prior to the Closing in accordance with invoices provided to Parent and the Direction Letter.

     (o) Parent shall pay, by wire transfer of immediately available funds, the Net Distributable Profit Amount to the Stockholders in accordance with the Direction Letter.
     (p) Parent shall make the payments and issue the shares required by Article 1.
     (q) Kirkland & Ellis LLP, counsel to the Company, and Goodwin Procter LLP, counsel to certain Sellers, shall deliver the Tax Opinion to the Company, unless such delivery is waived by Parent.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     Except as otherwise set forth in the disclosure letter delivered by the Sellers to Parent and Buyer concurrently with the execution and delivery of this Agreement and updated in accordance with the terms of this Agreement (the “Disclosure Letter”), the Company represents and warrants to Parent and Buyer as follows:
     3.1 Organization; Authorization and Execution.
     (a) The Company is a corporation duly organized, validly existing, and in good standing under the laws of Delaware and has all requisite corporate power to own, lease, and operate its properties and to carry on its business as now being conducted.
     (b) The Company is duly qualified or registered to do business, and is in good standing, in each jurisdiction in which the property owned, leased, or operated by the Company, or the nature of the Company’s business makes such qualification or licensing necessary, except for such failures that, individually or in the aggregate, would not be reasonably likely to result in a Material Adverse Effect.
     (c) The Sellers have previously delivered to Parent correct and complete copies of the Organizational Documents of the Company and its subsidiaries as in effect on the date of this Agreement, and has made available to Parent copies of the minute books containing all minutes and actions of the board of directors, board committees, and members or stockholders, as applicable, with respect to the Company and each of its subsidiaries as of the date of this Agreement. Neither the Company nor any of its subsidiaries is in default under or in violation of any provision of its respective Organizational Documents.
     (d) The Company has the corporate power and authority to execute and deliver this Agreement and the Ancillary Documents, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance of this Agreement and the Ancillary Documents, and the consummation by the Company of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been, and at the Closing the Ancillary Documents will be, duly and validly executed and delivered by the Company, and this

Agreement constitutes, and at the Closing each Ancillary Document will constitute, a valid and binding agreement on the Company’s part, enforceable against the Company in accordance with its terms, except as the enforceability hereof may be limited by bankruptcy, insolvency, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.
3.2 Capitalization.
     (a) The authorized capital stock of the Company consists of 102,000 Common Shares, of which, as of the date hereof, 21,577.76 are issued and outstanding and 80,422.24 are held in treasury. The Shares set forth opposite each Seller’s name on Schedule I hereto constitute all of the issued and outstanding equity interests of the Company, other than the Company Warrants. All of the Shares have been, and at Closing all of the Outstanding Common Shares will be, duly authorized, validly issued, fully paid, and nonassessable. The Shares were not, and at Closing the Outstanding Common Shares will not have been, issued in violation of any preemptive rights. No subsidiary of the Company owns any Common Shares. All of the Company Warrants have been duly authorized and validly issued and were not issued in violation of any preemptive rights.
     (b) Other than pursuant to the Company’s Organizational Documents, and except for the warrants to purchase 26,084.20 Common Shares in the aggregate issued to TA Subordinated Debt Fund, L.P., TA Investors II, L.P., TA IX, L.P., TA/Atlantic and Pacific V, L.P. , TA Strategic Partners Fund A, L.P. and TA Strategic Partners Fund B, L.P. (true and correct copies of which have been provided to Buyer), which constitute the Company Warrants, there are no outstanding subscriptions, options, warrants, calls, rights, or other agreements, arrangements, or commitments under which the Company or any of its subsidiaries is or may become obligated to issue, sell, transfer, or otherwise dispose of, or purchase, redeem, or otherwise acquire, any shares of capital stock, units of membership interest or limited liability company interest of, or other equity or voting interests in, the Company or any of its subsidiaries, and there are no outstanding securities convertible into or exchangeable for any such shares of capital stock, units of membership interest or limited liability company interest, or other equity or voting interests.
     (c) Neither the Shares nor the Company Warrants are subject to any voting trust agreement, proxy, or other contract, agreement, commitment, understanding, or arrangement, including any such contract, agreement, commitment, understanding or arrangement restricting or otherwise relating to voting, distribution rights, or disposition of the Shares or the Company Warrants, other than pursuant to or as described in this Agreement or as set forth in Section 3.2(c) of the Disclosure Letter.
     (d) Except for the Notes, the Debentures, the Redemption Notes (when issued prior to the Closing) and indebtedness that will be paid off at or in connection with Closing, there is no outstanding indebtedness for borrowed money of the Company or any of its subsidiaries.

     3.3 Subsidiaries; Ownership Interests.
     (a) Section 3.3(a) of the Disclosure Letter contains a list of all subsidiaries of the Company, which subsidiaries constitute all of the entities in which the Company, directly or indirectly, owns any outstanding voting securities or other voting equity interests (other than any such securities or interests held in a fiduciary capacity). Each such subsidiary is duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization and has all requisite organizational power and authority to own, lease, and operate its properties and to carry on its business as now being conducted. Each such subsidiary is duly qualified or registered to do business, and is in good standing, in each jurisdiction in which the property owned, leased, or operated by it, or the nature of its business makes such qualification or licensing necessary, except for failures that, individually or in the aggregate, would not be reasonably likely to result in a Material Adverse Effect.
     (b) The outstanding equity interests of each subsidiary set forth in Section 3.3(a) of the Disclosure Letter have been duly authorized and are validly issued, fully paid, and non-assessable, and all such equity interests are owned, directly or indirectly, by the Company, free and clear of any Liens other than as set forth in Section 3.3(b) of the Disclosure Letter. The equity interests held by the Company of each such subsidiary constitute all of the outstanding equity interests of such subsidiary. Neither the Company, any of its subsidiaries, nor, to the Sellers’ Knowledge, any other Person is a party to any voting trust, proxy, or other contract, agreement, commitment, understanding or arrangement with respect to the voting, redemption, sale, transfer, or other disposition of the capital stock or other ownership interests in any such subsidiary.
     (c) Section 3.3(c) of the Disclosure Letter contains a complete and correct list of each corporation, limited liability company, partnership, joint venture, or other association or entity in which the Company or any of its subsidiaries has any direct or indirect equity ownership interest (other than the subsidiaries listed in Section 3.3(a) of the Disclosure Letter) and sets forth the Company’s (or its subsidiary’s) ownership interest in such entity.
     3.4 Non-Contravention. Except as set forth in Section 3.4 of the Disclosure Letter, neither the execution, delivery, and performance of this Agreement and the Ancillary Documents nor the consummation of the transactions contemplated hereby or thereby will:
     (a) conflict with or result in any breach of any provision of the Organizational Documents;
     (b) require the Company or any of its subsidiaries to obtain any consent, approval, order, authorization, or action of, or make any filing or registration with or give any notice to any Governmental Entity or any SRO (collectively, “Consents, Filings, and Notices”), except for (i) any filings which may be required by the HSR Act and (ii) amendments to Form ADV necessary to reflect the ownership of the Company and its subsidiaries following the Closing;

     (c) other than the Client Consents contemplated by Section 5.3, violate, conflict with, or result in the breach of any of the terms of, accelerate, result in a modification of the effect of, constitute an impermissible assignment or change of control under, require the consent of or other action by any Person under, cause the termination of or give any other contracting party the right to terminate, require giving notice to any Person under, constitute a default (or give rise to any right of termination, cancellation, or acceleration) under, or create a penalty under, any provision of any Contract to which the Company or any of its subsidiaries is a party or is subject, except as set forth in Section 3.4(c) of the Disclosure Letter;
     (d) violate any Order or any Applicable Legal Requirement (other than as contemplated by Section 5.3 with respect to the Client Consents); or
     (e) result in the creation of any Lien on any assets of the Company or its subsidiaries.
     3.5 Financial Statements; Undisclosed Liabilities.
     (a) The Sellers have furnished Parent with copies of the audited consolidated balance sheets of the Company and its subsidiaries as of December 31, 2007 and December 31, 2008, and the related consolidated statements of income and cash flows for the years then ended (the “Previous Accounts”). Such financial statements have been audited by the Company’s independent auditors and have been prepared in accordance with GAAP. The Sellers have furnished Parent with copies of the unaudited consolidated balance sheet of the Company and its subsidiaries as of October 31, 2009 and the related consolidated statement of income for the ten-month period then ended. Such unaudited financial statements were prepared using accounting principles consistent with those used in the preparation of the Previous Accounts, except that such unaudited financial statements omit normal year-end or audit adjustments (or the pro rata portion thereof, as appropriate).
     (b) The financial statements described in Section 3.5(a) are collectively referred to as the “Financial Statements.” The Financial Statements as of and for the ten-month period ended October 31, 2009 are referred to as the “Most Recent Financial Statements.”
     (c) The Financial Statements present fairly, in all material respects, the consolidated financial position of the Company and its subsidiaries at the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated therein in accordance with GAAP.
     (d) All accounts receivable, notes receivable, and other receivables of the Company and its subsidiaries are reflected on their books and records, are valid receivables subject to no setoffs or counterclaims, and, to Sellers’ Knowledge, are current and collectible and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Financial Statements. The Books and Records used in the preparation of the Financial Statements have been kept in accordance with reasonable business practices, have complied in all material respects with all Applicable Legal Requirements, and reflect only actual transactions.
     (e) The system of internal controls over financial reporting used by the Company and its subsidiaries is sufficient in all material respects to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (ii) that receipts and expenditures are executed only in accordance with the authorization of management, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use, or disposition of the Company’s or any of its subsidiaries’ assets that would materially affect the Financial Statements.
     (f) The calculation of the Baseline Advisory Revenue Run-Rate was correctly calculated in accordance with Schedule 1.4 hereto, and the data used in such calculation and set forth in Schedule 1.4 is accurate in all material respects.
     (g) To the Sellers’ Knowledge, other than to the extent disclosed or accrued for in the Most Recent Financial Statements, the Company and its subsidiaries have no material liabilities or obligations of any nature except: (i) liabilities and obligations incurred in the ordinary course of business since the date of the Most Recent Financial Statements; (ii) liabilities and obligations set forth in, or arising under, leases, agreements, contracts, or commitments listed in the Disclosure Letter (including Advisory Contracts and Material Contracts); and (iii) liabilities and obligations resulting from pending or threatened Legal Proceedings disclosed in the Disclosure Letter.
     3.6 Title to Tangible Personal Property. Except as set forth on Section 3.6 of the Disclosure Letter, the Company and its subsidiaries have good and valid title to, or a valid and binding leasehold or license interest in, and the right to use, all tangible personal property and tangible assets used in the operation of their businesses, free and clear of all Liens except Permitted Liens.
     3.7 Compliance with Laws, Regulatory Reports, and Registrations; Permits. Except as set forth in Section 3.7 of the Disclosure Letter:
     (a) The operations of the Company, each of its subsidiaries, the Advised Funds, and the Sponsored Funds have been, and are being, conducted in compliance in all material respects with all Applicable Legal Requirements and Orders.
     (b) To the Sellers’ Knowledge, neither the Company, any of its subsidiaries, any Advised Fund, nor any Sponsored Fund is under investigation by any Governmental Entity or SRO with respect to (i) any material violation of any Applicable Legal Requirement or Order or (ii) any actual or alleged obligation on the part of the Company, any of its subsidiaries, any Advised Fund, or any Sponsored Fund to undertake, or to bear all or any portion of the cost of, any corrective action of any material nature.

     (c) To the Sellers’ Knowledge, neither the Company, any of its subsidiaries, any Advised Fund, nor any Sponsored Fund has been threatened to be charged with any non-compliance with any material Applicable Legal Requirement or Order, and has not received any notice or other communication of any such non-compliance from any Governmental Entity or SRO.
     (d) The Company, its subsidiaries, the Advised Funds, and the Sponsored Funds are and have been, to the Sellers’ Knowledge, in material compliance with all material securities and investment advisor registration, qualification and licensure requirements under all Applicable Legal Requirements and Orders for themselves and the employees of the Company and its subsidiaries.
     (e) The Company, its subsidiaries, the Advised Funds, and the Sponsored Funds are and have been, to the Sellers’ Knowledge, in material compliance with all securities and investment advisor filing, disclosure, reporting, notice and registration requirements of all Applicable Legal Requirements and Orders. To the Sellers’ Knowledge, interests in the Sponsored Funds have been offered and sold pursuant to valid exemptions from the registration requirements of applicable federal and state securities laws.
     (f) To the Sellers’ Knowledge, no Governmental Entity or SRO has threatened any proceeding against the Company, any of its subsidiaries, any Advised Fund, or any Sponsored Fund with respect to a violation of any Applicable Legal Requirement or Order. To the Sellers’ Knowledge, no examination of the Company, any of its subsidiaries, any Advised Fund, or any Sponsored Fund (other than routine examinations in the ordinary course of business that will not result in any material expense or liability) by any Governmental Entity or SRO is ongoing or unresolved. Neither the Company, any of its subsidiaries, any Advised Fund, nor any Sponsored Fund has been, (i) subject to any cease and desist, censure or other disciplinary order issued by, (ii) a party to any written agreement consent or disciplinary agreement with, (iii) a party to any material commitment letter or similar undertaking to, (iv) subject to any Order or material directive by (other than exemptive orders), or (v) a recipient of any supervisory letter (other than routine examinations, routine filings and similar letters) from, any Governmental Entity or SRO.
     (g) There have been no no-action letters or exemptive orders issued to the Company or any of its subsidiaries.
     (h) Neither the Company, any of its subsidiaries, any Advised Fund, nor any Sponsored Fund is, or has been, to the Sellers’ Knowledge, subject to any material disability or limitation with respect to the operation or performance of their business by reason of violation of any Applicable Legal Requirement or Order.
     (i) To the Sellers’ Knowledge, no material unremedied pricing error has occurred with respect to any Advised Fund, Sponsored Fund, or any Separate Account Client.

     (j) The Company and its subsidiaries have adopted and implemented, and, to the Sellers’ Knowledge, are in material compliance with, written policies and procedures which the Sellers believe are reasonably designed to prevent violation, by the Company and its subsidiaries and their supervised persons, of the Investment Advisers Act and Investment Company Act, as applicable.
     (k) The Company and its subsidiaries, and their respective directors, officers, employees, agents and other representatives, hold all material Permits necessary for the operation of the business of the Company and its subsidiaries (collectively, the “Material Permits”). Each of the Material Permits is valid and in full force and effect. None of the Material Permits will be terminated or impaired or become terminable as a result of the transactions contemplated by this Agreement. Neither the Company, any of its subsidiaries, any Advised Fund, nor any Sponsored Fund has received any notification from any Governmental Entity or SRO asserting that such Governmental Entity or SRO intends to revoke or suspend any Material Permit.
     3.8 Litigation. Except as set forth in Section 3.8 of the Disclosure Letter, no Legal Proceeding is pending or, to the Sellers’ Knowledge, threatened against the Company or any of its subsidiaries, or any of their respective directors or officers (in their capacities as such), or any of the Company’s or its subsidiaries’ respective assets, properties, or businesses. Neither the Company nor any of its subsidiaries, nor any of their respective directors or officers, (in their capacities as such), is subject to any Orders.
     3.9 Absence of Certain Changes or Events.
     (a) Since December 31, 2008, the Company and its subsidiaries have conducted their businesses in the ordinary course consistent with past practices, and there has not been any condition, circumstance, event, or occurrence that, individually or in the aggregate, has resulted or would be reasonably likely to result in a Material Adverse Effect.
     (b) Without limiting the generality of Section 3.9(a) and, in each instance, excluding the transactions contemplated by or permitted under Section 5.1 of this Agreement (with respect to the period between the date of this Agreement and the Closing Date), since December 31, 2008, except as set forth in Section 3.9 of the Disclosure Letter, neither the Company nor any of its subsidiaries has:
     (i) created, incurred, assumed, or guaranteed any indebtedness or become subject to any material liabilities, other than liabilities incurred in the ordinary course of business and the Redemption Notes;
     (ii) subjected any of its assets to any Lien, except Permitted Liens;
     (iii) sold, assigned, or transferred any material assets, other than in the ordinary course of business;

     (iv) suffered any casualty losses, whether or not covered by insurance, or forgiven or canceled any material claims, or waived any right of material value;
     (v) increased in any material respect its total number of employees or the salaries, wages, bonuses or other compensation or benefits payable, or to become payable, to any directors, officers, or employees, except in the ordinary course of business consistent with past practice or as required under any existing agreement;
     (vi) suffered any work stoppage;
     (vii) changed in any material respect any of its accounting principles or the methods of applying such principles, other than changes required by GAAP;
     (viii) made any material change in the manner and timing of payment of trade and other payables;
     (ix) amended its Organizational Documents;
     (x) made or permitted to have occurred any material change in practices with respect to the collection of accounts receivable;
     (xi) incurred any capital expenditures that are not provided for in the Company’s capital budget (a copy of which has been provided to Parent) (the “Budget”);
     (xii) entered into, adopted, modified, or terminated any Company Employee Plan other than any such actions taken in the ordinary course of business or as otherwise required by Applicable Legal Requirements;
     (xiii) authorized for issuance, issued, sold, pledged, or delivered any equity interests or other securities convertible into or exchangeable or exercisable for equity interests of the Company or any of its subsidiaries, or redeemed, purchased, or otherwise acquired any equity interests of the Company or any of its subsidiaries;
     (xiv) merged or consolidated with any Person or entered into any partnership, joint venture, association, or other business organization; or
     (xv) other than this Agreement, entered into any agreement or commitment to do any of the foregoing actions specified in paragraphs (i) through (xiv) above.

     3.10 Taxes.
     (a) All material Tax Returns of the Company, Holdings LLC, and ARI (collectively, the “Acquired Companies”) required to be filed on or before the Closing Date have been timely filed or will be timely filed (taking into account extensions of time in which to file) on or before the Closing Date in accordance with all Applicable Legal Requirements and Orders, and all such Tax Returns are true, correct and complete in all material respects. The Acquired Companies have timely paid all material Taxes due and payable (whether or not shown to be due on such Tax Returns). The Acquired Companies have made adequate provision in the Financial Statements for all Taxes payable by the Acquired Companies for all periods reflected therein. All Taxes of the Acquired Companies not yet due and payable will be fully accrued on the Estimated Closing Statement.
     (b) No Acquired Company has requested any extension of time within which to file any Tax Return which has not yet expired.
     (c) There is no action, suit, proceeding, investigation, assessment, adjustment, audit or claim now proposed in writing or, to the Sellers’ Knowledge, pending or threatened, against or with respect to any of the Acquired Companies in respect of any Tax. No Acquired Company has requested a private letter ruling, technical advice or a change of any method of accounting from any Taxing Authority.
     (d) There are no outstanding waivers or other agreements or documents extending (or having the effect of extending) any statutory periods of limitation for the assessment, reassessment or collection of Taxes of any Acquired Company and no power of attorney granted by any Acquired Company with respect to any Taxes is currently in force.
     (e) There are no liens for Taxes upon the assets of the Acquired Companies except for Permitted Liens.
     (f) None of the Acquired Companies has ever been a member of any affiliated, consolidated, combined, unitary or similar group for Tax purposes or has been a party to any tax sharing agreement or arrangement. None of the Acquired Companies is liable for Taxes of any other Person as a result of transferee liability, joint and several liability, contractual liability, or otherwise.
     (g) The Company has duly elected to be treated as an S corporation pursuant to Section 1362(a) of the Code and has duly elected to be treated, or is treated, as an S corporation pursuant to the laws of each state in which the Company conducts business. The Company is, and since its inception always has been, an S corporation (as defined in Section 1361 of the Code). No event has occurred (or fact has existed) that would cause the Company not to initially qualify as an S corporation under Section 1361(a) of the Code or that would terminate the Company’s S-corporation status (other than the transaction contemplated by this Agreement). No Taxing Authority has challenged the effectiveness of the Company’s S-corporation election. The Company has not incurred

(and has no potential for) any liability for income Taxes under Section 1374 of the Code or for any income Taxes in any state or local jurisdiction on the sale or other disposition of its assets (whether actual or deemed). The Company does not own any asset the basis of which is determined (in whole or in part) by reference to the basis of such asset (or any other property) in the hands of a C corporation. The Company has not made an election under Section 444 of the Code.
     (h) Holdings LLC is, and has always been, a disregarded entity for United States income tax purposes within the meaning of Treasury Regulation Section 301.7701-3. Holdings LLC is not, and has never been, subject to income tax in any jurisdiction.
     (i) ARI was an S corporation at all times since November 1, 1995, through, and including, November 1, 2005. No event has occurred (or fact has existed) that would cause ARI not to initially qualify as an S corporation under Section 1361(a) of the Code or that would have terminated ARI’s S-corporation status prior to November 2, 2005. No Taxing Authority has challenged the effectiveness of ARI’s S-corporation election for periods prior to November 2, 2005. As of November 1, 2005, ARI had not incurred (and had no potential for) any liability for income Taxes under Section 1374 of the Code or any liability for income Taxes in any state or local jurisdiction on the sale or other disposition of its assets (whether actual or deemed).
     (j) The Company has duly elected to treat ARI as a “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3)(B) of the Code and has duly elected to be treated, or is treated, as a “qualified subchapter S subsidiary” pursuant to the laws of each state in which the Company conducts business. ARI is, and since November 2, 2005, has always been, a qualified subchapter S subsidiary (as defined in Section 1361(b)(3)(B) of the Code). No event has occurred (or fact has existed) that would cause ARI not to initially qualify as an qualified subchapter S subsidiary under Section 1361(b)(3)(B) of the Code or which would terminate ARI’s status as a qualified subchapter S Subsidiary (other than the transaction contemplated by this Agreement). No Taxing Authority has challenged the effectiveness of ARI’s qualified subchapter S subsidiary election.
     (k) All income Tax Returns of the Acquired Companies through the year ended December 31, 2005 have been examined and the examinations concluded or are Tax Returns with respect to which the applicable period for assessment, giving effect to waivers and extensions, has expired.
     (l) The Stockholders are eligible to make an election pursuant to Section 338(h)(10) of the Code with respect to the sale of the stock of the Company pursuant to this Agreement.
     (m) Section 3.10(m) of the Disclosure Letter lists all federal, state, local, and foreign income Tax Returns filed with respect to each of the Acquired Companies for all taxable periods for which the applicable statute of limitations remains open, or if longer, the prior six years, indicating those Tax Returns that have been audited or that currently are the subject of an audit, action, or proceeding. The Acquired Companies have made available to Parent correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies filed, or assessed against and agreed to, by the Acquired Companies for all taxable periods for which the applicable statute of limitations remains open, or if longer, the prior six years.
     (n) To the Sellers’ Knowledge, no claim has ever been made by a taxing authority or other Governmental Entity in a jurisdiction where any of the Acquired Companies do not file Tax Returns that an Acquired Company is or may be subject to taxation by that jurisdiction.
     (o) The Acquired Companies have (i) withheld all material required amounts from their employees, agents, contractors, nonresidents, and other persons and remitted such amounts to the proper agencies in accordance with all applicable laws; (ii) paid all material employer contributions and premiums; and (iii) filed all material federal, state, local and foreign returns and reports with respect to employee income Tax withholding, social security Taxes and premiums, and unemployment Taxes and premiums, all in compliance with the Code (and other applicable federal, state, local or foreign laws) as in effect for the applicable year.
     (p) None of the Sellers or the Company is a foreign person within the meaning of Section 1445 of the Code.
     (q) No asset of the Acquired Companies is tax-exempt use property under Section 168(h) of the Code. No portion of the cost of any asset of the Acquired Companies has been financed directly or indirectly from the proceeds of any tax-exempt state or local government obligation described in Section 103(a) of the Code. None of the assets of the Acquired Companies is property that the Acquired Companies are required to treat as being owned by any other person pursuant to the safe harbor lease provision of former Code Section 168(f)(8).
     (r) No Acquired Company has or has had a permanent establishment in any foreign country. No Acquired Company engages or has engaged in a trade or business in any foreign country that would cause that Acquired Company to be obligated to pay Taxes or file Tax Returns in such country.
     (s) No Acquired Company has, in the past five years, been a party to a transaction reported or intended to qualify as a distribution governed by Code sections 355 or 356.
     (t) The Acquired Companies are, and at all times have been, in compliance with the obligations imposed by Sections 6011, 6111, and 6112 of the Code (and the regulations thereunder) upon material advisers, as defined by Section 6111(b)(1)(A) of the Code, including the obligation to file IRS Form 8918 and to maintain lists with respect to reportable transactions. No Acquired Company has engaged in any transaction that is a “listed transaction” within the meaning of Treasury Regulation § 1.6011-4(b)(2)

or that is a “transaction of interest” within the meaning of Treasury Regulation § 1.6011-4(b)(6).
     (u) No Acquired Company is required to include an item of income, or exclude an item of deduction, for any period after the Closing Date as a result of (i) an installment sale transaction occurring on or before the Closing Date governed by Section 453 of the Code (or any similar provision of foreign, state, or local law); (ii) a transaction occurring on or before the Closing Date reported as an open transaction for federal income tax purposes (or any similar doctrine for foreign, state or local tax purposes); (iii) prepaid amounts received or paid on or prior to the Closing Date; (iv) a change in method of accounting requested or occurring on or prior to the Closing Date, (v) an agreement entered into with any taxing authority on or prior to the Closing Date, or (vi) deferral of income under Section 108(i) of the Code. The Acquired Companies have used the cash method of accounting for income Tax purposes for the last five years.
     (v) None of the Acquired Companies has made any payments, is obligated to make any payments, or is a party to any agreement, including this Agreement, that could obligate it to make any payments that would not be deductible under Section 280G of the Code.
     (w) For all taxable years since its inception, each Advised Fund has elected to be treated as, and has qualified to be classified as, a regulated investment company taxable under Subchapter M of Chapter 1 of the Code and under any similar provisions of any Applicable Legal Requirement in any jurisdiction in which such Advised Fund filed, or is required to file, a Tax Return. Each Advised Fund has timely filed all Tax Returns required to be filed by it with any Taxing Authority and has paid, or withheld and paid over, all material Taxes required to be shown on such Tax Returns. All such Tax Returns, and the information set forth therein, are true, correct and complete in all material respects. No Advised Fund has received a written notice from a Taxing Authority, and to the Sellers’ Knowledge, no such notice is pending, proposing an audit of such Tax Return, no assessment of Taxes has been asserted with respect to such Tax Returns, and no requests for waivers of the time to make any such assessment are pending. None of the Advised Funds is delinquent in the payment of any material Taxes.
     3.11 Advisory Contracts; Clients; Product Performance.
     (a) Section 3.11(a) of the Disclosure Letter sets forth, as of the date hereof (except as otherwise specified):
     (i) a true, complete and correct schedule setting forth the names of each Advisory Client and the nature of the applicable client relationship (investment manager, sponsor, advisor, sub-advisor, administrator, consultant or otherwise), including indicating whether each such Advisory Client is a Separate Account Client, a Sponsored Fund, an Advised Fund, or a Sub-Advised Fund;
     (ii) as of November 16, 2009, the total net assets under management for each Advisory Client that pays fees based on assets under management,

calculated by the Company in accordance with the applicable Advisory Contract and consistent with past practice;
     (iii) the stated fees payable to the Company and its subsidiaries by each Advisory Client under the applicable Advisory Contract (including the method of computing such fees) and the amount of any related fee paid by the Company or any of its subsidiaries to any other Person (other than compensation of Employees) (“Pass-Through Fees”);
     (iv) as to each Advisory Client that is a Fund Client, the terms of any fee waivers, expense reimbursement (or assumption) arrangements and unreimbursed payments being made by the Company or any of its subsidiaries to brokers, dealers or other Persons with respect to the distribution of shares of a Fund Client or services provided to Fund Client holders;
     (v) the rate and method of computation of any advisory, subadvisory, administration or other fees payable to any Person (other than Company and its subsidiaries) by the Company or any of its subsidiaries; and
     (vi) as to each Advisory Client and Fund Client, the terms and methods of computation of any referral or servicing fees, if any, payable by the Company or any of its subsidiaries to any Person (other than compensation of Employees).
     (b) To the Sellers’ Knowledge, to the extent of any transaction involving the “plan assets” of an ERISA Client directed by the Company and over which the Company had discretionary management authority, each of the Company and its subsidiaries, as applicable, (i) has been qualified to be a “Qualified Professional Asset Manager” within the meaning of Part V(a) of PTCE 84-14, as amended, with respect to each such ERISA Client but only to the extent compliance with PTCE 84-14 is required to exempt an otherwise prohibited transaction and (ii) to the extent required by ERISA, has acknowledged its fiduciary status with respect to such ERISA Client or to the extent required by applicable state law in respect of a state pension plan, such state pension plan.
     (c) To the Sellers’ Knowledge, neither the Company nor any of its subsidiaries engages, or has engaged, in any revenue sharing arrangements with respect to assets managed for any ERISA Client or state pension plan to the extent such revenue sharing arrangement would give rise to a material violation of ERISA or applicable state pension law.
     (d) Neither the Company nor any of its subsidiaries has used its discretionary authority to cause an ERISA Client or state pension plan to engage in any non-exempt prohibited transaction under ERISA Section 406 or Code Section 4975 with respect to any ERISA Clients that would reasonably be expected to result in material liability to the Company or its subsidiaries or any other prohibited transaction under any applicable state pension law.

     (e) The Company and its subsidiaries have maintained in force the “soft dollar” and brokerage allocation policy (as such policy has been amended) set forth in Section 3.11(e) of the Disclosure Letter at all times since January 1, 2007 with respect to the allocation of trade execution on behalf of accounts managed by the Company or any of its subsidiaries. The receipt of all soft dollar brokerage and research services by the Company and its subsidiaries since January 1, 2007 qualifies for the safe harbor afforded by Section 28(e) of the Exchange Act, and the Company and its subsidiaries have complied with all related disclosure rules in all material respects. The list of “soft dollar” brokerage and research services presently provided to the Company and its subsidiaries is set forth in Section 3.11(e) of the Disclosure Letter. Section 3.11(e) of the Disclosure Letter sets forth for the fiscal year ended December 31, 2008 and the period beginning January 1, 2009 and ended on and including November 16, 2009 a list of the top five providers of soft dollars on behalf of accounts managed by the Company and its subsidiaries. To the Sellers’ Knowledge, the Company and its subsidiaries have satisfied in all material respects their duty of “best execution” (as such term is understood under the Investment Advisers Act) for all Advisory Clients for whom it exercises trading discretion since January 1, 2007.
     (f) The Company and its subsidiaries have adopted and implemented procedures for the allocation of securities purchased for Advisory Clients that have been reasonably designed to treat all Advisory Clients fairly and equitably over time.
     (g) The Company and its subsidiaries have adopted and implemented policies and procedures reasonably designed to prevent violations of Applicable Legal Requirements and Orders, including Rule 206(4)-7 under the Investment Advisers Act and, to the Sellers’ Knowledge, neither the Company nor any of its subsidiaries is in violation of any such policies and procedures.
     (h) Since January 1, 2007, the Company and its subsidiaries have complied with all recordkeeping requirements under Applicable Legal Requirements and Orders, including Rule 204-2 under the Investment Advisers Act and, to the extent applicable, the rules under Section 31 of the Investment Company Act (including with respect to records in any written or electronic format).
     (i) Section 3.11(i) of the Disclosure Letter sets forth for the fiscal year ended December 31, 2008 and the period beginning January 1, 2009 and ended on and including November 10, 2009 a list of the top ten broker-dealers by dollar amount of aggregate fees and commissions paid by the Company and its subsidiaries for portfolio trades on behalf of Advisory Clients.
     (j) Except for the Sponsored Funds listed in Section 3.11(j) of the Disclosure Letter, neither the Company nor any of its subsidiaries sponsors (or has ever sponsored) any fund or acts or serves (or has ever acted or served) as a primary distributor of securities on behalf of any fund.
     (k) To the Sellers’ Knowledge, each Advisory Contract subject to Section 15 of the Investment Company Act has been duly approved and continued and at all times has been in compliance in all material respects with the Investment Company Act. Each Advisory Contract has been performed by the Company and its subsidiaries in accordance with its terms and with the Investment Company Act, the Investment Advisers Act, and all other Applicable Legal Requirements and Orders, in each case, in all material respects.
     (l) Section 3.11(l) of the Disclosure Letter sets forth a list of each Advisory Contract that contains a “most favored nation” or similar provision, and the Company and its subsidiaries are, and at all times have been, in compliance with such provisions. Neither the Company nor any of its subsidiaries is party to any negotiations or discussions with any Person with respect to any proposed arrangement that would violate any such “most favored nation” or similar contractual obligation listed on Section 3.11(l) of the Disclosure Letter.
     (m) Since January 1, 2007, there has been (i) no investment performance presented by the Company or any of its subsidiaries that was earned at a firm other than the Company and its subsidiaries, and (ii) no investment performance presented by the Company or any of its subsidiaries to potential clients that has been inaccurate in any material respect.
     3.12 Material Contracts.
     (a) Section 3.12 of the Disclosure Letter sets forth a list of all of the following Contracts to which the Company or any of its subsidiaries is a party, or by which any of them or their respective properties or assets are subject or bound, whether written or unwritten (collectively, the “Material Contracts”):
     (i) any purchase order, agreement, or commitment to purchase or sell any products or services for an amount in excess of $250,000 that either (A) is not performable within one year or (B) is not terminable by the Company or any of its subsidiaries without payment for products purchased or services provided after termination or penalty upon 90 days’ or less notice;
     (ii) any loan agreement, promissory note, indenture, letter of credit, or other agreement or instrument evidencing or providing for the borrowing of money, any contract or agreement for the deferred purchase price of property (excluding normal trade payables), or any agreement or instrument guaranteeing any indebtedness, letters of credit, or obligations to reimburse the maker of any letter of credit or banker’s acceptance or any endorsement of any promissory note, bill of exchange, or other negotiable instrument (other than endorsements of negotiable instruments for collection in the ordinary course of business);
     (iii) any agreement guaranteeing any indebtedness of any Person;
     (iv) any joint venture, partnership, or other arrangement involving a sharing of profits, other than the Organizational Documents of the Company and its subsidiaries;

     (v) any sales agency, advertising, promotional or distribution agreement;
     (vi) any non-competition, exclusive dealing, non-solicitation, confidentiality, or similar agreement that restricts the Company’s or any of its subsidiaries’ right to conduct its business;
     (vii) any agreement with any of the Sellers or their respective Affiliates, other than the Organizational Documents of the Company and its subsidiaries;
     (viii) any agreement for the sale of any material assets;
     (ix) any agreement that grants any right of first refusal or right of first offer or similar right that limits the ability of the Company or any of its subsidiaries to own, operate, sell, transfer, pledge, or otherwise dispose of any of its assets or business;
     (x) any mortgage, deed of trust, security agreement, or other agreement creating a Lien on any assets of the Company or its subsidiaries, including any capital lease;
     (xi) any lease (either as lessor or lessee) of personal property;
     (xii) any software license granted to the Company or any of its subsidiaries (other than any non-negotiated licenses of off-the-shelf software where the annual payment for such license is less than $100,000);
     (xiii) any agreement for material capital expenditures;
     (xiv) any agreement between the Company or any of its subsidiaries and any Affiliate of the Company, any officer, director, executive employee, or manager of the Company or any of its subsidiaries, or any Person who directly or indirectly owns, controls or holds with power to vote 5% or more of the outstanding voting securities of the Company or any of its subsidiaries;
     (xv) any agreement with a Governmental Entity or SRO;
     (xvi) any agreement pursuant to which the Company or any of its subsidiaries is required to make payments over the entire term of such agreement in excess of $250,000; and
     (xvii) any other agreement that was not entered into in the ordinary course of business or is otherwise material to the Company or any of its subsidiaries.

     (b) (i) To the Sellers’ Knowledge, all Material Contracts are in full force and effect and are valid, binding, and enforceable in accordance with their terms except to the extent such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws related to the enforcement of creditors’ rights or by general principles of equity; (ii) neither the Company nor any of its subsidiaries is in breach of any Material Contract; (iii) to the Sellers’ Knowledge, no event has occurred that constitutes, or after the giving of notice or passage of time or both, would constitute, a default or event of default under any Material Contract by or in respect of the Company or any of its subsidiaries; (iv) to the Sellers’ Knowledge, no other party to a Material Contract is in breach thereof; and (v) to the Sellers’ Knowledge, no event has occurred that constitutes, or after the giving of notice or passage of time or both, would constitute, a default or event of default under a Material Contract by or in respect of any other party to the Material Contract.
     (c) Correct and complete copies of each written Material Contract and summaries of each unwritten Material Contract have been made available by the Sellers to Parent or its representatives.
     3.13 Employment.
     (a) Section 3.13(a) of the Disclosure Letter sets forth a list, as of the date hereof, of all Employees and all independent contractors engaged by the Company or any of its subsidiaries, specifying with respect to each such Employee or independent contractor:
     (i) name
     (ii) position
     (iii) status as full-time or part-time (with “full-time” being defined as at least 30 hours per week), or on disability or other leave of absence;
     (iv) current salary, draw, hourly rate of compensation or other remuneration;
     (v) classification as exempt or non-exempt under the Fair Labor Standards Act;
     (vi) date of hire or initial service;
     (vii) accrued but unused vacation, holiday, and sick pay (whether in the form of paid time off, extended illness bank plans, or some other form) as of the date the list is prepared; and
     (viii) place of work.

     (b) Section 3.13(b) of the Disclosure Letter sets forth a list of all agreements with any Employee or independent contractor of the Company or any of its subsidiaries as of the date of this Agreement, including (i) employment, independent contractor, and service contracts; (ii) offer letters and other agreements relating to compensation and (iii) non-competition, non-solicitation, confidentiality, and similar agreements.  True and correct copies of such agreements have been made available to Parent.
     (c) No Employee is absent or scheduled to be absent from work due to a leave (whether paid or unpaid), including disability leave, otherwise than in accordance with their respective contracts of employment or the ordinary course of business.
     (d) None of the Employees or independent contractors engaged by the Company or its subsidiaries as at the date of this Agreement has given notice terminating his or her contract of employment or engagement with the Company or any of its subsidiaries.
     (e) None of the Employees is under notice of dismissal, nor is there any liability outstanding to any Employee or independent contractor engaged by the Company or any of its subsidiaries as at the date of this Agreement or any former employee of the Company or any of its subsidiaries or any individual formerly engaged as an independent contractor by the Company or any of its subsidiaries, except for remuneration or other benefits accruing due, and all such remuneration or other benefit that is material and that has fallen due for payment has been paid.
     (f) To the Sellers’ Knowledge, no Employee is subject to a non-competition restriction limiting such Employee’s ability to be employed by Parent, Buyer, or the Company or any of its subsidiaries after the Closing in the same capacity as such employee is currently employed or engaged by the Company or its subsidiaries.
     (g) With respect to all Employees and former employees of the Company or any of its subsidiaries, each of the Company and its subsidiaries: (i) is in material compliance with all Applicable Legal Requirements respecting labor and employment, employment practices, terms and conditions of employment, wages and hours, employee classification (including classification of employees as exempt or non-exempt under the Fair Labor Standards Act and similar state laws), overtime compensation, workers’ compensation, equal employment opportunity, equal pay or treatment, discrimination on the basis of any protected classification, fixed term employment, working time, information and consultation, maternity, paternity and parental leave and pay, immigration control, and data privacy and security; (ii) has withheld and reported in a timely manner all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments; (iii) is not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security, or other benefits or obligations (other than routine payments to be made in the normal course of business and consistent with past practice).

     (h) There are no actions, proceedings, claims, suits, investigations, labor disputes, arbitrations, administrative charges, or grievances pending relating to any labor, safety or discrimination matters involving any Employee or former employee who was employed by the Company or any of its subsidiaries, nor, to the Sellers’ Knowledge, have any such claims or proceedings been threatened.
     (i) To the Sellers’ Knowledge, all material personnel policies and procedures applicable to the Employees are in writing. There are no personnel manuals, handbooks, policies, rules or procedures applicable to Employees, other than those set forth in Section 3.13(i) of the Disclosure Letter.
     (j) Neither the Company nor any of its subsidiaries has received any notice or other communication from any Governmental Entity or third party regarding any violation or alleged violation of any Applicable Legal Requirement relating to hiring, recruiting, employing of (or continuing to employ) anyone not authorized to work in the country in which they are employed.
     3.14 Employee Benefits.
     (a) Each Pension Plan, each Welfare Plan, and each other deferred compensation, bonus, commission, incentive, stock incentive, stock option, stock purchase, stock appreciation, equity-based compensation, profit sharing, severance, change in control, pension or retirement, health, medical, dental, disability, life insurance, flexible spending account, sick pay, vacation pay, leave of absence, salary continuation, educational assistance, service award, or other material perquisite, fringe benefit or other employee benefit plan, program, practice, or arrangement that is currently maintained by the Company or any of its ERISA Affiliates or with respect to which the Company or any of its ERISA Affiliates is under any current obligation to contribute or has liability, whether current or contingent (collectively, the “Company Employee Plans”), is listed in Section 3.14(a) of the Disclosure Letter and, to the extent a Company Employee Plan is evidenced by documents, true and complete copies thereof have been provided to Parent. In addition, copies of the summary plan descriptions of each Company Employee Plan, copies of the most recent determination letter (or opinion letter in the case of a plan maintained on a standardized prototype document) issued by the Internal Revenue Service with respect to each Pension Plan that is a Company Employee Plan, copies of the most recent actuarial report for each Pension Plan, where applicable, and copies of the annual report (Form 5500 Series) required to be filed with any Governmental Entity with respect to each Company Employee Plan for the three most recent plan years of such plan for which reports have been filed have been provided to Parent.
     (b) Each of the Company and its ERISA Affiliates has made on a timely basis, and in all material respects, all contributions or payments required to be made by it under the terms of the Company Employee Plans or Applicable Legal Requirements.

     (c) Each Company Employee Plan (and any related trust, insurance contract, or other funding instrument) has been administered in all material respects in compliance with all Applicable Legal Requirements, and all material reports required to be filed with any Governmental Entity with respect to each Company Employee Plan have been timely filed. To the Sellers’ Knowledge, no facts exist that would reasonably be expected to cause the Internal Revenue Service to disqualify any Company Employee Plan that is intended to be a tax-qualified plan under section 401(a) of the Code.
     (d) There is no Legal Proceeding pending or, to the Sellers’ Knowledge, threatened against the Company or any of its ERISA Affiliates or, to the Sellers’ Knowledge, any plan fiduciary by any Governmental Entity, or any participant or beneficiary, with respect to any Company Employee Plan. Neither the Company nor any of its ERISA Affiliates nor, to the Sellers’ Knowledge, any plan fiduciary of any Pension Plan or any Welfare Plan that is a Company Employee Plan has engaged in any of the following that would reasonably be expected to result in material liability to the Company: (i) a transaction in violation of section 406(a) or section 406(b) of ERISA for which no exemption exists under section 408 of ERISA, (ii) any “prohibited transaction” (as defined in section 4975(c)(1) of the Code) for which no exemption exists under section 4975(c)(2) or section 4975(d) of the Code or (iii) a transaction in violation of any other Applicable Legal Requirement relating to the management of pension assets. Neither the Company nor any of its ERISA Affiliates is subject to any material excise Tax imposed by the Code with respect to any Company Employee Plan.
     (e) Neither the Company nor any of its ERISA Affiliates currently maintains, nor at any time in the six calendar years ending immediately prior to the calendar year in which the Closing Date falls maintained, or had an obligation to contribute to, any defined benefit pension plan subject to Title IV of ERISA, any “multiemployer plan” as defined in section 3(37) of ERISA.
     (f) Except as listed in Section 3.14(f) of the Disclosure Letter, no Company Employee Plan provides health, dental, or life insurance benefits to any employee of the Company or an ERISA Affiliate, or any dependent of any such employee, following termination of the employee’s employment, except as may be required by section 4980B of the Code or any similar state law. The requirements of section 4980B of the Code and parts 6 and 7 of Subtitle B of Title I of ERISA, including the provisions relating to continuation of health coverage under COBRA (as amended by the American Recovery and Reinvestment Act of 2009), and any similar requirements under any other applicable law relating to continuation of employee welfare benefits have been satisfied in all material respects with respect to each Company Employee Plan that is subject to such requirements. Neither the Company nor any of its subsidiaries is bound by any agreement (including any collective bargaining agreement or individual employment agreement) to maintain either the Retiree Medical, Life and AD&D Plan or the Healthcare Expense Reimbursement Plan — Envision Healthcare, and such plans are terminable at the discretion of the Company or its subsidiaries. The termination of such plans will not give rise to any liability to any Employee or former Employee resulting from or arising out of any agreement, promise, requirement or plan provision obligating the Company to maintain or not to terminate such plans.
     (g) Each Company Employee Plan that is a “nonqualified deferred compensation plan” within the meaning of section 409A(d)(1) of the Code and any benefit or award thereunder has been operated in compliance with section 409A of the Code and the guidance thereunder, and has been timely amended to demonstrate documentary compliance with section 409A of the Code.
     (h) Except as listed in Section 3.14(h) of the Disclosure Letter or as otherwise provided in this Agreement, the consummation of the transactions contemplated in this Agreement will not result in any new or increased obligations to Employees, including severance pay due to a change of control, increased vesting or benefit accruals, or guarantees of employment, or restrictions on changes in terms or conditions of employment for any period following a change of control.
     (i) No Company Employee Plan is subject to the laws of any jurisdiction outside of the United States.
     (j) Section 3.14(j) of the Disclosure Letter contains a complete and accurate list of any person who is receiving continuation coverage under COBRA as of the date of this Agreement.
     3.15 Intellectual Property.
     (a) Section 3.15(a)(1) of the Disclosure Letter sets forth all registered Intellectual Property and material unregistered trademarks, in each case, owned by the Company and its subsidiaries. The Company or one of its subsidiaries owns (free and clear of all Liens, other than Permitted Liens) the Intellectual Property set forth in Section 3.15(a)(1) of the Disclosure Letter. Section 3.15(a)(2) of the Disclosure Letter sets forth all material licenses granted to the Company or its subsidiaries to use third-party Intellectual Property used by the Company or any of its subsidiaries in the operation of its businesses.
(b) (i) To the Sellers’ Knowledge, the Company and its subsidiaries have the right to use all material Intellectual Property used in the operation of the business of the Company and its subsidiaries as of the date hereof, and, subject to receipt of the Third-Party Consents set forth in Section 3.4(c) of the Disclosure Letter, upon the consummation of the transactions contemplated by this Agreement the Company and its subsidiaries will have the right, as of the Closing Date, to use all material Intellectual Property used in the operation of the business of the Company and its subsidiaries as of the Closing Date. To the Sellers’ Knowledge, neither the Company nor any of its subsidiaries has infringed upon, misappropriated or violated the Intellectual Property of any other Person. To the Sellers’ Knowledge, and except for infringement, misappropriation or violation that would not be reasonably likely to be material to the Company and its subsidiaries taken as a whole, no other Person is interfering with, infringing upon, misappropriating or violating the Intellectual Property owned by the Company or any of its subsidiaries.
     (ii) No claims or proceedings are pending or, to the Sellers’ Knowledge are threatened, against the Company or any of its subsidiaries, alleging that either the Company or any of its subsidiaries has infringed upon or otherwise violated any known right or claimed right of any Person under or with respect to any Intellectual Property of such Person.
     (iii) To the Sellers’ Knowledge, neither the Company nor any of its subsidiaries has used any confidential information or trade secrets in violation of the rights of any Person.
     (iv) To the Sellers’ Knowledge, (A) neither the Company nor any of its subsidiaries has disclosed to any Person not otherwise obligated to maintain the confidentiality thereof any material trade secret or other material Intellectual Property owned by the Company or such subsidiary the value of which is contingent upon confidentiality without securing an appropriate confidentiality agreement with such Person, and (B) there have been no material violations of any such confidentiality obligations owed by such Person to the Company or any of its subsidiaries.
     3.16 Information Technology.
     (a) Section 3.16(a)(i) of the Disclosure Letter lists all Proprietary Software that is used by the Company or any of its subsidiaries in the operation of its business as of the date hereof. The Company and its subsidiaries are entitled to use all Proprietary Software (if any) and all other material computer software that is used by the Company or any of its subsidiaries for the operation of its business as of the date hereof, and, subject to receipt of the Third-Party Consents set forth in Section 3.4(c) of the Disclosure Letter, the Company and its subsidiaries will be entitled, as of immediately following the Closing, to use all Proprietary Software (if any) and all other material computer software that is used by the Company or any of its subsidiaries for the operation of its business as of the Closing Date, in each case pursuant to licenses or sublicenses granted to the Company or any of its subsidiaries by the owner or licensee of such software.
     (b) The Company and its subsidiaries have taken commercially reasonable actions (i) to protect the data contained in the Information Technology Systems directly related to the business of the Company and its subsidiaries and (ii) to protect against computer viruses, worms, trap or back doors, Trojan horses (but excluding any of the foregoing that may be included or introduced in the Information Technology Systems by licensors, sublicensors, service providers, contractors, consultants or other vendors) that would improperly and materially interfere with the operation or use of such Information Technology Systems by the Company and its subsidiaries (collectively, “Malicious Instructions”).

     (c) To the Sellers’ Knowledge, during the past twelve months, none of the Information Technology Systems directly related to the business of the Company and its subsidiaries has experienced any material failures, breakdowns, Malicious Instructions, data losses, data-integrity problems, successful hacking attempts, or security breaches that, alone or in the aggregate, have caused any substantial disruption or substantial interruption in or to the use of any such Information Technology Systems by the Company and its subsidiaries.
     (d) To the Sellers’ Knowledge, none of the Proprietary Software (if any) contains code that is, or is based on, so- called open source software or shareware, in each case, that is subject to any license that requires distribution of any Proprietary Software at no charge.
     (e) To the Sellers’ Knowledge, all of the material Content used on the Company’s, and each of its subsidiaries’, web sites, is owned or licensed by Company or its subsidiaries.
     3.17 Labor Disputes. There are no strikes, work stoppages, picketing, or slowdowns or labor disputes or claims of unfair labor practices pending or, to the Sellers’ Knowledge, threatened against the Company or any of its subsidiaries. No employees of the Company or any of its subsidiaries are union employees or otherwise subject to any collective bargaining agreement or other union or labor contract. No union or labor organizing or election activities involving any employees of the Company or any of its subsidiaries are in progress or, to the Sellers’ Knowledge, have been threatened.
     3.18 Finders or Investment Bankers. None of the Sellers (or any of their officers, directors, or Affiliates), the Company, or any of its subsidiaries has incurred or become liable for any fee or similar compensation to any investment banker, business consultant, financial adviser, broker, or finder in connection with the transactions contemplated by this Agreement.
     3.19 Insurance. Section 3.19 of the Disclosure Letter sets forth a list of all insurance policies owned or held by the Company and its subsidiaries and the amount of coverage of and risks insured by such policies, which policies are in full force and effect.
     3.20 Real Estate.
     (a) Neither the Company nor any of its subsidiaries owns, or has ever owned, any real property.

(b) (i) Section 3.20(b) of the Disclosure Letter identifies all leases and other arrangements (the “Real Property Leases”) under which, as of the date of this Agreement, the Company or any of its subsidiaries uses, occupies, or has the right to use or occupy any real property (the building space and other improvements covered by the Real Property Leases being collectively called the “Leased Real Property”). The Leased Real Property is the only real property occupied by the Company or any of its subsidiaries.
     (ii) Each Real Property Lease is valid, binding, in full force and effect, and enforceable in accordance with its terms (subject to proper authorization and execution of such Real Property Lease by the other party thereto and except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity); all rent and other sums and charges payable by the Company or any of its subsidiaries as tenant thereunder are current and not delinquent; no notice of default or termination under any Real Property Lease is outstanding; neither the Company nor any of its subsidiaries (and, to the Sellers’ Knowledge, no other party) is in breach of any material provision of any of the Real Property Leases, and no termination event or condition or uncured default on the part of the Company or any of its subsidiaries exists under any of the Real Property Lease and to the Sellers’ Knowledge, no event has occurred and no condition exists that constitutes or, with the giving of notice or the lapse of time or both, would constitute, such a default or termination event or condition.
     (iii) The Sellers have provided or made available to Parent correct and complete copies of each Real Property Lease, and any estoppel certificates, subordination agreements or similar instruments that would preclude assertion of any claim by the tenant under any Real Property Lease, affect any of the tenant’s rights or obligations under any Real Property Lease, or otherwise be binding upon any successor to the Company’s, or its subsidiary’s, position under any Real Property Lease.
     (iv) Except for the Real Property Leases, there is no lease (including any sublease) or occupancy agreement in effect with respect to any Leased Real Property. The Company has not received any written notice of any pending or threatened proceeding regarding condemnation or other eminent domain proceeding affecting any Leased Real Property or any sale or other disposition of Leased Real Property in lieu of condemnation. The Company or its subsidiary has good title to the leasehold estate and other rights of the tenant with respect to the property affected by each Real Property Lease, free and clear of all Liens, except for (A) Permitted Liens or (B) any Lien on the applicable fee title, the payment or performance of which is not the responsibility of the Company or its subsidiary as tenant under the applicable Real Property Lease.

     (v) The use and occupancy by the Company and its subsidiaries of the Leased Real Property is in compliance in all material respects with all Applicable Legal Requirements.
     (vi) There are no rights of first refusal, first options, or other rights held by the Company or any of its subsidiaries with respect to any Real Property Lease that are not contained within the Real Property Lease; and neither the Company nor any of its subsidiaries has exercised any option or right to terminate, renew, or extend or otherwise affect the rights or obligations of the tenant under any Real Property Lease.
     3.21 Powers of Attorney. Section 3.21 of the Disclosure Letter sets forth a list of all powers of attorney granted or entered into by the Company or any of its subsidiaries that are in effect as of the date hereof.
     3.22 Transactions with Affiliates, Stockholders, and Others. Except with respect to any Contracts to be terminated at the Closing:
     (a) neither the Company nor any of its subsidiaries has any liability for indebtedness for borrowed money owing to any stockholder, member, equity holder, consultant, employee, director, officer, or Affiliate of the Company or any of its subsidiaries;
     (b) no stockholder, member, equity holder, consultant, employee, director, officer, or Affiliate of the Company or any of its subsidiaries has, or on the Closing Date will have, any liability for any indebtedness for borrowed money owing to the Company or any of its subsidiaries, except for ordinary business expense advances; and
     (c) no stockholder, member, equity holder, consultant, employee, director, officer, or Affiliate of the Company or any of its subsidiaries or, to the Sellers’ Knowledge, any individual related by blood, marriage, or adoption to any such Person, is a party to any contract, agreement, arrangement or transaction with the Company or any of its subsidiaries that will survive the Closing or has any material interest in any property or asset used by the Company or any of its subsidiaries (including any Intellectual Property or Proprietary Software ), in each case involving amounts in excess of $25,000.
     3.23 No Other Representations. THE COMPANY IS NOT MAKING ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER (INCLUDING, ANY REPRESENTATION RELATING TO ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE 3 AND THE CERTIFICATE DELIVERED AT THE CLOSING PURSUANT TO SECTION 7.3, AND EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 3 OR IN THE CERTIFICATE DELIVERED AT THE CLOSING PURSUANT TO SECTION 7.3, THE CONDITION OF THE ASSETS, PROPERTIES AND RIGHTS OF THE

COMPANY OR ANY OF ITS SUBSIDIARIES SHALL BE “AS IS,” “WHERE IS” AND “WITH ALL FAULTS.”
ARTICLE 3A
REPRESENTATIONS AND WARRANTIES AS TO THE SELLERS
     Except as set forth in the Disclosure Letter, each Seller, only as to such Seller and not as to any other Seller, represents and warrants to the Parent and Buyer as follows:
     3A.1 The Securities. Such Seller has, in the case of clauses (a), (b), and (c), and will have at the Closing in the case of clause (d), good and valid title to (a) the number of Shares set forth opposite such Seller’s name on Schedule I hereto, (b) as of the date hereof, the Company Warrants set forth opposite such Seller’s name on Schedule I hereto, (c) the Notes and Debentures set forth opposite such Seller’s name on Schedule I hereto, and (d) the Redemption Notes set forth opposite such Seller’s name on Schedule III hereto, in each case free and clear of any Liens. At the Closing, Buyer will receive good and valid title to all of the Outstanding Common Shares, Notes, Debentures, and Redemption Notes held by such Seller, free and clear of any Liens. The Securities owned by such Seller are not, and at Closing the Notes, the Debentures, the Redemption Notes, and the Outstanding Common Shares will not be, subject to any voting trust agreement, proxy, or other contract, agreement, commitment, understanding, or arrangement, including any such contract, agreement, commitment, understanding, or arrangement restricting or otherwise relating to voting or distribution rights with respect there to or disposition thereof, other than this Agreement and as set forth in Section 3A.1 of the Disclosure Letter. Schedule I hereto sets forth whether such Seller is a current employee (or controlled by a current employee) of the Company or any of its subsidiaries (and, if so, the name of such employee).
     3A.2 Authorization; Execution; Capacity. Each Seller that is not a natural person is an entity duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation and has the power and authority to execute and deliver this Agreement and the Ancillary Documents, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. Each Seller that is a natural person has the legal capacity to execute and deliver this Agreement and the Ancillary Documents, to perform his obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance of this Agreement and the Ancillary Documents, and the consummation by each Seller of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action on the part of such Seller. This Agreement has been, and at the Closing the Ancillary Documents will be, duly and validly executed and delivered by each Seller, and this Agreement constitutes, and at the Closing each Ancillary Document will constitute, a valid and binding agreement on such Seller’s part, enforceable against such Seller in accordance with its terms, except as the enforceability hereof may be limited by bankruptcy, insolvency, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

     3A.3 Notices, Consents, and Approvals. The execution, delivery, and performance by each Seller of this Agreement and the Ancillary Documents and the consummation by such Seller of the transactions contemplated hereby and thereby will not:
     (a) require such Seller to obtain or make any Consents, Filings, or Notices, except for any filings which may be required by the HSR Act;
     (b) violate, conflict with, or result in the breach of any of the terms of, accelerate, result in a modification of the effect of, otherwise cause the termination of or give any other contracting party the right to terminate, or constitute a default (or give rise to any right of termination, cancellation, or acceleration) under, or create a penalty under, any of the provisions of any note, bond, contract, agreement, or other instrument or obligation to which such Seller or the Securities owned by such Seller is a party or is subject;
     (c) violate any Applicable Legal Requirements or any Orders applicable to such Seller or to the Securities owned by such Seller;
     (d) violate any provision of the organizational documents of such Seller, if such Seller is an entity; or
     (e) result in the creation of any Lien on the Securities owned by such Seller.
     3A.4 Legal Proceedings. No Legal Proceeding is pending or, to the knowledge of such Seller, threatened against or relating to such Seller to restrain or prevent the carrying out of the transactions contemplated by this Agreement or that would be reasonably likely to adversely affect, or prevent, the purchase and sale of such Seller’s Outstanding Common Shares, Notes, Debentures, Redemption Notes or otherwise materially impair the ability of such Seller to perform such Seller’s obligations under this Agreement.
     3A.5 Private Placement. In connection with their acquisition of shares of Parent Common Stock pursuant to this Agreement, each of the Sellers listed on Schedule II hereto (the “Accredited Sellers”) represents to Parent and Buyer as follows:
     (a) Such Seller has been provided the opportunity to ask questions and receive answers concerning Parent and the transaction in which the shares of Parent Common Stock are being issued, and to obtain any other information such Seller deems necessary to verify the accuracy of the information provided to such Seller; and has otherwise acquired information about Parent sufficient to reach an informed and knowledgeable decision to acquire such Seller’s pro rata portion of the shares of Parent Common Stock being issued pursuant to this Agreement. Such Seller is acquiring such shares of Parent Common Stock for such Seller’s own account for investment purposes only and not with a view to, or for resale in connection with, any “distribution” thereof for purposes of the Securities Act.
     (b) Such Seller is aware of the provisions of Rule 144 promulgated by the SEC under the Securities Act (“Rule 144”), which, in substance, permits limited public resale of “restricted securities” acquired, directly or indirectly, from the issuer thereof (or from an affiliate of the issuer), in a nonpublic offering subject to the satisfaction of certain conditions.
     (c) Such Seller understands that the shares of Parent Common Stock being issued pursuant to this Agreement have not been registered under any state, federal, or other securities laws, nor has any prospectus been filed with respect thereto, and that such shares may not be offered or sold without compliance with applicable securities laws, whether through registration of the offer and sale of such shares, the filing of, and obtaining of a final receipt for, a prospectus in respect of such offer and sale of such shares, or in reliance upon one or more exemptions from registration or prospectus requirements available under applicable securities laws.
     (d) Such Seller understands that the certificate evidencing such Seller’s pro rata portion of such shares will be imprinted with a legend in substantially the following form:
THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY FEDERAL, STATE OR OTHER SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, OR ASSIGNED EXCEPT (i) PURSUANT TO REGISTRATIONS THEREOF UNDER SUCH LAWS, OR (ii) IF, IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY, THE PROPOSED TRANSFER MAY BE EFFECTED IN COMPLIANCE WITH APPLICABLE SECURITIES LAWS WITHOUT SUCH REGISTRATIONS.
     (e) Such Seller is an “accredited investor” as defined in Rule 501 promulgated under the Securities Act. Such Seller has such knowledge and experience in financial, tax, and business matters in general, and investments in securities in particular, that such Seller is capable of evaluating the merits and risks relating to such Seller’s acquisition of such Seller’s pro rata portion of the shares of Parent Common Stock being issued pursuant to this Agreement and making an informed investment decision with respect to such acquisition.
     (f) Such Seller has carefully read this Agreement and has discussed the limitations upon such Seller’s ability to dispose of such shares of Parent Common Stock with the Seller’s own counsel, to the extent the Seller has felt necessary.
     3A.6 Legal and Other Advice. If such Seller will receive shares of Parent Common Stock hereunder, such Seller has consulted with such Seller’s own counsel and accountant for advice concerning the various legal, tax, and economic considerations relating to such investment, including the limitations on trading such shares of Parent Common Stock and the resale restrictions imposed by applicable securities laws. Such Seller acknowledges that neither Parent nor Buyer nor any other Seller has made any representation regarding any holding periods or other resale restrictions applicable to such shares of Parent Common Stock and that such

Seller is solely responsible for determining what the restrictions are and for compliance therewith.
     3A.7 No Other Representations. NO SELLER IS MAKING ANY REPRESENTATION OR WARRANTY, JOINT OR SEVERAL, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER WITH RESPECT TO HIMSELF, HERSELF OR ITSELF (EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE 3A AND THE CERTIFICATE DELIVERED AT THE CLOSING PURSUANT TO SECTION 7.3) OR WITH RESPECT TO ANY OTHER SELLER OR ANY OTHER SELLER’S NOTES, DEBENTURES, SHARES, REDEMPTION NOTES, OR OTHER RIGHTS OR INTERESTS IN THE COMPANY OR ITS SUBSIDIARIES OR UNDER THIS AGREEMENT.
     3A.8 Acknowledgement by Sellers. Each Seller acknowledges that it has conducted to its satisfaction an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of Parent and its Affiliates and, in making its determination to proceed with the transactions contemplated by this Agreement, such Seller has relied on the results of its own independent investigation and verification and the representations and warranties of Parent and Buyer expressly and specifically set forth in Article 4 and the certificate delivered at the Closing pursuant to Section 8.2. THE REPRESENTATIONS AND WARRANTIES BY PARENT AND BUYER SPECIFICALLY SET FORTH IN ARTICLE 4 AND THE CERTIFICATE DELIVERED PURSUANT OT SECTION 8.2 CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES TO SELLERS AND THE COMPANY IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND EACH SELLER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE EXPRESSED OR IMPLIED (INCLUDING ANY OTHER REPRESENTATIONS OR WARRANTIES RELATING TO THE FUTURE OR HISTORICAL FINANCIAL CONDITION, RESULTS OF OPERATIONS, PROJECTIONS OR FORECASTS OF OR RELATING TO PARENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE BUSINESSES OR THE PARENT COMMON STOCK) ARE SPECIFICALLY DISCLAIMED BY PARENT AND BUYER, ARE NOT BEING RELIED UPON BY ANY SELLER AND SHALL NOT (EXCEPT AS OTHERWISE EXPRESSLY REPRESENTED TO IN THIS AGREEMENT) FORM THE BASIS OF ANY CLAIM AGAINST PARENT, BUYER, THE COMPANY, ITS SUBSIDIARIES OR ANY OF THEIR RESPECTIVE ADVISORS OR AFFILIATES, OR ANY OF THE RESPECTIVE AFFILIATES OR REPRESENTATIVES OF THE FOREGOING, WITH RESPECT THERETO OR WITH RESPECT TO ANY RELATED MATTER. NEITHER PARENT NOR BUYER MAKES OR PROVIDES, PARENT AND BUYER EXPRESSLY DISCLAIM, AND EACH SELLER HEREBY WAIVES, ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, AS TO THE FUTURE OR HISTORICAL FINANCIAL CONDITION, RESULTS OF OPERATIONS, PROJECTIONS OR FORECASTS OF OR RELATING TO PARENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE BUSINESSES OR THE PARENT COMMON STOCK, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE 4 AND THE CERTIFICATE DELIVERED AT THE CLOSING PURSUANT TO SECTION 8.2.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER
     Parent and Buyer, jointly and severally, represent and warrant to the Sellers as follows:
     4.1 Corporate Organization.
     (a) Each of Parent and Buyer is a corporation duly organized, validly existing, and in good standing under Delaware law and has all requisite corporate power to carry on its business as now being conducted.
     (b) Each of Parent and Buyer is duly qualified or registered to do business and is in good standing in each jurisdiction in which the nature of its business makes such qualification or licensing necessary, except for such failures that, individually or in the aggregate, would not be reasonably likely to materially impair the ability of Parent or Buyer to consummate the transactions contemplated by this Agreement.
     4.2 Authorization and Execution. Each of Parent and Buyer has the organizational power and authority required to execute and deliver this Agreement and the Ancillary Documents, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance of this Agreement and the Ancillary Documents by Parent and Buyer and the consummation by Parent and Buyer of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Buyer. This Agreement has been, and at the Closing the Ancillary Documents will be, duly and validly executed and delivered by Parent and Buyer, and this Agreement constitutes, and at the Closing each Ancillary Document will constitute, a legal, valid, and binding agreement on the part of Parent and Buyer, enforceable against Parent and Buyer in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.
     4.3 Non-Contravention. The execution, delivery, and performance by Parent and Buyer of this Agreement and the Ancillary Documents and the consummation by Parent and Buyer of the transactions contemplated hereby and thereby will not (except as would not, individually or in the aggregate, materially impair the ability of Parent and Buyer to consummate the transactions contemplated by this Agreement and the Ancillary Documents):
     (a) require Parent and Buyer to obtain or make any Consents, Filings, or Notices, except for:
     (i) any filings which may be required by the HSR Act;
     (ii) the Consents, Filings, and Notices set forth in Schedule 4.3(a); and
     (iii) the filings, permits, and approvals necessary under applicable federal and state securities laws, if any;

     (b) violate any Applicable Legal Requirements or Orders;
     (c) violate any provision of the certificate of incorporation or bylaws of Parent or Buyer; or
     (d) violate, conflict with, or result in the breach of any of the terms of, accelerate, result in a modification of the effect of, require the consent of or other action by any Person under, or cause the termination of or give any other contracting party the right to terminate, or constitute a default (or give rise to any right of termination, cancellation, or acceleration) under, or create a penalty under, any provision of any material Contract to which Parent or Buyer is a party or to which it is subject.
     4.4 Pending Actions. There is no pending or, to the Knowledge of Buyer, threatened in writing, Legal Proceeding against or relating to Parent or Buyer to restrain or prevent the carrying out of the transactions contemplated by this Agreement or that would be reasonably likely to materially impair the ability of Parent or Buyer to perform its obligations under this Agreement.
     4.5 Financial Capability. On the Closing Date, Parent or Buyer will have the funds necessary to consummate the transactions contemplated herein. For the avoidance of doubt, Parent’s obligation to close is not subject to any condition with regard to receipt of financing.
     4.6 Finders or Investment Bankers. Neither Parent nor Buyer nor any of their officers, directors, or Affiliates has incurred or become liable for any fee or similar compensation to any investment banker, business consultant, financial advisor, broker or finder in connection with the transactions contemplated by this Agreement to whom the Company or the Sellers could be liable for any fees or other obligations.
     4.7 SEC Reports. Since January 1, 2009, Parent has filed all reports, schedules, forms, prospectuses, registration statements, proxy statements, and other filings, together with any amendments required to be made with respect thereto, that it has been required to file with the SEC under the Exchange Act and the Securities Act (collectively and together with all documents filed on a voluntary basis on Form 8-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “SEC Reports”). As of (a) with respect to all of the SEC Reports other than registration statements filed under the Securities Act, the respective dates of their filing with the SEC, and (b) with respect to all registration statements filed under the Securities Act, their respective effective dates, the SEC Reports complied in all material respects with the rules and regulations of the SEC under the Exchange Act and the Securities Act, and none of the SEC Reports, nor any other communication disseminated by Parent to its stockholders since January 1, 2009, as of their respective dissemination dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein not misleading.
     4.8 Parent Common Stock. All of the shares of Parent Common Stock being delivered to the Accredited Sellers (or to the Escrow Agent on their behalf) pursuant to this

Agreement at and after the Closing will be duly authorized and validly issued, fully paid and nonassessable.
     4.9 Regulatory Issues. Neither Parent nor its Affiliates has, and none of them at Closing will have, a Regulatory Issue.
     4.10 No Other Representations. NEITHER PARENT NOR BUYER IS MAKING ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER (INCLUDING ANY REPRESENTATION RELATING TO THE FUTURE OR HISTORICAL FINANCIAL CONDITION, RESULTS OF OPERATIONS, PROJECTIONS OR FORECASTS OF OR RELATING TO PARENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE BUSINESSES, OR THE PARENT COMMON STOCK) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE 4 AND THE CERTIFICATE DELIVERED AT THE CLOSING PURSUANT TO SECTION 8.2.
     4.11 Acknowledgement by Parent and Buyer. Each of Parent and Buyer acknowledges that it has conducted to its satisfaction an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company and its subsidiaries and, in making its determination to proceed with the transactions contemplated by this Agreement, Parent and Buyer have relied on the results of their own independent investigation and verification and the representations and warranties of the Company and the Sellers expressly and specifically set forth in Articles 3 and 3A, as qualified by the Disclosure Letter, and the certificate delivered at the Closing pursuant to Section 7.3. SUCH REPRESENTATIONS AND WARRANTIES BY THE COMPANY AND THE SELLERS CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES TO PARENT AND BUYER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND PARENT AND BUYER UNDERSTAND, ACKNOWLEDGE AND AGREE THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE EXPRESSED OR IMPLIED (INCLUDING ANY OTHER REPRESENTATIONS OR WARRANTIES RELATING TO THE FUTURE OR HISTORICAL FINANCIAL CONDITION, RESULTS OF OPERATIONS, PROJECTIONS OR FORECASTS WITH RESPECT TO THE REVENUES, ASSETS OR LIABILITIES OF THE COMPANY OR ANY OF ITS SUBSIDIARIES, OR THE QUALITY, QUANTITY OR CONDITION OF THE COMPANY’S OR ITS SUBSIDIARIES’ ASSETS) ARE SPECIFICALLY DISCLAIMED BY THE SELLERS AND THE COMPANY, ARE NOT BEING RELIED UPON BY PARENT OR BUYER AND SHALL NOT (EXCEPT AS OTHERWISE EXPRESSLY REPRESENTED TO IN THIS AGREEMENT) FORM THE BASIS OF ANY CLAIM AGAINST THE SELLERS, THE COMPANY, ITS SUBSIDIARIES OR ANY OF THEIR RESPECTIVE ADVISORS OR AFFILIATES, INCLUDING, WITHOUT LIMITATION, THE SELLERS’ REPRESENTATIVES, OR ANY OF THE RESPECTIVE AFFILIATES OR REPRESENTATIVES OF THE FOREGOING WITH RESPECT THERETO OR WITH RESPECT TO ANY RELATED MATTER. NEITHER THE SELLERS NOR THE COMPANY MAKES OR PROVIDES AND THEY EXPRESSLY DISCLAIM, AND PARENT AND BUYER HEREBY WAIVE, ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, AS TO THE QUALITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR CONDITION OF THE COMPANY’S OR ITS

SUBSIDIARIES’ ASSETS OR ANY PART THEREOF, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLES 3 AND 3A AND THE CERTIFICATE DELIVERED AT THE CLOSING PURSUANT TO SECTION 7.3.
ARTICLE 5
COVENANTS
     5.1 Conduct of Business.
     (a) Except as expressly contemplated by this Agreement, during the period commencing on the date hereof and ending upon the Closing, the Stockholders shall cause the operations of the Company and its subsidiaries to be conducted only in the ordinary course of business in a manner consistent with past practices, and, without limiting the generality of the foregoing, the Stockholders shall cause the Company and its subsidiaries to:
     (i) use commercially reasonable efforts to retain their Employees and preserve present business relationships with Advisory Clients, other clients and customers, representatives, and others having business dealings with the Company or any of its subsidiaries;
     (ii) maintain their material assets in customary repair, order, and condition;
     (iii) maintain their Books and Records consistent with past practices and in accordance with the principles used in the preparation of the Most Recent Financial Statements;
     (iv) use commercially reasonably efforts to maintain, and cause their respective directors, officers, Employees, agents and other representatives to maintain, all Material Permits;
     (v) maintain the current insurance coverage levels upon their assets and properties and with respect to the conduct of their business;
     (vi) use commercially reasonably efforts to ensure that Persons that have material contractual relationships with the Company or any of its subsidiaries (including Advisory Clients) or material contractual or investor relationships with any Advised Fund, Sub-Advised Fund, or Sponsored Fund continue such relationships, in the ordinary course consistent with past practice, through the Closing (it being understood that, for purposes of clarification, absent fraud, breach or purported breach of this covenant shall not be a condition to Buyer’s or Parent’s obligations to close, and Parent’s and Buyer’s sole and exclusive remedy in case of such breach or purported breach shall be such adjustment, if any, as results under Section 1.4); and

     (vii) maintain their organizational existence in good standing.
     (b) Without limiting the generality of Section 5.1(a), except as otherwise expressly provided in this Agreement (including the redemption of the Company Warrants and the issuance of the Redemption Notes) or as set forth on Schedule 5.1, during the period commencing on the date hereof and ending upon the Closing, the Stockholders will not permit the Company or any of its subsidiaries to:
     (i) amend its Organizational Documents;
     (ii) authorize for issuance, issue, sell, pledge, deliver, or agree to do the same, any equity interests or any securities convertible into or exchangeable or exercisable for equity interests or redeem, purchase, or otherwise acquire any equity interests, other than any issuance pursuant to the terms of the Company’s existing Restricted Stock Plan of shares of capital stock to Persons who are stockholders of the Company as of the date hereof;
     (iii) increase the compensation, bonuses, or benefits payable or to become payable to any of its directors, officers, Employees, independent contractors, agents, or representatives, other than in the ordinary course of business consistent with past practices or as required under any Material Contract;
     (iv) without Parent’s prior written consent, (A) enter into any employment agreement with any person, (B) or enter into any severance agreement with, or grant any severance or termination pay to, any of its officers, employees, or independent contractors, or (C) terminate the employment of any Employee;
     (v) acquire any Person or material assets thereof, or join in any partnership, joint venture, association, or other business organization;
     (vi) incur any capital expenditure that is not provided for in the Budget;
     (vii) sell, assign, transfer, lease, mortgage, or otherwise encumber or subject to any Lien (other than Permitted Liens) or otherwise dispose of any of its material assets;
     (viii) create, incur, or assume any indebtedness for borrowed money or guarantee any indebtedness of another person other than borrowings under the Company’s existing revolving credit facility;
     (ix) enter into any new real estate lease or any contract that would have been a Material Contract had it been entered into on or before the date hereof or make any material change in any existing Advisory Contract, Material Contract or Real Property Lease other than as permitted pursuant to clauses (ii) and (iii) of this Section 5.1(b);

     (x) waive or release any material rights;
     (xi) enter into, adopt, terminate, or amend any Company Employee Plan other than any such actions taken in the ordinary course of business or as otherwise required by Applicable Legal Requirements;
     (xii) merge or consolidate with any Person;
     (xiii) make any change in any of the accounting principles followed by them or the methods of applying such principles (except, upon prior notice to Parent, changes required by GAAP);
     (xiv) make, change or revoke any election with respect to Taxes, change any Tax accounting period, adopt or change any method of Tax accounting, file any amended Tax Return, settle or compromise any Tax liability, enter into a closing agreement with any taxing authority, surrender any right to claim a refund for Taxes, consent to an extension of the statute of limitations applicable to any income Tax claim or assessment or take any action that would cause the Company (or any of its subsidiaries that is qualified as an S corporation as of the date hereof) to be disqualified as an S corporation;
     (xv) make any material change in the manner and timing of payment of trade and other payables; provided nothing in this clause (xv) or elsewhere in this Agreement shall prohibit the Company and its subsidiaries from making payments of principal or interest (whether fixed interest or contingent interest) on any indebtedness for borrowed money, including on the Senior Debt, the Debentures and the Notes;
     (xvi) make any material change in practices with respect to the collection of receivables and other realization of fees payable by Advisory Clients;
     (xvii) voluntarily divest itself of management of any Advised Fund or Sponsored Fund;
     (xviii) change the fees charged to any Advisory Client (other than in the ordinary course consistent with past practice);
     (xix) declare, make, or pay any dividend or other distribution; provided the Company shall be permitted to make dividend or distributions to the extent that the Sellers’ Representatives reasonably believe such dividends or distributions can be made without reducing Working Capital below the Working Capital Target;

     (xx) pay to, or permit to be paid to, any Employee, director, or officer any sums or other assets, except for ordinary compensation, bonuses, and benefits and fees and ordinary expense reimbursement;
     (xxi) split, combine, or reclassify any of its equity interests (including capital stock or membership interests) or make any other changes in its equity capital structure;
     (xxii) amend any of the terms of the Notes, Debentures, or Company Warrants, or any agreement relating to the Notes, Debentures, or Company Warrants, without the prior written consent of Parent; or
     (xxiii) agree to do any of the foregoing.
     (c) During the period commencing on the date hereof and ending upon the Closing, the Stockholders shall, subject to the Company’s and its subsidiaries’ fiduciary duties under Applicable Legal Requirements and Orders, cause each of the Advised Funds and Sponsored Funds to carry on its business in the ordinary course. The Stockholders shall not permit any Advised Fund or Sponsored Fund to (i) amend its organizational documents, (ii) enter into or assume any Contract or other modification thereof, or terminate any Contract, except (for Contracts other than Advisory Contracts) in the ordinary course of business, or (iii) merge or consolidate with, or agree to merge or consolidate with, or acquire any material amount of the assets of, or any equity investment in, any other Person (other than in connection with investment activities consistent with such Advised Fund’s or Sponsored Fund’s investment objectives and policies).
     5.2 Access and Information. Between the date of this Agreement and the Closing, the Stockholders shall afford Parent and its authorized representatives reasonable access during normal business hours and upon reasonable prior notice to all of the properties, personnel, books, and records of the Company and its subsidiaries (including work papers of the Company and its subsidiaries’ outside auditors), and shall promptly deliver or make available to Parent information concerning the business, properties, assets, and personnel of the Company and its subsidiaries as Parent may from time to time reasonably request.
     5.3 Third-Party Consents.
     (a) To the extent that any Third-Party Consent is required to be listed in Section 3.4(c) of the Disclosure Letter, except with respect to any Third-Party Consent relating to each Advised Fund and Sub-Advised Fund discussed in Section 5.3(b) below, in connection with the consummation of the transactions contemplated by this Agreement, the Stockholders shall use commercially reasonable efforts to obtain such Third-Party Consent on or prior to the Closing Date; provided, however, that notwithstanding anything to the contrary in this Agreement, neither the Company nor any of its Affiliates shall have any obligation under this Agreement to pay any money or other consideration to any Person or to initiate any claim or proceeding against any Person in order to obtain any Third-Party Consents.
     (b) The Sellers recognize that the consummation of the transactions contemplated in this Agreement will constitute an assignment and termination of the Advisory Contract with respect to each Advised Fund and Sub-Advised Fund under the terms of such Advisory Contracts and the Investment Company Act. The Stockholders shall use commercially reasonable efforts to cause the Company and its subsidiaries to obtain, as promptly as practicable following the date hereof, the due consideration and approval by the board of directors or trustees (as applicable) of each Advised Fund and Sub-Advised Fund (each such approval, a “Fund Board Approval”) of, in accordance with section 15 of the Investment Company Act, an interim Advisory Contract with the Company or its subsidiary to be in effect as of the Closing Date, and a new Advisory Contract with the Company or its subsidiary, which shall be in all material respects on the same terms and conditions as the terms of the Company’s or its subsidiary’s existing Advisory Contract relating to such Advised Fund or Sub-Advised Fund (with the exception of the effective and termination dates of such Advisory Contract). To the extent Fund Board Approval has been obtained with respect to a new Advisory Contract relating to an Advised Fund or Sub-Advised Fund in accordance with this Section 5.3(b), the Stockholders shall use commercially reasonable efforts to cause the sponsor of such Advised Fund or Sub-Advised Fund to obtain, as promptly as practicable following the date of such Fund Board Approval, and, if required under the Investment Company Act, the due consideration and approval by the shareholders of such Advised Fund or Sub-Advised Fund (each such approval, a “Fund Shareholder Approval”) of such new Advisory Contract in accordance with section 15 of the Investment Company Act, the applicable rules thereunder or any applicable Order with respect to an Advised Fund or Sub-Advised Fund. All costs and expenses incurred in connection with obtaining Fund Shareholder Approval, including printing, mailing, and solicitation expenses, shall be paid by Parent on behalf of Sellers; provided, however, that Sellers shall include as a liability on the Estimated Closing Statement an accrual for the reasonable estimated costs and expenses to be incurred in connection with obtaining Fund Shareholder Approval (including printing, mailing, and solicitation expenses).
     (c) With respect to each Separate Account Client, the Stockholders shall use commercially reasonable efforts to obtain, as promptly as practicable following the date hereof, such consent of such Separate Account Client to the “assignment” of its Advisory Contract resulting from the consummation of the transactions contemplated hereby as is required by the terms of such Advisory Contract and the Investment Advisers Act or state law or as otherwise set forth on Schedule 5.3(c) hereto (each such consent, a “Separate Account Consent”). The parties hereto agree that the Separate Account Consent for any such Advisory Contract shall be deemed given for all purposes of this Agreement as follows: (i) for those Advisory Contracts set forth on Schedule 5.3(c) and for all other Advisory Contracts for which written consent is required under Applicable Legal Requirements or Orders or the applicable Advisory Contract, upon receipt of written consent prior to the Closing Date; (ii) for Advisory Contracts (other than those set forth on Schedule 5.3(c)) for which consent other than written consent is sufficient under

Applicable Legal Requirements and Orders and the applicable Advisory Contract, (x) upon receipt of written consent prior to the Closing Date or (y) if no such written consent is received, if 45 days shall have passed since the sending of a notice of the transactions contemplated by this Agreement and the related assignment of the applicable Advisory Contract (which notice must be sent by the Company to the Separate Account Client at least 45 days prior to the Closing Date); provided, however, that any Advisory Client who has informed the Company or any of its subsidiaries, whether orally or in writing, of its intention to terminate or seek a material modification of the fee terms of its Advisory Contract with the Company or its subsidiary or put its account up for bid prior to the Closing Date shall be deemed not to have provided its Separate Account Consent unless, as of the Closing Date, such notice shall have been rescinded or withdrawn. For purposes of this Agreement, whenever written consent is required of an Advisory Client for which the assets under management by the Company and its subsidiaries are less than $10 million, such requirement shall be deemed satisfied if the Advisory Client provides consent via electronic mail or other electronic communication, provided that (1) a copy of such electronic communication from the Advisory Client is received prior to Closing and shall be kept by the Company and (2) any request of an Advisory Client to provide Separate Account Consent by the use of electronic means may be sent to the Advisory Client only after a request for written Separate Account Consent from the Advisory Client shall have been made. The Company shall use commercially reasonable efforts to cause Advisory Clients that have not entered into an Advisory Contract to (1) execute an Advisory Contract with the Company prior to Closing and (2) provide written Separate Account Consent prior to Closing.
     (d) With respect to each Sponsored Fund, the Stockholders shall use commercially reasonable efforts to notify and obtain, as promptly as practicable following the date hereof, such consents of investors in each of the Sponsored Funds as required under Applicable Legal Requirements and Orders to the “assignment” of such Sponsored Fund’s Advisory Contract resulting from the consummation of the transactions contemplated hereby (each such consent, a “Sponsored Fund Consent”).
     (e) Each of the parties hereto shall cooperate, jointly plan, and share information with respect to all material communications with any Advisory Clients with respect to the transactions contemplated by this Agreement and the operation of the business of the Company and its subsidiaries following the Closing. All notices and related materials distributed to any Advisory Client by the Company or any of its subsidiaries in connection with obtaining any Client Consents or any other Third-Party Consents pursuant to this Section 5.3 shall be in form and substance reasonably acceptable to Parent, and to the extent not restricted under the terms of the applicable Advisory Contract or Applicable Legal Requirements and Orders, Parent shall be provided the opportunity to review and comment on all such notices and related materials at least 24 hours prior to their distribution.
     (f) Upon the request of the Sellers’ Representatives, Parent shall use commercially reasonable efforts to assist the Stockholders in obtaining the Third-Party Consents pursuant to this Section 5.3, to the extent reasonably requested by the Sellers’

Representatives; provided, however, that notwithstanding anything to the contrary in this Agreement, neither Parent nor any of its Affiliates shall have any obligation under this Agreement to pay any money or other consideration to any Person or to initiate any claim or proceeding against any Person in order to obtain any Third-Party Consents.
     (g) Notwithstanding anything else in this Agreement, the parties hereto agree that the receipt of any particular number of Client Consents (or revenue associated therewith) shall in no event be a condition to Parent’s obligation to consummate the transactions contemplated by this Agreement, nor shall the failure to receive any such consent serve as the basis for any claim by Parent that any other closing condition has not been satisfied or for any claim for indemnification.
     5.4 Reasonable Efforts; Additional Actions. Each of the parties shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary or advisable to consummate the transactions contemplated by this Agreement, including using commercially reasonable efforts to fulfill the conditions to Closing set forth in Articles 7 and 8.
     5.5 Notice of Inaccuracy or Breach. Between the date of this Agreement and the Closing, each party shall give prompt notice to the other parties hereto upon becoming aware of (a) any false or inaccurate statement in any representation or warranty or in the Disclosure Letter made or provided herein or pursuant hereto by such party or (b) any material breach of any covenant or agreement made herein by such party. The Sellers’ Representatives, on behalf of the Sellers, will have the right from time to time prior to Closing to supplement or amend the Disclosure Letter with respect to any events or conditions arising, in the case of representations and warranties not qualified by Sellers’ Knowledge, or becoming known, in the case of representations and warranties qualified by Sellers’ Knowledge, after the date hereof and prior to Closing and which, if existing or known at the date of this Agreement would have been required to be set forth or described in the Disclosure Letter provided, however, that in connection with such amended or supplemented disclosure the Sellers’ Representatives shall notify Parent in writing that the information contained in such amended or supplemented disclosure constitutes a failure of the closing condition set forth in Section 7.1(a) in which case, for seven days following receipt of such amended or supplemented disclosure, Parent shall have the right to terminate this Agreement in accordance with Section 6.1(d) or Section 6.1(a), as applicable, and, in such event, Parent will be entitled only to the remedies in Section 6.2, if any. However, if Parent does not terminate this Agreement within seven days of receipt of such amended or supplemented disclosure, any such supplemental or amended disclosure will be deemed to have cured any breach of any representation and warranty in this Agreement to which such supplemental or amended disclosure relates for all purposes under this Agreement (including for purposes of indemnification provided for in Article 9 and for purposes of determining whether or not the closing condition in Section 7.1(a) has been satisfied) and Parent shall be deemed to have waived all claims or rights with respect to any such breach. Notwithstanding this Section 5.5, nothing herein shall prohibit the Company from (1) issuing any shares that have not been allocated to employees of the Company or its subsidiaries as of the date hereof pursuant to the Restricted Stock Plan of the Company in accordance with its terms as of the date hereof or (2) providing the information contemplated by Section 5.13 to be provided following the date hereof and prior to the Closing, and any updates or supplemental disclosures to the Disclosure Letter reflecting such matters shall not be deemed to constitute a failure of the closing condition set forth in Section 7.1(a).
     5.6 Non-Interference. The Sellers will not, and the Stockholders will not permit the Company or any of its subsidiaries to, take any action that is intended to discourage any Advisory Client, other customer or client, licensor, supplier, Employee, agent, or other business associate of the Company or any of its subsidiaries from maintaining the same business relationships with the Company and its subsidiaries after the Closing as it maintained with the Company and its subsidiaries before the Closing.
     5.7 No Shopping. From the date of this Agreement until the earlier of the Closing or the termination of this Agreement pursuant to Article 6, the Sellers will not, and will cause their Affiliates and representatives not to, and the Stockholders will cause the Company and its subsidiaries not to, directly or indirectly, solicit, encourage, facilitate, participate, or engage in (including by way of discussions, negotiations, or furnishing any nonpublic information concerning the businesses, properties, or assets of the Company or any of its subsidiaries), any proposal made by a Person other than Parent or Buyer for a merger or other business combination involving the Company or any of its subsidiaries, for the acquisition of any equity interest in the Company or any of its subsidiaries, or for the acquisition of a substantial portion of the assets of the Company or any of its subsidiaries (a “Third-Party Acquisition Proposal”). The Sellers’ Representatives will promptly advise Parent in writing of any Third-Party Acquisition Proposal that any Seller, the Company, or any of its subsidiaries receives or of which any of them becomes aware.
     5.8 Regulatory Matters.
     (a) Each of the parties shall (i) as soon as practicable after the date hereof, (A) file (or cause to be filed) such notices, registrations and requests as may be required with any Governmental Entity or SRO to consummate the transactions contemplated hereby, and (B) use commercially reasonable efforts to perform all tasks necessary to obtain or make all Consents, Filings and Notices necessary to consummate the transactions contemplated hereby, (ii) furnish the other parties with copies of all such documents (except documents or portions thereof for which confidential treatment has been requested or given) and correspondence (A) prepared for submission to any Governmental Entity or SRO and (B) received from any Governmental Entity or SRO, and (iii) use commercially reasonable efforts to consult with the other parties as to the status of such matters. To the extent that any document to be filed by any party contains any significant information relating to the other parties, prior to submitting document to any Governmental Entity or SRO, such party will permit the other parties to review such information and will consider in good faith their suggestions with respect thereto.
     (b)  In furtherance (and without limitation) of Section 5.8(a) above:
     (i) The Stockholders will cause the Company to: (A) within seven Business Days after the date of this Agreement, file the notification required under the HSR Act relating to the transactions contemplated by this Agreement with the United States Department of Justice and the Federal Trade Commission; and (B) promptly respond to inquiries from the United States Department of Justice and the Federal Trade Commission, or any other Governmental Entity, in connection with such notification.
     (ii) Parent will: (A) within seven Business Days after the date of this Agreement, file the notification required under the HSR Act relating to the transactions contemplated by this Agreement with the United States Department of Justice and the Federal Trade Commission; and (B) promptly respond to inquiries from the United States Department of Justice, the Federal Trade Commission, or any other Governmental Entity, in connection with any such notification.
     (c) Each of the parties agrees that none of the information regarding it or any of its Affiliates (or, with respect to the Stockholders, regarding the Company and its subsidiaries) supplied or to be supplied by it or on its behalf (or, with respect to the Stockholders, supplied by or on behalf of the Company and its subsidiaries) specifically for inclusion in any documents to be filed with any Governmental Entity or SRO in connection with the transactions contemplated by this Agreement will, at the respective times such documents are filed with any Governmental Entity or SRO, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and that all such information shall comply in all material respects with Applicable Legal Requirements.
     5.9 Management Changes; Company Organizational Matters.
     (a) The Stockholders will procure the resignation of or remove, effective upon the Closing, (i) all members of the board of directors of the Company and (ii) each member of the board of directors of the Company’s subsidiaries as Parent may request.
     (b) Effective upon the Closing, Parent will appoint Brien M. O’Brien to the position of Head of Asset Management, which position will be the senior leadership position for Parent and its Affiliates’ asset management business and a member of Parent’s Leadership Team.
     (c) The Company and the Sellers hereby agree, by their execution of this Agreement, that the Securityholders Agreement, dated November 2, 2005, by and among the Company and certain Sellers, and all obligations thereunder, shall terminate as of immediately following the Closing without any further action by the parties to such agreement.
     (d) The Company and TA Associates, Inc., as Representative (as such term is defined in each of the Warrant Purchase Agreement, the Note Purchase Agreement, the Debenture Purchase Agreement and the Non-Competition Agreement) hereby agree, by their execution of this Agreement, that each of the Warrant Purchase Agreement, Note Purchase Agreement, Debenture Purchase Agreement and Non-Competition Agreement

and all obligations thereunder shall terminate as of immediately following the Closing other than the obligations of the Company pursuant to the Note Purchase Agreement and Debenture Purchase Agreement to pay any amounts of principal and interest on the Notes and Debentures, as applicable.
     5.10 Stockholders’ Investment. From and after the Closing Date until the fifth anniversary of the Closing Date, each Stockholder whose After-Tax Cash Consideration is at least $200,000 will invest in domestic and international equity, fixed income, or specialty products managed by Parent or its Affiliates, including ARI (the “Investment Strategy Vehicles”) either through funds or separate accounts, at least 85% of all After-Tax Cash Consideration received by such Stockholder pursuant to Article 1 of this Agreement; it being agreed, for the avoidance of doubt, that (i) any funds invested by or on behalf of a Stockholder’s spouse, immediate family members, or any retirement account, trust or estate planning vehicle of which a Stockholder or a Stockholder’ spouse or immediate family members are beneficiaries shall count towards the satisfaction of such Stockholder’s obligations under this Section 5.10, (ii) nothing in this Agreement shall prohibit or restrict in any way any Stockholder or any of the Persons referred to in clause (i) from (A) transferring any amounts subject to this Section 5.10 to such Stockholder or the other Persons referred to in clause (i) or (B) from withdrawing from any Investment Strategy Vehicle any amounts distributed or accumulated with respect to profits, interest or dividends, (iii) in no event shall any Stockholder be required to deposit cash, securities or other assets in addition to the initial amount deposited pursuant to this Section 5.10 at Closing, whether as a result of declines in value of such investments or otherwise, and (iv) such investment shall be on terms and conditions (including with respect to fees or the waiver thereof) consistent with those applicable to employees of the Company and its subsidiaries as of the date hereof.
     5.11 Securities Law Matters.
     (a) Parent will use commercially reasonable efforts to make or obtain all necessary federal and state securities law filings, permits and approvals required to carry out the transactions contemplated by this Agreement.
     (b) The Stockholders will cause the Company to furnish to Parent all information concerning the Company, its subsidiaries, and the Stockholders as may be reasonably requested in connection with Parent’s actions pursuant to this Section 5.11.
     5.12 NYSE Listing. Parent will use commercially reasonable efforts to cause the Parent Common Stock issuable pursuant to Article 1 of this Agreement to be approved for listing on the NYSE, subject to official notice of issuance, before the Closing.
     5.13 Employee Retention Pool. On the Closing Date or as soon as practicable thereafter, Parent shall issue an aggregate of $7 million in restricted shares of Parent Common Stock under Parent’s 2010 Employment Inducement Award Plan (the “Plan”) to certain Employees as directed in written instructions prepared by Brien O’Brien in consultation with Parent and delivered to Parent no later than three Business Days prior to the Closing Date; provided, however, that such Employees shall not include Brien O’Brien or David Heller. For purposes of determining the number of shares to be issued, each such share shall be valued at the fair market value of a share of Parent Common Stock on the grant date thereof in accordance with Parent’s customary practices in issuing restricted stock to newly hired employees.  The shares granted pursuant to this Section 5.13 shall vest ratably on the first through the fifth anniversaries of the grant date, shall be registered under the Securities Act on Form S-8 (or if Form S-8 is unavailable, a Form S-3 resale shelf) at all times prior to their disposition by the employee, and shall be subject to the other terms and conditions of Parent’s standard form of employee restricted stock agreement and the Plan. If any of the shares granted pursuant to this Section 5.13 are forfeited pursuant to the terms of the restricted stock agreement covering such shares, (a) the forfeited shares shall again be available for issuance, as recommended by Parent’s Head of Asset Management to the compensation committee of Parent’s board of directors, under the Plan to newly hired employees of the Company or its subsidiaries or (b) other shares of Parent Common Stock shall be available for issuance as recommended by Parent’s Head of Asset Management to the compensation committee of Parent’s board of directors under another plan of Parent or its Affiliates to employees of the Company or its subsidiaries. Immediately prior to the Closing Date, the Company shall pay an aggregate of $3 million in cash to certain Employees as directed in written instructions prepared by Brien O’Brien in consultation with Parent and delivered to Parent no later than three Business Days prior to the Closing Date; provided, however, that such Employees shall not include Brien O’Brien or David Heller.
     5.14 Employee Matters.
     (a) Parent will, or will cause Buyer to, provide compensation and employee benefits to Employees employed immediately prior to the Closing (“Affected Employees”) that are substantially similar in the aggregate to compensation and benefits provided to similarly-situated employees of Parent or its domestic Affiliates. In addition, from and after the Closing, Brien O’Brien will receive certain additional benefits as set forth Schedule 5.14 hereto.
     (b) The Stockholders will cause the Company and its subsidiaries to take any actions necessary to terminate the Company and its subsidiaries’ 401(k) plan, retiree medical, individual life insurance policies and any other Company Employee Plan specified by Parent effective immediately prior to the Closing. Parent’s 401(k) plan will accept direct rollovers by eligible Affected Employees of their balances in the Company and its subsidiaries’ 401(k) plan, including rollovers of promissory notes evidencing outstanding loans, in accordance with the terms of Parent’s 401(k) plan. Notwithstanding anything to the contrary in Section 5.1, prior to Closing, the Company shall be permitted to contribute up to $300,000 to the Company and its subsidiaries’ 401(k) plan as a discretionary employer contribution for the 2009 plan year; such discretionary employer contribution shall be made in accordance with the terms of the Company and its subsidiaries’ 401(k) plan and allocated in accordance with Applicable Legal Requirements.
     (c) Nothing contained in this Section 5.14, express or implied, is intended to interfere with the right of Parent or any of its Affiliates to terminate or cause to be terminated the employment of any Affected Employee at any time, with or without cause, or to modify or terminate any employee benefit plan or program.

     (d) At such time as Parent or any of its domestic Affiliates extends any of its employee benefit plans, programs, or arrangements (“Parent Employee Plans”) to the Affected Employees, Parent will, or will cause any of its Affiliates (including Buyer) to, take such actions as are necessary to provide each Affected Employee with credit for service for the Company and its subsidiaries prior to the Closing Date for purposes of vesting, eligibility, and participation (but not benefit accruals), and for purposes of accrual of paid time off, under any Parent Employee Plan in which such Affected Employee may participate on or after the Closing Date in the same manner as if such service had been service for Parent or any of its Affiliates. Such service will only be credited to the extent such service was recognized by the Company and its subsidiaries prior to the Closing Date, and no credit will be required to the extent that such credit would result in duplication of benefits for the same period of service.
     (e) The Stockholders shall cause all bonuses payable to Employees with respect to 2009 either to be paid by the Company and its subsidiaries prior to the Closing Date or, to the extent not so paid, to be accrued as liabilities on the Estimated Closing Statement.
     (f) This Section 5.14 is not intended to amend any Parent Employee Plan or to confer third-party beneficiary rights on any person who is not a party to this Agreement.
     5.15 Pay-Off Letters. No later than two Business Days prior to the Closing Date, the Stockholders will cause the Company to cause each lender with respect to all indebtedness for borrowed money of the Company and its subsidiaries (other than the Notes, the Debentures, and the Redemption Notes) to prepare and deliver to the Company and Parent a pay-off letter (each a “Pay-Off Letter”), which Pay-Off Letter shall (a) include the per diem amount by which the indebtedness shall increase through the Closing or otherwise be updated, as necessary, on the Closing Date to specify the aggregate amount of indebtedness outstanding as of immediately prior to the Closing, (b) provide that upon payment of such amounts, all obligations of the Company and its subsidiaries with respect to such indebtedness shall be satisfied in full, (c) agree to release any and all Liens secured by such indebtedness, and (d) provide wire transfer information for such lender.
     5.16 Rule 144.
     (a) With a view to making available the benefits of certain rules and regulations of the SEC that may permit a Stockholder to resell the shares of Parent Common Stock issued to such Stockholder pursuant to Article 1 to the public without registration, Parent agrees to use commercially reasonable efforts to make and keep current public information available, as those terms are understood and defined in Rule 144.
     (b) Parent acknowledges that the holding period under Rule 144(d) with respect to the shares of Parent Common Stock issued pursuant to Article 1 will begin on the Closing Date (as distinguished from the date on which such shares vest under the Restricted Stock Agreement). At any time following the six-month anniversary of the Closing when vested shares of Parent Common Stock are to be sold under Rule 144, Parent will, if requested by the transfer agent for the Parent Common Stock, cause a legal opinion to be furnished to the transfer agent stating that the holding period under Rule 144 for such shares has been satisfied (and covering any other matters customarily included in Rule 144 opinions).
     5.17 Tax Matters.
     (a) Section 338(h)(10) Election.
     (i) The Stockholders and Parent shall, and if applicable shall cause their relevant Affiliates to, jointly make timely and irrevocable elections under Section 338(h)(10) of the Code and, if permissible, including on or after the Closing Date, similar elections under any applicable state, local, or foreign income tax laws with respect to Buyer’s acquisition of the Outstanding Common Shares (each, a “338(h)(10) Election”). The Stockholders, Parent, and Buyer shall (1) file all Tax Returns in a manner consistent with such 338(h)(10) Elections and (2) take no position contrary thereto, except to the extent required pursuant to a final determination (as defined in Section 1313(a) of the Code or any similar state, local or foreign tax provision).
     (ii) Each party agrees to cooperate with the other parties to take (or cause their relevant Affiliates to take) all actions necessary or appropriate to effect and preserve timely 338(h)(10) Elections. Buyer shall be responsible for preparing drafts of all forms, attachments and schedules necessary to effectuate the 338(h)(10) Elections (including IRS Forms 8023 and 8883 and any similar forms under applicable state or local income tax laws) (collectively, the “Section 338 Forms”). The Stockholders shall execute and deliver to Buyer at Closing IRS Form 8023 and any similar forms under applicable state or local income tax laws. The Stockholders shall execute and deliver to Buyer such other documents or forms as are reasonably requested and are required by any Applicable Legal Requirements to complete the Section 338 Forms or the 338(h)(10) Election.
     (iii) Buyer will prepare a 338(h)(10) Election allocation schedule setting forth the allocation (the “Allocation”) of the aggregate deemed sale price (as defined in Treasury Regulation Section 1.338-4), calculated using the Parent Average Stock Price to determine the grossed-up amount realized on the sale of recently purchased stock, among the assets of the Company in accordance with the principles set forth in Schedule 5.17(a) attached hereto (the “Allocation Schedule”) and deliver such Allocation to the Sellers’ Representatives within 90 days following the Closing Date. The Sellers will have the right to review such Allocation and, to the extent the Sellers disagree with the Allocation, the Sellers’ Representatives will notify Buyer in writing, within 30 days after receipt of such Allocation of any objections. If the Sellers’ Representatives and Buyer are unable to reach an agreement regarding the Allocation, then within 30 days following

Buyer’s receipt of the Sellers’ Representatives’ objection, any disagreement will be resolved by applying the procedures and principles of Section 1.4(c)(ii). The Allocation, as prepared by Buyer if no timely objection has been given by the Sellers’ Representatives, as adjusted pursuant to any agreement between the parties, or as determined pursuant to the decision of the Referee in accordance with the procedures and principles of Section 1.4(c)(ii), will be final (the “Final Allocation”). Any fees and expenses of the Referee will be borne 50% by the Sellers’ Representatives and 50% by Parent. Buyer and the Stockholders will cooperate in the preparation of all of the Section 338 Forms in a manner consistent with the Final Allocation. Buyer and the Stockholders will, or will cause their relevant Affiliates to timely file such Section 338 Forms with the applicable Governmental Entities. Buyer and the Stockholders agree that neither of them will, or will permit any of their Affiliates to, revoke the 338(h)(10) Election following the filing of the Section 338 Forms without the prior written consent of Buyer or the Sellers’ Representatives, as the case may be. Except to the extent required pursuant to a “determination” within the meaning of section 1313(a) of the Code, neither the Stockholders, Parent, nor Buyer will take, or permit any of their respective Affiliates to take, any position inconsistent with the 338(h)(10) Election and the Section 338 Forms, provided, however, that any post-Closing adjustments to the Purchase Price will be reflected as permitted by Applicable Legal Requirement or Order.
     (b) Preparation and Filing of Tax Returns.
     (i) The Stockholders shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns of the Acquired Companies required to be filed by the Acquired Companies after the Closing Date for any period ending on or prior to the Closing Date in a manner consistent with existing procedures and practices with respect to the treatment of specific items on the Tax Return, and the Stockholders will give to Parent a copy of any such Tax Returns at least 20 days prior to the due date of such Tax Returns, for Parent’s review and comment. If such Tax Return includes amounts for which the Parent or any of the Acquired Companies may be liable for the payment thereof (including pursuant to this Agreement), then such Tax Return shall also be subject to Parent’s consent, not to be unreasonably withheld.
     (ii) Except to the extent that such Tax Returns are the responsibility of the Stockholders under Section 5.17(b)(i), Parent shall timely prepare and file or shall cause to be timely prepared and filed all Tax Returns of the Acquired Companies. If any such Tax Return prepared (or caused to be prepared) by Parent relates to any Straddle Period, then such Tax Return will be prepared in accordance with the past practice of the Acquired Companies with respect to the treatment of specific items on the Tax Return, and Parent will give to the Sellers’ Representatives a copy of such Tax Return at least 20 days prior to the due date of such Tax Return, for the Sellers’ Representatives’ review and comment. If such Tax Return includes amounts for which the Stockholders are or may be liable for the payment thereof (including pursuant to this Agreement), then such Tax Return shall also be subject to Sellers’ Representatives’ consent, not to be unreasonably withheld.
     (c) Payment of Taxes.
     (i) Each Seller, on a pro rata basis in accordance with such Seller’s applicable proportionate interest set forth in the Indemnification Escrow Agreement (except as provided in clause (4) below), shall satisfy (or cause to be satisfied) in full when due and indemnify the Acquired Companies, Parent and its Affiliates against (1) all Taxes of the Acquired Companies for any Pre-Closing Period; (2) all Taxes of any member of an affiliated, consolidated, combined, unitary or similar group of which any Acquired Company (or any predecessor of any Acquired Company) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or foreign law or regulation; (3) all Taxes of any other Person that any Acquired Company is liable for as a result of transferee liability, successor liability, contractual liability or otherwise, in each case, that is attributable to an event or transaction occurring on or before the Closing Date; (4) one-half of any Transfer Taxes (which shall by satisfied by the Sellers on a pro-rata basis in accordance with each Seller’s Seller Proportionate Interest); and (5) all Taxes of the Acquired Companies resulting from making the 338(h)(10) Elections; provided, however, that Sellers shall have no obligation to satisfy any Taxes of the Acquired Companies, Parent or any of its Affiliates under any provision of this Agreement to the extent such Taxes were taken into account in the calculation of Working Capital as finally determined pursuant to Section 1.5.
     (ii) Parent will satisfy (or cause to be satisfied) in full when due all Taxes with respect to any period that is not a Pre-Closing Period. If Parent is required under Section 5.17(b)(ii) to file a Tax Return that involves Taxes for which the Sellers are responsible under Section 5.17(c)(i) and to which Section 5.17(c)(iv) applies, then no later than 10 Business Days before the filing of any such Tax Return, the Sellers will pay to Parent an amount equal to the amount of Taxes shown due on such Tax Return for which the Sellers are obligated with respect to such Tax Return.
     (iii) For the avoidance of doubt and in accordance with Section 9.5, other than as explicitly provided in Section 5.17(c)(iv), (1) the Acquired Companies, Parent and its Affiliates shall satisfy any claim for Taxes they may have under Section 5.17(c)(i) only out of the Indemnification Escrow Fund in accordance with the terms of the Indemnification Escrow Agreement, (2) the Indemnification Escrow Agreement shall serve as the sole source of recovery for any such claims and (3) in no event, at any time, shall the Acquired Companies, Parent or its Affiliates have any direct recourse against any Seller or the Sellers’ Representatives nor shall any Seller have any liability beyond such Seller’s applicable proportionate interest set forth in the Indemnification Escrow Agreement in the then remaining funds in the Indemnification Escrow Account.

     (iv) The limitations contained in Section 5.17(c)(iii) shall not apply to (1) any Taxes of the Acquired Companies required to be paid with respect to returns required to be filed by the Stockholders under Section 5.17(b)(i), (2) Sellers’ portion of any Taxes payable for a Straddle Period for which Sellers are liable under Section 5.17(c)(i), (3) Sellers’ portion of Transfer Taxes, as provided in Section 5.17(c)(i)(4), and (4) all Taxes of the Acquired Companies resulting from the 338(h)(10) Elections; provided, however, that this Section 5.17(c)(iv) (A) shall only apply to the amount of Taxes shown as payable on the related Tax Returns as originally filed and (B) shall not apply to the extent that such Taxes were taken into account in the calculation of Working Capital as finally determined pursuant to Section 1.5. For the avoidance of doubt, (x) the Acquired Companies, Parent and its Affiliates shall not be limited to satisfying any claim for such Taxes out of the Indemnification Escrow Fund in accordance with the terms of the Indemnification Escrow Agreement, (y) the Indemnification Escrow Agreement shall not serve as the sole source of recovery for any such claims and (z) the Acquired Companies, Parent and its Affiliates shall have direct recourse against any Seller or the Sellers’ Representatives and each Seller shall have liability for such Taxes to the full extent of such Seller’s liability for such Taxes under Section 5.17(c)(i).
     (v) For purposes of determining the amount of Taxes (other than Transfer Taxes) attributable to any Straddle Period, the portion of any such Tax that is attributable to the portion of the Straddle Period ending on the Closing Date shall be: (1) in the case of income and franchise Taxes or any other Taxes resulting from, or imposed on, sales, receipts, uses, transfers or assignments of property or other assets, payments or accruals to other persons (including wages), or any other similar transaction or transactions, the amount that would be payable for the portion of the Straddle Period ending on the Closing Date if the Company filed a separate Tax Return with respect to such Taxes solely for the portion of the Straddle Period ending on the Closing Date using a “closing of the books” methodology (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company holds a beneficial interest shall be deemed to terminate at such time); and (2) in the case of all other Taxes, an amount equal to the amount of Taxes for the entire Straddle Period multiplied by a fraction the numerator of which is the number of calendar days in the portion of the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period. For purposes of clause (1), any item determined on an annual or periodic basis (including amortization and depreciation deductions and the affects of graduated rates) shall be allocated to the portion of the Straddle Period ending on the Closing Date based on the relative number of days in such portion of the Straddle Period as compared to the number of days in the entire Straddle Period.
     (d) Assistance and Cooperation. From and after the Closing Date, each of the Stockholders and Redemption Noteholders, on the one hand, and Parent and Buyer, on the other, shall (and shall cause their respective Affiliates to) cooperate with and assist the other party in all reasonable respects to enable that party to (i) prepare any Tax

Returns that it is responsible for filing (or causing to be filed) with respect to any Acquired Company, and (ii) prepare for and participate in any audits or disputes with any Taxing Authority regarding, or relating to, any Tax Returns (including refund claims) of the Acquired Companies or any Affiliate of the Acquired Companies. Such cooperation and assistance shall include promptly forwarding copies of appropriate notices and other communications (including information document requests, revenue agent’s reports and similar reports, notices of proposed adjustments and notices of deficiency) received from or sent to any Taxing Authority; making available to the other party and to any Taxing Authority as reasonably requested all information, records, and documents relating to Taxes of the Acquired Companies; and executing any document (including waivers, consents or powers of attorney) that may be necessary or reasonably helpful in connection with the filing of any Tax Return (or claim for refund) of the Acquired Companies or any Affiliate of the Acquired Companies or in connection with any such audit or dispute.
     (e) Transfer Taxes. All sales, use, transfer, stamp, documentary, registration and similar Taxes arising from the transactions contemplated by this Agreement (“Transfer Taxes”) shall be paid 50% by the Sellers, on a pro rata basis in accordance with each Seller’s Seller Proportionate Interest, and 50% by Buyer when due, and Buyer will file all necessary Tax Returns and other documentation with respect to such Transfer Taxes, and, if required by Applicable Legal Requirements, the Stockholders shall join in the execution of any such Tax Returns and documentation. For the avoidance of doubt, Transfer Taxes shall not include the Illinois Personal Property Replacement Tax.
     5.18 Director and Officer Liability, Indemnification and Insurance.
     (a) For a period of six years after the Closing, Parent and Buyer shall not, and shall not permit the Company or any of its subsidiaries to, amend, alter, repeal, modify or terminate any provision in the Company’s or any subsidiary’s certificate of incorporation or by-laws (or other equivalent governing documents) relating to the exculpation or indemnification of any of its officers or directors (unless required by law), it being the intent of the parties that the officers and directors of the Company and each of its subsidiaries who existed as officers and directors of the Company or any of its subsidiaries, as applicable, at any time prior to Closing, and their family members, heirs, executors, administrators and other representatives (collectively, the “Covered Persons”), shall receive the same extent of exculpation and indemnification coverage after Closing as they were entitled to prior to Closing.
     (b) For a period of six years after Closing, Parent and Buyer shall cause the Company and its subsidiaries to maintain officers’ and directors’ liability insurance and fiduciary liability insurance in respect of acts or omissions occurring at or prior to Closing (“D&O Insurance”), covering the Covered Persons who are currently covered by the existing officers’ and directors’ or fiduciary liability insurance policies of the Company and its subsidiaries on terms no less advantageous to such Covered Persons than such existing insurance; provided, however, that in no event will Parent or Buyer be required to expend (or cause to be expended) in any one year an amount exceeding 200% of the annual premium currently paid by the Company and its subsidiaries for such insurance coverage; and, provided, further, that if the annual premium for such insurance coverage exceeds such amount, then Parent or Buyer will be obligated to maintain (or cause to be maintained) a policy with the greatest coverage available for a cost not exceeding such amount.
     (c) If Parent, Buyer, the Company or any of its subsidiaries, or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then Parent shall cause proper provisions to be made so that such Person assumes the obligations set forth in this Section 5.18.
     (d) This Section 5.18, which shall survive the Closing and shall continue for the periods specified herein, is intended to bind Parent, Buyer, the Company and its subsidiaries and inure to the benefit of the Covered Persons, each of whom may enforce the provisions of this Section 5.18 (whether or not parties to this Agreement). The provisions of this Section 5.18 are in addition to, and not in lieu of, any other rights to indemnification, contribution or exculpation or liability that any Covered Person may be entitled to or hereafter acquire under any law, agreement or provision of the certificate of incorporation or by-laws (or equivalent Organizational Documents) of Parent, Buyer, the Company or any of their subsidiaries.
     (e) To the extent permitted by law, Parent, Buyer, the Company and its subsidiaries shall be jointly and severally liable to pay all reasonable expenses, including reasonable attorneys’ fees and expenses, that may be incurred by any Covered Person in enforcing the obligations set forth in this Section 5.18. The obligations of Parent, Buyer, the Company and its subsidiaries under this Section 5.18 shall not be terminated or modified in such a manner as to adversely affect any Covered Person without the prior written consent of such Covered Person and shall survive Closing, it being expressly agreed that the Covered Persons to whom this Section 5.18 applies shall be third party beneficiaries of this Section 5.18.
     (f) Notwithstanding anything to the contrary in this Agreement, neither the Company nor any of its subsidiaries will be required to indemnify any Covered Person under the Company’s or such subsidiary’s certificate of incorporation or by-laws (or other equivalent Organizational Documents) or otherwise with respect to amounts payable to Parent or its Affiliates as a result of an indemnification claim by Parent or its Affiliates under Section 5.17 or Article 9; provided that notwithstanding this Section 5.18(f), if a Covered Person makes payments to Persons (other than Parent and its Affiliates) for which such Covered Person is entitled to indemnification or advancement of expenses under the Company’s or its subsidiaries’ certificate of incorporation or by-laws (or other equivalent Organizational Documents) or otherwise, Parent shall cause the Company or such subsidiary to honor such indemnification and expense advancement obligations in all circumstances; provided further, however, if such payments arose from a breach of a representation and warranty or covenant of the Covered Person or the Company under this Agreement, then, any such indemnification or expense advancement payments made by the Company and its subsidiaries shall be deemed Damages under Article 9 for which Parent may be entitled to indemnification from the Sellers; provided further that a Covered Person may not thereafter seek indemnification or expense advancement for any indemnification payments such Covered Person is required to make as a Seller pursuant to Article 9 with respect to such Damages.
     5.19 Section 15(f). Buyer acknowledges that the Company has entered into this Agreement in reliance upon the benefits and protections afforded by Section 15(f) of the Investment Company Act. In furtherance (and not limitation) of the foregoing, Buyer will use its best efforts to ensure compliance with the conditions of Section 15(f) of the Investment Company Act as it applies to the transactions contemplated by this Agreement. Without limitation of the foregoing, and recognizing that the Buyer will not control the Advised Funds or the Sub-Advised Funds, their boards of directors or trustees, or their third-party advisers, from and after the Closing Date, Buyer shall not take any action, or permit any of its Affiliates to take any action, that for a period of at least two years after the Closing Date, would impose on any Advised Fund or Sub-Advised Fund an “unfair burden” (within the meaning of Section 15(f) of the Investment Company Act) as a result of the transactions contemplated by this Agreement.
ARTICLE 6
TERMINATION
     6.1 Termination. This Agreement may be terminated at any time before the Closing:
     (a) by written agreement of Parent and the Sellers’ Representatives;
     (b) by Parent, if the transactions contemplated hereby have not been consummated on or before April 1, 2010 (the “End Date,” as such date may be extended by written agreement of Parent and the Sellers’ Representatives), provided that such failure is not due to the failure of Parent or Buyer to comply in all material respects with its obligations under this Agreement;
     (c) by the Sellers’ Representatives, if the transactions contemplated hereby have not been consummated on or before the End Date, provided that such failure is not due to the failure of any Seller to comply in all material respects with its obligations under this Agreement;
     (d) by Parent, if any of the conditions set forth in Article 7 have become impossible to fulfill on or prior to the End Date because of a breach of this Agreement by any of the Sellers (provided that such failure is not due to the failure of Parent or Buyer to comply in all material respects with its obligations under this Agreement) and provided such breach cannot be cured, or, if curable, remains uncured for a period of 10 days after the Sellers’ Representatives have received written notice of the occurrence of such breach, and such conditions have not been waived by Parent; or

     (e) by the Sellers’ Representatives, if any of the conditions set forth in Article 8 have become impossible to fulfill on or prior to the End Date because of a breach of this Agreement by Parent or Buyer (provided that such failure is not due to the failure of any Seller to comply in all material respects with its obligations under this Agreement) and provided such breach cannot be cured, or, if curable, remains uncured for a period of 10 days after the Parent has received written notice of the occurrence of such breach and such conditions have not been waived by the Sellers’ Representatives.
     6.2 Procedure and Effect of Termination. Upon termination of this Agreement by Parent or the Sellers’ Representatives under Section 6.1, written notice thereof shall forthwith be given to the other parties, and this Agreement (except for Article 10) shall terminate without further action by any of the parties. If this Agreement is terminated as provided herein, no party shall have any liability or further obligation to any other party to this Agreement, except to the extent the termination is the result of a willful and material breach (or, in the case of the representation in Section 4.5, any breach) by the party of a representation, warranty, or covenant contained in this Agreement, in which case the non-breaching party may pursue any legal or equitable remedies to which it may be entitled.
ARTICLE 7
CONDITIONS TO PARENT’S AND BUYER’S OBLIGATION TO CLOSE
     The obligation of Parent and Buyer to complete the transactions contemplated by this Agreement is subject to the satisfaction at or before the Closing of each of the following conditions, any of which may be waived (to the extent permitted by law), in writing, by Parent:
     7.1 Representations, Warranties, and Covenants.
     (a) The representations and warranties of the Company and the Sellers in Articles 3 and 3A of this Agreement (as modified by the Disclosure Letter) shall, in the aggregate, be true and correct as of the date of this Agreement and as of the Closing Date as though such representations and warranties were made as of such date (except that any representation or warranty that by its terms was made with reference to a specific date shall be true and correct as of such date) in all respects with respect to any such representation or warranty that is qualified by Material Adverse Effect or other materiality qualification and in all material respects with respect to any representation or warranty that is not qualified by Material Adverse Effect or other materiality qualification.
     (b) The Sellers shall have performed and complied in all material respects with all covenants set forth in this Agreement and required to be performed and complied with by them at or before the Closing.
     7.2 No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect.
     7.3 Certificate of the Company and the Sellers. Parent shall have been provided with a certificate executed on behalf of the Company and the Sellers by the Chief Executive

Officer of the Company and the Sellers’ Representatives confirming the satisfaction of Sections 7.1 and 7.2.
     7.4 Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction, or other Order issued by any court of competent jurisdiction shall be in effect preventing the consummation of the transactions contemplated by this Agreement or limiting in any material way Parent’s or Buyer’s conduct or operation of the business of the Company and its subsidiaries after the Closing; nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity or SRO seeking the foregoing be pending; nor shall there be any action taken by a Governmental Entity or SRO, or any Order or Applicable Legal Requirement enacted, entered, enforced, or deemed applicable to the transactions contemplated by this Agreement, which makes the consummation of the transactions contemplated by this Agreement illegal; nor shall there be any other legal or regulatory restraint or prohibition in effect preventing the consummation of the transactions contemplated by this Agreement or limiting in any material way Parent’s or Buyer’s conduct or operation of the business of the Company and its subsidiaries after the Closing.
     7.5 Governmental and Regulatory Approvals. The parties shall have received all authorizations, consents, and approvals of Governmental Entities and SROs (including the requisite expiration or termination of the waiting period under the HSR Act and any other regulatory approvals) required to be obtained in connection with the transactions contemplated hereby; it being understood that nothing in this Section 7.5 shall be deemed to apply to consents required from Advisory Clients or under Advisory Contracts.
     7.6 Company Warrants. The redemption of all outstanding Company Warrants in exchange for the Redemption Notes shall have occurred no later than as of immediately prior to the Closing, such that as of the Closing no Company Warrants will be outstanding.
ARTICLE 8
CONDITIONS TO THE SELLERS’ OBLIGATION TO CLOSE
     The obligation of the Sellers to complete the transactions contemplated by this Agreement is subject to the satisfaction at or before the Closing of each of the following conditions, any of which may be waived (to the extent permitted by law), in writing, by the Sellers’ Representatives:
     8.1 Representations, Warranties, and Covenants.
     (a) The representations and warranties of Parent and Buyer in Article 4 of this Agreement shall, in the aggregate, be true and correct as of the date of this Agreement and as of the Closing Date as though such representations and warranties were made as of such date (except that any representation or warranty that by its terms was made with reference to a specific date shall be true and correct as of such date) in all respects with respect to any such representation or warranty that is qualified by any materiality qualification and in all material respects with respect to any representation or warranty that is not qualified by any materiality qualification.

     (b) Parent and Buyer shall have performed and complied in all material respects with all covenants set forth in this Agreement and required to be performed and complied with by them at or before the Closing.
     8.2 Officer’s Certificate of Parent. The Sellers’ Representatives shall have been provided with a certificate executed on behalf of Parent by a duly authorized officer confirming the satisfaction of Section 8.1.
     8.3 Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction, or other Order issued by any court of competent jurisdiction shall be in effect preventing the consummation of the transactions contemplated by this Agreement; nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity or SRO seeking the foregoing be pending; nor shall there be any action taken by a Governmental Entity or SRO, or any Order or Applicable Legal Requirement enacted, entered, enforced, or deemed applicable to the transactions contemplated by this Agreement, which makes the consummation of the transactions contemplated by this Agreement illegal; nor shall there be any other legal or regulatory restraint or prohibition in effect preventing the consummation of the transactions contemplated by this Agreement.
     8.4 Governmental and Regulatory Approvals. The parties shall have received all authorizations, consents, and approvals of Governmental Entities and SROs (including the requisite expiration or termination of the waiting period under the HSR Act and any other regulatory approvals) required to be obtained in connection with the transactions contemplated hereby; it being understood that nothing in this Section 8.4 shall be deemed to apply to consents required from Advisory Clients or under Advisory Contracts.
     8.5 NYSE Listing. The Parent Common Stock issuable pursuant to Article 1 of this Agreement shall have been authorized for listing on the NYSE, subject to official notice of issuance.
ARTICLE 9
INDEMNIFICATION
     9.1 Survival of Representations and Warranties. The representations and warranties of the parties in Articles 3, 3A and 4 shall survive until the 18-month anniversary of the Closing Date, except that (a) the representations and warranties in Sections 3.1(d), 3.2, 3.3(b), 3.10, 3.18, 3A.1, 3A.2, 4.2 and 4.6 (the “Specified Representations”) shall survive until October 15, 2013, and (b) claims based on fraud shall survive until the end of the applicable statute of limitations. The expiration of the applicable survival period of the representations and warranties provided herein shall not affect the rights of a party in respect of any claim made by such party in a notice, properly given in compliance with Section 9.4, to the indemnifying party before such expiration of the applicable survival period.
     9.2 Indemnity.
     (a) From and after the Closing, each Seller, on a pro rata basis in accordance with such Seller’s applicable proportionate interest set forth in the Indemnification

Escrow Agreement, shall indemnify Parent and its Affiliates from and against all losses, debts, liabilities, claims, demands, judgments, settlements, assessments, fines, interest, penalties, remedial actions, costs, expenses, fees (including reasonable attorneys’ fees), and other damages (but excluding any consequential, lost profits, punitive, diminution in value or indirect damages other than any such damages actually awarded to third parties (i.e., Persons other than Parent or its Affiliates)), whether asserted by third parties or incurred or sustained in the absence of a Third-Party Claim (collectively, “Damages”), resulting from or arising out of (i) the breach of any representation or warranty of the Company set forth in Article 3 of this Agreement, in any related section of the Disclosure Letter, or in any related section of the certificate delivered with respect to such representations and warranties at the Closing pursuant to Section 7.3 or (ii) the nonfulfillment of any covenant or agreement set forth in this Agreement on the part of the Sellers or, prior to the Closing, on the part of the Company.
     (b) From and after the Closing, each Seller, only as to such Seller and not as to any other Seller, shall indemnify Parent and its Affiliates from and against all Damages resulting from or arising out of the breach of any representation or warranty of such Seller set forth in Article 3A (or in any related section of the Disclosure Letter or any related provision of the certificate delivered at Closing pursuant to Section 7.3).
     (c) From and after the Closing, Parent shall indemnify the Sellers and their Affiliates from and against all Damages resulting from or arising out of (i) the breach of any representation or warranty of Parent or Buyer set forth in Article 4 of this Agreement or in the certificate delivered at the Closing pursuant to Section 8.2, or (ii) the nonfulfillment of any covenant or agreement set forth in this Agreement on the part of Parent or Buyer.
     (d) Notwithstanding that the Company is making the representations and warranties set forth in Article 3 and undertaking to perform certain covenants set forth in this Agreement (including in the certificate to be delivered with respect thereto at the Closing pursuant to Section 7.3) and, that the Sellers that are not Stockholders are providing indemnification for the benefit of Parent and its Affiliates with respect to the foregoing, each Seller that is not a Stockholder (on behalf of itself and its Affiliates) and TA Associates, Inc. (on behalf of itself and its Affiliates), hereby waives, releases and agrees not to sue or commence any legal or arbitral proceeding or assert any claims against any of the Company, the Stockholders or any of their respective Affiliates, directors, officers, employees, agents or other representatives, in connection with any breach by the Company of its representations and warranties or covenants set forth in this Agreement (including in any certificate to be delivered with respect thereto at the Closing pursuant to Section 7.3) or the obligations of any Seller that is not a Stockholder to provide indemnification pursuant to Section 9.2(a), except in cases in which such Seller’s obligations pursuant to Section 9.2(a) directly result from fraud on the part of any of the Stockholders.
     9.3 Deductible. A party shall be entitled to indemnification under Sections 9.2(a)(i) and 9.2(b), on the one hand, or Section 9.2(c)(i), on the other hand, only when the aggregate amount of Damages for which the indemnifying party is responsible under such Section or Sections exceeds $500,000 (and then only to the extent of such excess); provided, however, that the deductible in this Section 9.3 shall not apply to indemnification claims (a) for breaches of the Specified Representations or (b) based on fraud.
     9.4 Indemnification Procedures. All claims for indemnification by a party entitled to be indemnified under this Article 9 (an “Indemnitee”) by the Sellers or Parent (each, an “Indemnitor”), shall be asserted and resolved as follows:
     (a) If any claim or demand for which an Indemnitee may claim indemnity, other than a claim with respect to Taxes, is asserted against or sought to be collected from an Indemnitee by a third party (a “Third-Party Claim”), the Indemnitee shall notify the Indemnitor as promptly as practicable following the receipt by the Indemnitee of such Third-Party Claim, which notice must specify the nature of such Third-Party Claim and the amount, or the estimated amount, thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such Third-Party Claim) (the “Third-Party Claim Notice”); provided, however, that the failure so to notify the Indemnitor will not relieve the Indemnitor from any liability it may have to the Indemnitee under this Article 9 unless, and only to the extent that, such failure to so notify results in the loss of rights or defenses. All notices to be given to or by the Sellers under this Section 9.4 shall be given to or by (as applicable) the Sellers’ Representatives.
     (b) An Indemnitor shall have 20 days from the date on which the Third-Party Claim Notice is duly given (the “Notice Period”) to notify an Indemnitee whether or not the Indemnitor desires, at its sole cost and expense, to defend the Indemnitee against such Third-Party Claim. If an Indemnitor does not assume the defense of a Third-Party Claim and it is determined that the Indemnitee is liable therefor, then the Indemnitor must pay the Indemnitee all Damages suffered by the Indemnitee as a result of such Third-Party Claim.
     (c) If an Indemnitor notifies an Indemnitee within the Notice Period that it desires to defend the Indemnitee against such Third-Party Claim, then (except as provided below) the Indemnitor shall defend, at its sole cost and expense, the Indemnitee by appropriate proceedings, shall use its reasonable best efforts to settle or prosecute such proceedings to a final conclusion in such a manner as to avoid any risk of the Indemnitee becoming subject to any injunctive or other equitable order for relief or to liability for any other matter, and shall control the conduct of such defense; provided, however, that the Indemnitor shall not be entitled to assume the defense of any such Third-Party Claim under Section 9.4(b) unless it has accepted and assumed in writing the obligation to indemnify the Indemnitee with respect to Damages arising therefrom or relating thereto (subject to the limitations set forth in Section 9.3), and that the Indemnitor shall not, without the prior written consent of the Indemnitee, consent to the entry of any judgment against the Indemnitee or enter into any settlement or compromise that does not include, as an unconditional term thereof, the giving by the claimant or plaintiff to the Indemnitee of a release, in form and substance reasonably satisfactory to the Indemnitee, from all liability in respect of such Third-Party Claim. Furthermore, the Indemnitor shall not be entitled to assume the defense of any Third-Party Claim if the Third-Party Claim seeks any relief other than money damages, including any type of injunctive or other equitable relief. If the defendants named in any Third-Party Claim include both the Indemnitor and the Indemnitee, and the Indemnitee shall have reasonably concluded that there are legal defenses or rights available to the Indemnitee that are in actual or potential conflict with those available to the Indemnitor, the Indemnitee shall have the right to select one law firm to act at the Indemnitor’s expense as separate counsel, on behalf of the Indemnitee. In addition, if the Indemnitee desires to participate in, but not control, any other defense or settlement, it may do so at its sole cost and expense. So long as the Indemnitor is defending in good faith any such Third-Party Claim, the Indemnitee shall not settle such Third-Party Claim.
     (d) Before the Indemnitor’s settling of any Third-Party Claim the defense of which it has assumed control, the Indemnitor shall obtain the Indemnitee’s approval, confirmed in writing in accordance with the notice provisions hereof, which approval shall not be unreasonably withheld or delayed. If the Indemnitee notifies the Indemnitor of its disapproval of such settlement, the Indemnitee shall thereupon become liable, from and after the date of its disapproval, for the amount of any Damages in excess of the proposed settlement amount. From and after the date of its disapproval, the Indemnitee shall control the defense of such Third-Party Claim at its sole cost and expense.
     (e) If the Indemnitee shall have a claim against the Indemnitor hereunder that does not involve a Third-Party Claim but instead involves a claim among any of the parties hereto relating to or arising out of the transactions contemplated hereby (a “Non-Third-Party Claim”), the Indemnitee shall send a notice (which notice shall contain the information required for a Third-Party Claim Notice) with respect to such Non-Third-Party Claim to the Indemnitor as soon as practicable; provided, however, that the failure so to notify the Indemnitor will not relieve the Indemnitor from any liability it may have to the Indemnitee under this Article 9 unless, and only to the extent that, such failure to so notify results in the loss of rights or defenses.
     (f) The following provisions shall govern any claims with respect to Taxes:
     (i) Buyer and Sellers’ Representatives shall notify one another in writing within 15 Business Days after receipt by them or by the Acquired Companies, Parent, Sellers, or any of their Affiliates, of any pending or threatened Tax audits, examinations, investigations or assessment which, if successful, might result in an indemnification payment with respect to Taxes under this Agreement (any such claim, a “Tax Contest”). If notice of a Tax Contest (a “Tax Notice”) is not given to the non-recipient party within such period or in detail sufficient to apprise that party of the nature of the Tax Contest, that party shall not be liable to the other, or any of its Affiliates, to the extent that such failure to so notify results in the loss of rights or defenses.
     (ii) The Sellers’ Representatives shall, at Sellers’ expense, have the right to control all proceedings relating to any Tax Contest which may result in an indemnification payment by Sellers with respect to Taxes under this Agreement (including selection of counsel) and, without limiting the foregoing, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with any Tax Authority with respect thereto, and may either pay any liability resulting from such Tax Contest and sue for a refund where applicable Law permits such refund suits or contest such Tax Contest in any permissible manner; provided, however, that (1) Buyer shall be entitled to participate in, at its own expense, any such Tax Contest controlled by the Sellers’ Representatives, (2) in the event that the payment at issue in any Tax Contest could exceed the amount remaining in the Indemnification Escrow Fund or in the event that the determination of the Tax Contest could result in a Tax liability (or the loss of a Tax benefit) of the Acquired Companies, Buyer, Parent or any of its Affiliates for any Post-Closing Period, Buyer and the Sellers’ Representatives shall jointly control and conduct, and equally share the expenses of, such Tax Contest, and (3) in no event shall the Sellers’ Representatives settle or otherwise compromise any Tax Contest without Buyer’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) if such settlement or compromise could reasonably be expected to have an adverse impact on the Acquired Companies, Buyer, Parent or any of its Affiliates for any tax period beginning on or after the Closing Date.
     (iii) Notwithstanding anything to the contrary in this Agreement (including Section 5.17 and this Article 9), no Seller shall be liable for or be required to indemnify the Company, Parent or Parent’s Affiliates for any Damages, Taxes or Tax benefits lost with respect to any Post-Closing Period resulting from or arising out of the breach of any representation or warranty of the Company set forth in Section 3.10 of this Agreement, in any related section of the Disclosure Letter, or in any related section of the certificate delivered with respect to such representations and warranties at the Closing pursuant to Section 7.3 or of any covenant or agreement contained herein.
     9.5 Remedies.
     (a) Each party acknowledges and agrees that its sole and exclusive remedy for Damages following the Closing with respect to any and all claims under or relating to this Agreement, including the negotiation and consummation hereof (except for claims based upon allegations of fraud) shall be pursuant to the indemnification provisions set forth in this Article 9 and Section 5.17.
     (b) To secure the indemnification obligations of the Sellers under this Agreement:
     (i) cash in the amount of the Indemnification Escrow Cash Amount shall be deposited in escrow at Closing pursuant to Article 1 and shall be held in escrow pursuant to the terms of this Agreement and the Indemnification Escrow Agreement; and

     (ii) a number of shares of Parent Common Stock (rounded to the nearest whole share) having a value (determined by reference to the Parent Average Stock Price) equal to the Indemnification Escrow Stock Amount will be issued and deposited in escrow pursuant to Article 1 and the terms of the Indemnification Escrow Agreement.
     (c) Parent and its Affiliates shall satisfy any claim for Damages they may have under this Agreement (including Article 9 or Section 5.17) (except for (i) claims based upon allegations of fraud, (ii) claims related to the adjustment to Working Capital as described in Section 1.5 (iii) claims related to the adjustment to Enterprise Value as described in Section 1.4, or (iv) claims under Section 5.17(c)(iv)) only out of the Indemnification Escrow Fund in accordance with the terms of the Indemnification Escrow Agreement. For the avoidance of doubt, absent fraud, from and after the Closing, the Indemnification Escrow Account shall serve as the sole source of recovery for any such claims and, absent fraud, in no event, from and after the Closing, shall Parent or its Affiliates have any direct recourse for Damages against Seller or the Sellers’ Representatives nor shall any Seller have any such liability beyond such Seller’s applicable proportionate interest set forth in the Indemnification Escrow Agreement in the then remaining funds (including the shares of Parent Common Stock) in the Indemnification Escrow Account.
     (d) The aggregate liability of Parent pursuant to this Article 9 (except for claims based upon fraud) shall not exceed an amount equal to the Indemnification Escrow Amount.
     (e) The amount of any Damages for which indemnification is provided under this Article 9 or Section 5.17 shall be net of (i) any insurance proceeds or any third-party indemnification amounts actually received or recovered by Parent or its affiliated entities with respect to such Damages and (ii) any Tax benefit actually realized by Parent or its affiliated entities from the incurrence or payment of any such Damages. Parent agrees to use, and cause its affiliated entities to use, commercially reasonable efforts to make any claims for insurance or tax benefits or indemnification available from a third parties with respect to Damages for which Parent or its affiliated entities seek indemnification hereunder. If any such insurance proceeds or other amounts are received by Parent or its affiliated entities (the “Recovered Amounts”) after payment by or behalf of any Seller (including from the Indemnification Escrow Account) of an amount required to be paid to Parent or its affiliated entities pursuant to this Article 9 or Section 5.17, Parent shall repay such Recovered Amounts to such Seller(s) (or, if prior to October 15, 2013, to the Indemnification Escrow Account, if payment was made from the Indemnification Escrow Account) promptly thereafter. Notwithstanding anything in this Agreement to the contrary, there shall be no right to indemnification under this Article 9 or under Section 5.17 with respect to any matter taken into account as a liability in the determination of the adjustment to Enterprise Value pursuant to Section 1.4 or Final Working Capital pursuant to Section 1.5.

     9.6 Sellers’ Representatives.
     (a) Each Seller hereby appoints the Sellers’ Representatives as such Seller’s agent and attorney-in-fact for the purpose of performing any and all actions for and on behalf of such Seller under this Agreement and the Escrow Agreements. The appointment of the Sellers’ Representatives is coupled with an interest, and all authority hereby conferred will be irrevocable, and the Sellers’ Representatives are hereby authorized and directed to perform any and all actions on behalf of the Sellers under this Agreement and the Escrow Agreements. Without limiting the generality of the foregoing, each Seller, for such Seller and such Seller’s respective heirs, executors, administrators, successors and assigns, hereby authorizes the Sellers’ Representatives: (i) to give and receive notices and communications pursuant to this Agreement and the Escrow Agreements and to make and receive service of process in any legal action or proceeding arising out of or relating to this Agreement, the Escrow Agreements, or any of the transactions contemplated hereunder or thereunder, and to institute and/or defend any legal action, including any legal action in which Parent (or any of its Affiliates) is an adverse party; (ii) to agree to, negotiate, enter into settlements and compromises of, and demand dispute resolution with respect to any dispute, claim, action, suit or proceeding arising out of this Agreement or the Escrow Agreements, and to comply with orders of courts and awards of arbitrators with respect to such claims; (iii) to effect any amendment to this Agreement or the Escrow Agreements that the Sellers’ Representatives deem necessary or desirable; (iv) to execute and deliver on their behalf all documents and instruments that may be executed and delivered pursuant to this Agreement and the Escrow Agreements; (v) to appoint or provide for a successor Sellers’ Representative; and (vi) to take all actions necessary or appropriate in the judgment of the Sellers’ Representatives for the accomplishment of the foregoing. In the event of the dissolution of any of the Sellers’ Representatives, and in the absence of a successor having been provided for pursuant to clause (v) of the preceding sentence, a successor Sellers’ Representative will be appointed by action of the Sellers holding a majority of the Outstanding Common Shares, subject to Parent consenting to such appointment. Each notice and communication to or from the Sellers’ Representatives will constitute notice and communication to or from each of the Sellers.
     (b) The Sellers’ Representatives will not be responsible for any act done or omitted hereunder as Sellers’ Representatives unless such action or omission results from or arises out of fraud or willful misconduct on the part of the Sellers’ Representatives. The Sellers will severally indemnify the Sellers’ Representatives and hold the Sellers’ Representatives harmless against any loss, liability, or expense incurred without bad faith, or willful misconduct on the part of the Sellers’ Representatives and arising out of or in connection with the acceptance or administration of the Sellers’ Representatives’ duties hereunder, including the reasonable fees and expenses of any legal counsel or other professional retained by the Sellers’ Representatives.
     (c) The decision, act, consent, or instruction of both Sellers’ Representatives shall be required for and shall constitute the decision, act, consent, or instruction of the Sellers’ Representatives. No Sellers’ Representative individually shall have the power in his or its capacity as a Sellers’

Representative to act, except jointly with the other Sellers’ Representative. A decision, act, consent, or instruction of the Sellers’ Representatives will constitute a decision of all Sellers, and will be final, binding and conclusive upon each of the Sellers, and Parent may rely upon any decision, act, consent or instruction of the Sellers’ Representatives as being the decision, act, consent or instruction of each and all of the Sellers. Parent and its Affiliates are hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent, or instruction of the Sellers’ Representatives.
     9.7 Adjustment to Purchase Price. Any indemnification payments made by the Sellers pursuant to this Article 9 or Section 5.17 shall be treated by all parties as an adjustment to the Purchase Price hereunder.
ARTICLE 10
MISCELLANEOUS
     10.1 Amendment and Modification. This Agreement may be amended, modified, or supplemented only by a written agreement executed by Parent, Buyer, and the Sellers’ Representatives.
     10.2 Waivers and Consents. Any failure of a party to comply with any obligation, covenant, agreement, or condition herein, to the extent legally allowed, may be waived, but only in a writing signed by the waiving party or parties. Any such waiver or failure to insist upon strict compliance with an obligation, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, the consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 10.2.
     10.3 Press Releases and Public Announcements. Promptly following execution and delivery of this Agreement, the parties shall jointly issue a press release in the form approved by the parties, such approval not to be unreasonably withheld or delayed. Except for such press release (and Parent’s filing with the SEC of a Form 8-K relating to such press release), prior to the Closing Date, no news release or other public announcement pertaining to the transactions contemplated by this Agreement shall be made by or on behalf of any party hereto without the prior approval, not to be unreasonably withheld or delayed, of the other parties, unless the party making the announcement or disclosure shall give prior written notice to the other parties and consider in good faith their suggestions with respect thereto, to the extent possible and legally permissible.
     10.4 Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of service if served personally on the party to whom notice is to be given, (b) on the day of transmission if sent via facsimile transmission to the facsimile number given below, and electronic printed confirmation of receipt is obtained promptly after completion of transmission, or (c) one Business Day after delivery to a reputable overnight delivery service for next Business Day delivery. If the day on which a notice or other communication is deemed given under this Section 10.4 is not a Business Day, then such notice or other communication shall instead be deemed given on the next Business Day. Such notices, requests, demands, and other communications shall be addressed to the parties as follows:
(1)	If to Parent or Buyer:
Piper Jaffray Companies
800 Nicollet Mall, Suite 800
Minneapolis, MN 55402
Attn: General Counsel
Telecopy: (612) 303-1772
with a copy to:
Faegre & Benson LLP
2200 Wells Fargo Center
90 South Seventh Street
Minneapolis, MN 55402
Attention: Michael A. Stanchfield
Fax: 612-766-1600
(2)	If to any Seller or the Sellers’ Representatives:
c/o The Sellers’ Representatives
Brien M. O’Brien
c/o Advisory Research, Inc.
Two Prudential Plaza
180 N. Stetson Avenue, Suite 5500
Chicago, IL 60601
Fax: (312) 565-2002
and:
TA Associates, Inc.
John Hancock Tower, 56th Floor
200 Clarendon Street
Boston, MA 02116
Attention: Michael A.R. Wilson
Fax: 617-574-6728

with a copy to:
Kirkland & Ellis LLP
300 North LaSalle
Chicago, IL 60654
Attention:  Keith S. Crow, P.C.
Jeffrey T. Sheffield, P.C.
Fax: 312-862-2200
Goodwin Procter LLP
Exchange Place
53 State Street
Boston, MA 02109
Attention: Michael J. Kendall
Fax: 617-523-1231
A party may change the address to which such notices, requests, demands and other communications are to be given by giving each other party notice of such change in the manner prescribed by this Section 10.4.
     10.5 Assignment; Third-Party Beneficiaries. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned or delegated by any party without the prior written consent of all parties hereto (except that after the Closing each of Parent and Buyer may assign this Agreement or any of its respective right, interests, or obligations hereunder without consent to one or more Affiliates of Parent, in which event neither Parent nor Buyer shall be released or discharged from its obligations hereunder). Any purported assignment, delegation or other transfer not permitted by this Section shall be void. Except to the extent provided in Article 9 with respect to Affiliates of Parent, Buyer, and the Sellers and in Section 5.18 with respect to Covered Persons, this Agreement is not intended to confer upon any other person except the parties any rights or remedies hereunder.
     10.6 Rules of Interpretation. As used in this Agreement:
     (a) “including” means “including without limitation”;
     (b) all dollar amounts are expressed in United States dollars;
     (c) unless expressly stated herein to the contrary, reference to any statute or other Applicable Legal Requirement means such statute or Applicable Legal Requirement as amended from time to time or as superseded by comparable successor statutory provisions or other comparable successor Applicable Legal Requirement;

     (d) unless expressly stated herein to the contrary, reference to any document means such document as amended or modified and as in effect from time to time in accordance with the terms thereof;
     (e) words denoting the singular include the plural and vice versa and words denoting any gender include all genders;
     (f) the terms “hereof,” “hereunder,” “herein,” and like terms refer to this Agreement as a whole and not only to the particular sentence, paragraph, or Section in which such term appears;
     (g) unless expressly stated herein to the contrary, reference to a document including this Agreement, will be deemed to also refer to each annex, addendum, exhibit, schedule or other attachment thereto; and
     (h) unless expressly stated herein to the contrary, reference to an Article, Section, Schedule, or Exhibit is to an article, section, schedule, or exhibit, respectively, of this Agreement.
     10.7 Governing Law; Venue. This Agreement and the relationship between the parties shall be governed by the laws of the State of Delaware, without giving effect to choice-of-law principles. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought only in the United States District Court in the Northern District of Illinois, or any state court sitting in Cook County, Illinois, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 10.4 shall be deemed effective service of process on such party.
     10.8 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     10.9 Counterparts. This Agreement may be executed in two or more counterparts, and delivered by facsimile or other form of electronic communication, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     10.10 Headings; Internal References. The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties, and shall not affect the interpretation hereof.
     10.11 Entire Agreement. This Agreement, including the Disclosure Letter and the exhibits and schedules hereto, embodies the entire agreement and understanding of the parties in respect of the subject matter contained herein and supersedes all prior agreements and understandings, written or oral, among the parties with respect to that subject matter. Each party expressly disclaims any restrictions, promises, representations, warranties (express or implied), covenants, or undertakings of the parties, other than those expressly set forth or referred to in this Agreement.
     10.12 Severability. If any provision hereof is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the provisions hereof shall continue in full force and effect and shall in no way be affected or invalidated, and such provision automatically will be amended so that it is valid, legal, and enforceable to the maximum extent permitted by Applicable Legal Requirements, but as close to the parties’ original intent as is permissible.
     10.13 Equitable Remedies. The parties agree that money damages or other remedy at law would not be a sufficient or adequate remedy for any breach or violation of, or default under, this Agreement by them, including, specifically, any breach of Parent’s and Buyer’s obligations to consummate the transactions contemplated hereby if the conditions set forth in Article 7 are satisfied or any breach of the Sellers’ obligation to consummate the transactions contemplated hereby if the conditions set forth in Article 8 are satisfied, and that in addition to all other remedies available to them, each of them shall be entitled, to the fullest extent permitted by law, to an injunction restraining such breach, violation, or default or threatened breach, violation, or default and to any other equitable relief, including specific performance, without bond or other security being required.
     10.14 Expenses. Whether or not the transactions contemplated by this Agreement are consummated, except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party or parties incurring such costs and expenses. Each of Parent, on the one hand, and Sellers, on the other hand, will pay one-half of all filing and submission fees under the HSR Act relating to the transactions contemplated by this Agreement.
     10.15 Further Assurances. If at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each party will take such further action (including the execution and delivery of such further instruments and documents) as the other party may reasonably request, at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under Article 9). Each of each Seller that is not a Stockholder and TA Associates, Inc. will take, and will cause their respective Affiliates, directors, officers, employees, agents and other representatives to take, such further action (including the execution and delivery of such further instruments and documents) as the Stockholders may reasonably request which are necessary for the Stockholders to comply with their covenants set forth in this Agreement relating to or concerning the Company (including, without limitation, waiving any applicable covenants in the Debenture Purchase Agreement, Note Purchase Agreement and Warrant Purchase Agreement).
     10.16 Disclosure Letter. The Disclosure Letter has been arranged in a manner that corresponds to the Sections and subsections of this Agreement; provided that a disclosure made in any section of the Disclosure Letter that is sufficient to reasonably inform the recipient of information required to be disclosed in another section of the Disclosure Letter to avoid a misrepresentation under the related Section of this Agreement shall be deemed to have been made under such other section of the Disclosure Letter. The mere listing in the Disclosure Letter of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made in this Agreement (unless the representation or warranty has to do with the existence of the document or other item itself or reading the document or item listed in the Disclosure Letter reasonably informs Parent and Buyer of an exception to the representation or warranty). The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or the Disclosure Letter or any exhibit attached hereto is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business, and no party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement or the Disclosure Letter or exhibits in any dispute or controversy between the parties as to whether any obligation, item or matter not described or included in this Agreement or in any Schedule or exhibit is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the ordinary course of business for purposes of this Agreement. The information contained in this Agreement and in the Disclosure Letter and exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any party hereto to any Person other than the parties hereto of any matter whatsoever (including any violation of law or breach of contract).
     10.17 Kirkland & Ellis LLP. Each party to this Agreement, on its own behalf and on behalf of its directors, members, partners, officers, employees and Affiliates, agrees (a) that Kirkland & Ellis LLP has only acted as counsel to the Company and its subsidiaries in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby and has not acted as counsel to any other party, (b) each of the Sellers has had an opportunity to consult with its own counsel concerning this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, and (c) following the Closing, Kirkland & Ellis LLP may serve as counsel to Brien O’Brien in his capacity as one of the Sellers’ Representatives, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement, and each of the parties hereto hereby consents thereto and waives any conflict of interest arising therefrom.
     10.18 Winston & Strawn LLP. Each party to this Agreement, on its own behalf and on behalf of its directors, members, partners, officers, employees and Affiliates, agrees (a) that Winston & Strawn LLP has acted as special regulatory counsel to the Company and its subsidiaries in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby and has not acted as counsel to any other party in connection with the transactions contemplated hereby, (b) each of the Sellers has had an opportunity to consult with its own counsel concerning this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, and (c) following the Closing, Winston & Strawn LLP may serve as counsel to Brien O’Brien in his capacity as one of the Sellers’ Representatives, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement, and each of the parties hereto hereby consents thereto and waives any conflict of interest arising therefrom.
ARTICLE 11
CERTAIN DEFINITIONS
     11.1 Certain Definitions. For purposes of this Agreement, the following terms have the following meanings:
     “338(h)(10) Election” has the meaning set forth in Section 5.17(a)(i).
     “Acquired Companies” has the meaning set forth in Section 3.10(a).
     “Adjustment Factor” means a fraction (expressed as a decimal rounded to five decimal places) calculated as follows: If the Aggregate Closing Advisory Revenue Run-Rate is less than 95% of the Baseline Advisory Revenue Run-Rate, the Adjustment Factor shall be equal to the result of (i) 0.95 minus (ii) a fraction (expressed as a decimal rounded to five decimal places), the numerator of which is the Aggregate Closing Advisory Revenue Run-Rate and the denominator of which is the Baseline Advisory Revenue Run-Rate.
     “Advised Fund” means any open-end investment company registered under the Investment Company Act to which the Company or any of its subsidiaries provides investment advisory services and as more specifically identified in Section 3.11(a) of the Disclosure Letter. For the avoidance of doubt, no Sub-Advised Fund shall be deemed an “Advised Fund” hereunder.
     “Advisory Client” means any client to whom the Company or any of its subsidiaries provides investment advisory services or investment sub-advisory services (including the Advised Funds, Sponsored Funds, the Sub-Advised Funds, and the Separate Account Clients).
     “Advisory Contract” means any written agreement pursuant to which the Company or any of its subsidiaries provides investment advisory services or investment sub-advisory services to any Advisory Client.
     “Affected Employees” has the meaning set forth in Section 5.14(a).
     “Affiliate” means, (a) in the case of an individual, (i) the members of the immediate family (including parents, siblings, and children) of such individual, (ii) the individual’s spouse, and (iii) any entity directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with, any of the foregoing individuals, or (b) in the case of an entity, any Person directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with such entity. For these purposes, “controlling,” “controlled by,” or “under common control with” a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management of such Person, whether through ownership of voting securities, by contract, or otherwise.
     “After-Tax Cash Consideration” means, with respect to a Stockholder, the excess, if any of (i) the total amount of cash paid to such Stockholder pursuant to Section 1.3(a)(i), but excluding any amounts deposited with the Escrow Agent in the Working Capital Escrow Account (to the extent such amounts are not already excluded pursuant to Section 1.3(a)(i)), less (ii) 25%, or such higher percentage as is reasonably estimated by the Sellers’ Representatives to be such Stockholder’s effective tax rate, of the sum of (A) the aggregate consideration paid to such Stockholder pursuant to Section 1.3(a)(i)-(ii), and (B) such Stockholder’s share under Section 1.3(b) in any amounts (including any shares of Parent Common Stock) deposited with the Escrow Agent pursuant to the Escrow Agreements.
     “Aggregate Closing Advisory Revenue Run-Rate” means the sum of the Closing Advisory Revenue Run-Rates for all of the Advisory Clients with respect to which Client Consent has been obtained (and has not been revoked) as of the Closing Date.
     “Aggregate Stockholder Note Balance” means with respect to all Stockholders that hold Stockholder Notes, the aggregate amount obtained by summing each of the Stockholder Note Balances.
     “Agreement” has the meaning set forth in the preamble hereto.
     “Allocation” has the meaning set forth in Section 5.17(a)(iii).
     “Allocation Schedule” has the meaning set forth in Section 5.17(a)(iii).
     “Ancillary Documents” means, with respect to a Person, any document executed and delivered by or on behalf of such Person in connection with the execution and delivery of this Agreement or the Closing, pursuant to the terms of this Agreement (but not including this Agreement).
     “Applicable Accounting Principles” means the accounting principles, practices and methodologies used in the preparation of the Financial Statements, subject to any modifications or specifications set forth on Schedule 1.5 attached hereto.
     “Applicable Legal Requirement” means any federal, national, provincial, state, municipal, or local constitution, law, statute, code, administrative interpretation, ordinance, published policy statement, rule, regulation or other requirement of any Governmental Entity or SRO applicable to the Person or Persons referenced or to any of the assets, officers, directors, employees, agents, shareholders, partners, members, or other owners of such Persons or Persons.
     “ARI” means Advisory Research, Inc., a Delaware corporation.
     “Base Date” means November 2, 2009.
     “Baseline Advisory Revenue Run-Rate” means $46,722,122, which was calculated as of the Base Date based on Schedule 1.4 hereto.
     “Books and Records” means all books, records, files and data, and other documents of the Company and its subsidiaries, including all pending customer proposals (including backup documentation and work papers) submitted to or by the Company or any of its subsidiaries, all documentation regarding clients of the Company and its subsidiaries, and all books and records relating to the investment advisory services provided by the Company or any of its subsidiaries to an Advisory Client (including all sales literature, promotional literature, catalogs and similar materials, investment advisory materials and prospectuses, annual reports and any other information pertaining to the Advisory Client).
     “Budget” has the meaning set forth in Section 3.9(b)(xi).
     “Business Day” means any day which is not a Saturday, Sunday or a day on which banks in Chicago, Illinois, or Minneapolis, Minnesota, are authorized or obligated by law or executive order to be closed.
     “Buyer” has the meaning set forth in the preamble hereto.
     “Client Consent” means:
     (i) with respect to an Advised Fund or Sub-Advised Fund, that the Company shall have obtained Fund Board Approval (but for the avoidance of doubt, Fund Shareholder Approval shall not be required) of an interim Advisory Contract with respect to such Advised Fund or Sub-Advised Fund to be in effect as of the Closing Date and a new Advisory Contract with the Company or its subsidiary, which shall be in all material respects on the same terms and conditions as the terms of the Company’s existing Advisory Contract relating to such Advised Fund or Sub-Advised Fund (with the exception of the effective and termination dates of such Advisory Contract), in each case on the terms and conditions contemplated by Section 5.3;
     (ii) with respect to a Separate Account Client, that the Company shall have obtained its Separate Account Consent on the terms and conditions contemplated by Section 5.3; and
     (iii) with respect to any Sponsored Fund, that the Company shall have obtained its Sponsored Fund Consent on the terms and conditions contemplated by Section 5.3.

     “Closing” has the meaning set forth in Section 2.1.
     “Closing Adjustment Amount” means an amount equal to (a) the amount, if any, by which Estimated Working Capital exceeds the Working Capital Target, minus (b) the amount, if any, by which the Working Capital Target exceeds Estimated Working Capital.
     “Closing Advisory Revenue Run-Rate” means, with respect to any Advisory Client, an amount equal to the product of (i) the Closing Assets Under Management of such Advisory Client multiplied by (ii) the applicable Closing Fee Rate.
     “Closing Assets Under Management” means, with respect to any Advisory Client, the dollar amount of assets under management by the Company and its subsidiaries for such Advisory Client as of the Base Date (or, in the case of any Advisory Client who became an Advisory Client after the Base Date, the dollar amount of the assets such Advisory Client placed under management by the Company and its subsidiaries on the date such Person became an Advisory Client), as adjusted to reflect any contributions or purchases or redemptions or withdrawals by such Advisory Client after the Base Date (or, in the case of any Advisory Client who first became an Advisory Client after the Base Date any contributions or purchases or redemptions or withdrawals by such Advisory Client after the Base Date) and prior to the Closing Date, but not including any contributions or purchases after the Base Date by any Seller, or any Affiliate of any Seller. For the avoidance of doubt, the calculation of “Closing Assets Under Management” is intended to exclude any market appreciation or depreciation of assets under management following the Base Date.
     “Closing Date” has the meaning set forth in Section 2.1.
     “Closing Fee Rate” means, with respect to any Advisory Client, an amount equal to the lower of (i) the actual fee rate payable to the Company and its subsidiaries pursuant to the Advisory Contract of such Advisory Client that is in effect as of the date that is two Business Days immediately preceding the Closing Date, or (ii) the fee rate that will be payable to the Company and its subsidiaries pursuant to such Advisory Contract following the Closing and approved by the Company or its subsidiaries prior to the Closing, in each of clauses (i) and (ii) calculated on a pro-forma basis with respect to the 12-month period commencing on the Closing Date and excluding any performance-based fees.
     “Closing Working Capital” has the meaning set forth in Section 1.5.
     “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.
     “Code” means the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.
     “Common Shares” means the shares of common stock, par value $0.01 per share, of the Company.

     “Company” has the meaning set forth in the preamble hereto.
     “Company Employee Plan” has the meaning set forth in Section 3.14(a).
     “Company Restricted Stock” means Common Shares issued pursuant to any Company Employee Plan that are subject to restrictions or specified vesting criteria and are outstanding as of immediately prior to the Closing.
     “Company Transaction Costs” means (i) all fees, costs and expenses of any brokers, financial advisors, consultants, accountants, attorneys or other professionals engaged by the Company or any of its subsidiaries or any of the Sellers in connection with the structuring, negotiation or consummation of the transactions contemplated by this Agreement that have not previously been paid, (ii) one-half of the fees and expenses of the Escrow Agent under the Indemnification Escrow Agreement and the Working Capital Escrow Agreement, and (iii) all other fees and expenses expressly required to be paid by the Sellers hereunder. No item shall be deemed a Company Transaction Cost to the extent it is accrued as a liability on the Estimated Closing Statement.
     “Company Warrants” has the meaning set forth in the recitals hereto.
     “Consents, Filings, and Notices” has the meaning set forth in Section 3.4(b).
     “Content” means all text, artwork, images, animation, music (and the structure and design in which such information is presented) on the Company’s (or any of its subsidiaries’) web sites, including web pages, white papers, driver and software downloads as well as training, educational and reference materials.
     “Contingent Interest Amount” means the aggregate amount of Contingent Interest (as such term is defined in the Debenture Purchase Agreement) that is unpaid on the Debentures as of immediately prior to the Closing.
     “Contract” means any mortgage, indenture, lease, license, note, bond, contract, agreement, commitment, employee benefit plan or other instrument or arrangement.
     “Damages” has the meaning set forth in Section 9.2(a).
     “Debenture Purchase Agreement” has the meaning set forth in the recitals hereto.
     “Debentures” has the meaning set forth in the recitals hereto.
     “Direction Letter” means a letter delivered by the Sellers’ Representatives to Parent and Buyer at least three Business Days prior to the Closing Date setting forth certain obligations of the Company or the Sellers that Parent and Buyer will satisfy at the Closing on behalf of the Sellers, it being understood that such amounts will be deducted from the Enterprise Value in the determination of Purchase Price as contemplated by Section 1.2(a).

     “Disclosure Letter” has the meaning set forth in the introduction to Article 3.
     “Employees” means the individuals employed by the Company or any of its subsidiaries.
     “End Date” has the meaning set forth in Section 6.1(b).
     “Enterprise Value” means an amount equal to $218 million, as adjusted (if at all) pursuant to Section 1.4.
     “ERISA” means the Employee Retirement Income Security Act of 1974.
     “ERISA Affiliate” means (i) any trade or business with which the Company is under common control within the meaning of section 4001(b) of ERISA, (ii) any corporation with which the Company is a member of a controlled group of corporations within the meaning of section 414(b) of the Code, (iii) any entity with which the Company is under common control within the meaning of section 414(c) of the Code, (iv) any entity with which the Company is a member of an affiliated service group within the meaning of section 414(m) of the Code, and (v) any entity with which the Company is aggregated under section 414(o) of the Code, including the Company’s subsidiaries.
     “ERISA Client” means each client of the Company or any of its subsidiaries that is (i) an employee benefit plan (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA or a plan defined in Section 4675(e)(1) of the Code, (ii) a Person acting on behalf of such a plan or (iii) an entity whose assets include the “plan assets” within the meaning of ERISA and applicable regulations.
     “Escrow Agent” means Wells Fargo Bank, or such other bank or trust company mutually acceptable to Parent and the Sellers’ Representatives.
     “Escrow Agreements” means the Indemnification Escrow Agreement and the Working Capital Escrow Agreement.
     “Escrow Distribution” means the amount of any distribution out of either the Indemnification Escrow Account or the Working Capital Escrow Account to the Sellers’ Representatives for the benefit of the Sellers.
     “Estimated Closing Statement” has the meaning set forth in Section 1.5(a).
     “Estimated Working Capital” has the meaning set forth in Section 1.5(a).
     “Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations of the SEC thereunder.
     “Fee Reductions” means the fee waivers, reimbursements (or assumption) arrangements, payments and referral or servicing fees described in clauses (iv), (v) and (vi) of Section 2.12(a), and any Pass-Through Fees.

     “Final Adjustment Amount” means an amount equal to (a) the amount, if any, by which Final Working Capital exceeds the Working Capital Target, minus (b) the amount, if any, by which the Working Capital Target exceeds Final Working Capital.
     “Final Allocation” has the meaning set forth in Section 5.17(a)(iii).
     “Final Closing Statement” has the meaning set forth in Section 1.5(b).
     “Final Working Capital” has the meaning set forth in Section 1.5(c).
     “Financial Statements” has the meaning set forth in Section 3.5(b).
     “FINRA” means the U.S. Financial Industry Regulatory Authority.
     “Fund Client” means the Advised Funds, Sponsored Funds and the Sub-Advised Funds.
     “Fund Board Approval” has the meaning set forth in Section 5.3(b).
     “Fund Shareholder Approval” has the meaning set forth in Section 5.3(b).
     “GAAP” means generally accepted United States accounting principles consistently applied.
     “Governmental Entity” means (i) any nation, state, territory, province, county, city or other unit or subdivision thereof, (ii) any entity, official, commission (including the SEC), department (including the United States Department of Labor), board, bureau, agency, authority, or other body exercising executive, legislative, taxing, judicial, regulatory, or administrative functions of or pertaining to government, or (iii) any court, tribunal, or arbitrator.
     “Holdings LLC” means Advisory Research Subsidiary Holdings, LLC, a Delaware limited liability company.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations thereunder.
     “Indemnification Escrow Account” has the meaning set forth in the Indemnification Escrow Agreement.
     “Indemnification Escrow Agreement” means an indemnification escrow agreement containing the terms set forth on Exhibit D and entered into at the Closing among Parent, the Sellers’ Representatives and the Escrow Agent.
     “Indemnification Escrow Amount” means $26 million.
     “Indemnification Escrow Cash Amount” means $7 million.

     “Indemnification Escrow Fund” means the Indemnification Escrow Amount plus any income or dividends earned thereon.
     “Indemnification Escrow Stock Amount” means $19 million.
     “Indemnitee” has the meaning set forth in Section 9.4.
     “Indemnitor” has the meaning set forth in Section 9.4.
     “Information Technology Systems” means any combination of the computer software, computer hardware (whether general or special purpose), telecommunications capabilities (including all voice, data, and video networks) and related services that are used by the Company or any of its subsidiaries.
     “Intellectual Property” means all trademarks and service marks (including rights in unregistered/common law marks) and patents (including applications for all of the foregoing), trade names, trade dress, logos, Internet domain names, copyrights, trade secrets and know-how (including inventions, procedures, designs and processes not patented, computer programs, formulae, databases and data).
     “Investment Advisers Act” means the Investment Advisers Act of 1940 and the rules and regulations of the SEC thereunder.
     “Investment Company Act” means the Investment Company Act of 1940 and the rules and regulations of the SEC thereunder.
     “Investment Strategy Vehicles” has the meaning set forth in Section 5.10.
     “IRS” means the Internal Revenue Service.
     “Knowledge of Buyer” means the actual knowledge of any individual who is serving as a director or officer of Parent or Buyer and what any such individual should have known after a reasonable investigation.
     “Knowledge of the Sellers” and “Sellers’ Knowledge” means the actual knowledge of Brien O’Brien after a process whereby each Company senior employee in a position to know whether the representations and warranties are true and correct (such employees determined in the reasonable judgment of Brien O’Brien and listed on Schedule 11.1(a) hereto) reviews the text of such representations and warranties and advises Mr. O’Brien of any exceptions to the representations and warranties of which such employee has actual knowledge (without any requirement on the part of such individuals to conduct investigation or make inquiries of employees or third parties).
     “Leased Real Property” has the meaning set forth in Section 3.20(b).
     “Legal Proceeding” means any claim, complaint, action, litigation, investigation, arbitration, order, sanction, administrative charge, or administrative or other proceeding by or before, or otherwise involving, any Governmental Entity, SRO, or arbitrator.

     “Lien” means any lien, pledge, mortgage, claim, easement, restriction (other than any restriction on transferability imposed by securities laws applicable to unregistered securities generally), limitation, charge, liability, obligation, encumbrance, security interest, option, or other similar right of any third party.
     “Malicious Instructions” has the meaning set forth in Section 3.16(b).
     “Material Adverse Effect” means (1) any adverse effect on or change in any Seller’s ability to timely consummate the transactions contemplated by this Agreement or the Ancillary Documents or perform such Seller’s obligations hereunder or thereunder on a timely basis or (2) any material adverse effect on or change in the assets, business, financial condition, operations, or results of operations of the Company and its subsidiaries taken as a whole, other than (with respect to clause (2)) any effect or change (i) resulting from general economic or market conditions, (ii) relating to the investment advisory and asset management industry in general, or in the financial and banking securities markets (including any disruption thereof or any decline in the prices of any security or any market index), (iii) relating to national or international political or social conditions including acts of war (whether or not declared), sabotage, terrorism, military actions or other force majeure events occurring after the date of this Agreement, (iv) arising from or relating to changes in applicable laws, regulations, or accounting rules, (v) that is cured before the earlier of Closing or the termination of this Agreement, (vi) relating to any failure to receive any Client Consent (it being agreed, for the avoidance of doubt, that any such failure to receive any Client Consent shall not be considered for purposes of determining whether the conditions to Parent’s or Buyer’s obligation to close contained in Article 7 have been satisfied), (vii) arising as a result of an action requested to be taken or not taken by Parent or Buyer, or (viii) reasonably attributable to the public announcement of this Agreement and the transactions contemplated hereby.
     “Material Contracts” has the meaning set forth in Section 3.12(a).
     “Material Permits” has the meaning set forth in Section 3.7(l).
     “Most Recent Financial Statements” has the meaning set forth in Section 3.5(b).
     “Net Distributable Profit Amount” means the aggregate amount of Net Distributable Profit (as defined in the Debenture Purchase Agreement) that is permitted to be paid pursuant to the Debenture Purchase Agreement as of immediately prior to the Closing, after giving effect to the payment of the Contingent Interest Amount and treating the same as having been paid in cash immediately prior to the calculation of Net Distributable Profit Amount.
     “Non-Third-Party Claim” has the meaning set forth in Section 9.4(e).
     “Non-Competition Agreement” means that certain Non-Competition Agreement by and among the Company, Brien M. O’Brien and TA Associates, Inc., dated as of November 2, 2005.

     “Note Purchase Agreement” has the meaning set forth in the recitals hereto.
     “Notes” has the meaning set forth in the recitals hereto.
     “Noteholder Indemnity Escrow Amount” means $7 million.
     “Noteholder Indemnity Escrow Amount Per Share” means the quotient (rounded to the fifth decimal place) equal to (a) Noteholder Indemnity Escrow Amount, divided by (b) the number of Common Shares previously subject to all Company Warrants.
     “Notice Period” has the meaning set forth in Section 9.4(b).
     “NYSE” means the New York Stock Exchange.
     “Objection Notice” has the meaning set forth in Section 1.5(c).
     “Order” means any order, judgment, writ, injunction, directive, determination, award, or decree of or from any Governmental Entity or SRO applicable to the Person or Persons referenced or to any of the assets, officers, directors, employees, agents, shareholders, partners, members, or other owners of such Person or Persons.
     “Organizational Documents” means, with respect to a corporation, its certificate of incorporation, bylaws, and any stockholder agreement, and with respect to any limited liability company, its certificate of formation, operating agreement and any securityholders’ agreement , as applicable.
     “Outstanding Common Shares” means the Common Shares outstanding as of immediately prior to the Closing, including shares of Company Restricted Stock.
     “Parent” has the meaning set forth in the preamble hereto.
     “Parent Average Stock Price” means the average per-share closing price of the Parent Common Stock on the NYSE for the 10 trading days ending on the second trading day before the Closing Date.
     “Parent Common Stock” means the common stock, par value $0.01 per share, of Parent.
     “Parent Employee Plans” has the meaning set forth in Section 5.14(d).
     “Parent Final Working Capital Adjustment Payment Amount” has the meaning set forth in Section 1.5(e).
     “Pass-Through Fees” has the meaning set forth in Section 3.11(a)(iii).
     “Payment Account” means an account designated by the Sellers’ Representatives in writing to Parent no less than three Business Days prior to the Closing Date.

     “Pay-Off Letter” has the meaning set forth in Section 5.15.
     “Pension Plan” means any employee pension benefit plan as defined in section 3(2) of ERISA.
     “Permit” means any approval, consent, waiver, license, franchise, permit, certificate or other similar authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Entity or SRO or pursuant to any Applicable Legal Requirement or Order.
     “Permitted Liens” means (a) Liens for liabilities disclosed on the Most Recent Financial Statements, (b) Liens for Taxes, assessments, and other governmental charges not yet due and payable or for which adequate reserves have been established in accordance with GAAP or which are being contested in good faith by appropriate proceedings, (c) inchoate mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’, or other similar Liens incurred in the ordinary course of business, consistent with past practice, (d) Liens that will be released at Closing pursuant to a Pay-Off Letter, (e) with respect to equipment or other assets shown on the Most Recent Financial Statements to be leased or licensed, leases or licenses with third parties, (f) zoning, building codes and other land use laws regulating the use or occupancy of any Leased Real Property or the activities conducted thereon which are imposed by any governmental authority having jurisdiction over any such Leased Real Property and which are not violated by the current use or occupancy of any such Leased Real Property, and (g) easements, covenants, conditions, restrictions and other similar matters affecting title to any Leased Real Property and other title defects with respect to any Leased Real Property which do not or would not materially impair the use or occupancy of such Leased Real Property.
     “Per-Share Final Working Capital Adjustment Payment Amount” means the quotient (rounded to the fifth decimal place) equal to (a) the Parent Final Working Capital Adjustment Payment Amount divided by (b) the sum of (i) the number of Outstanding Common Shares plus (ii) the number of Common Shares previously subject to all Company Warrants.
     “Per-Share Stockholder Note Balance” means, with respect to any Stockholder, the quotient obtained by dividing such Stockholder’s Stockholder Note Balance by the number of Outstanding Common Shares held by such Stockholder.
     “Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or any other entity or association or any Governmental Entity.
     “Plan” has the meaning set forth in Section 5.13.

     “Post-Closing Period” means (a) any taxable period beginning after the Closing Date and (b) with respect to a Straddle Period, any portion thereof beginning after the Closing Date.
     “Pre-Closing Period” means (a) any taxable period ending on or before the Closing Date and (b) with respect to a Straddle Period, any portion thereof ending on the Closing Date.
     “Pre-Indemnity Escrow Closing Consideration” means an amount equal to (a) the Residual Payment Amount, plus (b) the amount, if any, by which Estimated Working Capital exceeds the Working Capital Target, minus (c) the amount, if any, by which the Working Capital Target exceeds Estimated Working Capital, minus (d) the Working Capital Escrow Amount.
     “Pre-Indemnity Escrow Closing Consideration Per-Share” means the quotient (rounded to the fifth decimal place) equal to (a) the sum of (i) the Pre-Indemnity Escrow Closing Consideration plus (ii) the aggregate exercise price of all Company Warrants plus (iii) the Aggregate Stockholder Note Balance, divided by (b) the sum of (i) the number of Outstanding Common Shares, plus (ii) the number of Common Shares previously subject to all Company Warrants.
     “Previous Accounts” has the meaning set forth in Section 3.5(a).
     “Proprietary Software” means computer software (whether general or special purpose) that is used by the Company or any of its subsidiaries for the operation of its business and that the Company or any of its subsidiaries owns and, either directly or through a third party, has developed, customized, or enhanced. For the purpose of clarity, “off the shelf” computer software does not constitute Proprietary Software, but customizations or enhancements to “off the shelf” computer software that are within the scope of the immediately preceding sentence do constitute Proprietary Software.
     “Purchase Price” has the meaning set forth in Section 1.2(a).
     “Real Property Leases” has the meaning set forth in Section 3.20(b).
     “Redemption Notes” has the meaning set forth in the recitals hereto.
     “Redemption Noteholders” means (i) prior to the issuance of the Redemption Notes, the holders of Company Warrants, and (ii) after the issuance of the Redemption Notes, the holders thereof.
     “Referee” means an accounting firm selected jointly by the Sellers’ Representatives and Parent (so long as no party to this Agreement, either as of the date hereof or at the time of the dispute giving rise to the need for a Referee, has any significant business relationship with such firm).

     “Regulatory Issue” means a situation or event that would trigger any of the following: (i) Parent or any of its Affiliates to be ineligible pursuant to Section 9(a) or 9(b) of the Investment Company Act to serve in any capacity referred to in Section 9(a) of the Investment Company Act with respect to a registered investment company; or (ii) Parent or any of its Affiliates to be ineligible pursuant to Sections 203(e) or (f) of the Investment Advisers Act to serve as a registered investment adviser or as an associated person of a registered investment adviser, as applicable.
     “Representation Letter” has the meaning set forth in Section 1.3(e)(ii).
     “Residual Payment Amount” means an amount equal to (i) the Purchase Price minus (ii) the Subordinated Debt-Repayment Amount.
     “Restricted Stock Agreement” has the meaning set forth in Section 1.3(e)(ii).
     “Rule 144” has the meaning set forth in Section 3A.5(b).
     “Run-Rate Adjustment Amount” means an amount equal to the product of (i) the Enterprise Value (prior to any adjustment pursuant to Section 1.4) and (ii) the Adjustment Factor.
     “SEC” means the United States Securities and Exchange Commission.
     “SEC Reports” has the meaning set forth in Section 4.7.
     “Section 338 Forms” has the meaning set forth in Section 5.17(a)(ii).
     “Securities” has the meaning set forth in the recitals hereto.
     “Securities Act” means the Securities Act of 1933 and the rules and regulations of the SEC thereunder.
     “Seller Proportionate Interest” for any Seller means the quotient (expressed as a percentage and rounded to the fifth decimal place) equal to (a) the aggregate number of Outstanding Common Shares or Common Shares previously subject to Company Warrants held by such Seller divided by (b) the sum of (i) the number of Outstanding Common Shares, plus (ii) the number of Common Shares previously subject to all Company Warrants.
     “Sellers” has the meaning set forth in the preamble hereto.
     “Sellers’ Representatives” has the meaning set forth in the preamble hereto.
     “Senior Debt Amount” means an amount, determined as of the Closing Date, equal to:
     (i) all indebtedness of the Company and its subsidiaries for the repayment of borrowed money (whether or not represented by bonds, debentures,

notes, or similar instruments), other than the Debentures, the Notes, and the Redemption Notes; plus
     (ii) all accrued and unpaid interest thereon; plus
     (iii) all premiums, prepayment penalties, fees, and other amounts required to be paid pursuant thereto.
     “Separate Account Client” means each Advisory Client that is not a Fund Client, including Advisory Clients under third-party wrap programs, and as more specifically identified in Section 3.11(a) of the Disclosure Letter.
     “Separate Account Consent” has the meaning set forth in Section 5.3(c).
     “Shares” has the meaning set forth in the recitals hereto.
     “Specified Representations” has the meaning set forth in Section 9.1.
     “Sponsored Fund Consent” has the meaning set forth in Section 5.3(d).
     “Sponsored Funds” means each pooled investment vehicle that relies on an exemption from registration under either Section 3(c)(1) or 3(c)(7) of the Investment Company Act, that is sponsored, advised, issued or distributed by the Company or any of its Affiliates and as more specifically identified in Section 3.11(a) of the Disclosure Letter.
     “SRO” means any securities industry self-regulatory organization, agency, or authority or stock exchange, including FINRA, the NYSE, the National Futures Association and each national securities exchange in the United States.
     “Stockholder Indemnity Escrow Amount” means $19 million.
     “Stockholder Indemnity Escrow Amount Per Share” means the quotient (rounded to the fifth decimal place) equal to (a) Stockholder Indemnity Escrow Amount, divided by (b) the number of Outstanding Common Shares.
     “Stockholder Note” means with respect to any Stockholder, the promissory note payable by such Stockholder to the Company set forth on Schedule 11.1(b).
     “Stockholder Note Balance” means, with respect to any Stockholder, the balance payable to the Company under such Stockholder’s Stockholder Note in accordance with its terms as of immediately prior to Closing.
     “Stockholders” means the holders of the Outstanding Common Shares.
     “Straddle Period” means any taxable period that includes but does not end on the Closing Date.

     “Sub-Advised Fund” means each investment company (or series thereof) registered under the Investment Company Act that is an Advisory Client and is sponsored, advised, issued or distributed by a Person other than the Company or any of its Affiliates and as more specifically identified in Section 3.11(a) of the Disclosure Letter. For the avoidance of doubt, no Advised Fund shall be deemed to be a “Sub-Advised Fund” hereunder.
     “Subordinated Debt-Repayment Amount” means an amount, determined as of the Closing Date, equal to:
     (i) the unpaid principal amount of the Debentures and the Notes; plus
     (ii) all accrued and unpaid interest thereon, including the Contingent Interest Amount; plus
     (iii) all premiums, prepayment penalties, fees, and other amounts required to be paid pursuant thereto.
     “subsidiary” means, with respect to any Person, any other Person 50% or more of the voting stock (or any other form of voting or controlling equity interest in the case of a Person that is not a corporation) of which is beneficially owned by such first Person directly or indirectly through one or more other Persons.
     “Tax Opinion” means written opinions from Kirkland & Ellis LLP, counsel to the Company, and Goodwin Procter LLP, counsel to certain Sellers, dated as of the Closing Date to the effect that, on the Closing Date but without regard to any of the transactions contemplated by this Agreement, the Company should qualify as an “S corporation” (as defined in Section 1361(a)(1) of the Code) through the end of the Closing Date and ARI should qualify as a “qualified subchapter S subsidiary” (as defined in Section 1361(b)(3)(B) of the Code) as of the close of such date. The Tax Opinion shall be reasonably acceptable to the Company acting in good faith and shall be consistent with the best practices and requirements provided in Treasury Regulation Sections 10.33 and 10.37 (Circular 230), respectively. The Tax Opinion may make customary assumptions and be subject to the receipt of customary representations and limitations.
     “Tax Return” means any return, declaration, report, filing, estimate, information statement, schedule, refund claim, or other document (including any related or supporting information, attachment, or amendment and including any Form 1099 or other document or report to third parties) with respect to Taxes.
     “Taxes” means all federal, provincial, territorial, state, municipal, local, foreign or other taxes, imposts, rates, levies, assessments and other charges (and all interest and penalties thereon), including all income, excise, franchise, gains, capital, real property, goods and services, transfer, value added, gross receipts, windfall profits, severance, ad valorem, personal property, production, sales, use, license, stamp, documentary stamp, mortgage recording, employment, payroll, social security, unemployment, disability, estimated or withholding taxes, and all customs and import duties, and all interest, penalties and additions to tax.
     “Taxing Authority” means any Governmental Entity having jurisdiction over the assessment, determination, collection or other imposition of any Tax.
     “Third Party” means any Person that is neither a party to this Agreement nor an Affiliate of any party to this Agreement.
     “Third-Party Acquisition Proposal” has the meaning set forth in Section 5.7.
     “Third-Party Claim” has the meaning set forth in Section 9.4(a).
     “Third-Party Claim Notice” has the meaning set forth in Section 9.4(a).
     “Third-Party Consent” means any consent, authorization, approval or waiver from, notice to, or other action by any Third Party (other than a Governmental Entity or SRO) that is a party to any Contract.
     “Transfer Taxes” has the meaning set forth in Section 5.17(e).
     “Warrant Purchase Agreement” means that certain Warrant Purchase Agreement by and among the Company, TA Associates, Inc. and the Investors party thereto, dated as of November 2, 2005.
     “Warrant Surrender Agreement” has the meaning set forth in Section 1.3(e)(iv).
     “Welfare Plan” means any employee welfare benefit plan as defined in section 3(1) of ERISA.
     “Working Capital” means (i) current assets of the Company and its subsidiaries on a consolidated basis (including any accrual for fees (including, without limitation, investment management fees and incentive allocations from partnerships) that are earned during or applicable or allocable to the period prior to the Closing Date (for the avoidance of doubt, including 2009 and the portion of 2010 prior to the Closing Date) that are unbilled as of the Closing Date and also including any investments in the limited partnerships in which the Company or its subsidiaries acts as general partner) minus (ii) current liabilities of the Company and its subsidiaries on a consolidated basis (including an accrual for all distributions (for taxes, the Illinois Personal Property Replacement Tax or otherwise) payable to Stockholders in respect of any periods ending on or prior to the Closing Date, but excluding any accrual for payment of fixed and contingent interest related to the Junior and Senior Subordinated Debentures, and any accrual for Senior Debt payments or other obligations payable under Section 1.2(a) of the Agreement), on a consolidated basis determined in accordance with the Applicable Accounting Principles.
     “Working Capital Escrow Account” has the meaning set forth in the Working Capital Escrow Agreement.

     “Working Capital Escrow Agreement” means the working capital escrow agreement entered into on or prior to the Closing by Parent, the Sellers’ Representatives, and the Escrow Agent.
     “Working Capital Escrow Amount” means $500,000.
     “Working Capital Target” means $3 million.
[Remainder of page intentionally left blank; signature page follows]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

PIPER JAFFRAY COMPANIES

By:	/s/ Andrew S. Duff
Name:	Andrew S. Duff
Its:	Chairman and Chief Executive Officer
[Signature Page to Securities Purchase Agreement]

PIPER JAFFRAY NEWCO INC.

By: Name:	/s/ Andrew S. Duff Andrew S. Duff
Its:	President
[Signature Page to Securities Purchase Agreement]

ADVISORY RESEARCH HOLDINGS, INC.
By: Name:	/s/ Brien M. O’Brien Brien M. O’Brien
Its:	Chief Executive Officer
[Signature Page to Securities Purchase Agreement]

/s/ Brien M. O’Brien
Brien M. O’Brien, as Sellers’ Representative

TA ASSOCIATES, INC., as Sellers’ Representative

By: Name:	/s/ Michael Wilson Michael Wilson
Its:	Managing Director
[Signature Page to Securities Purchase Agreement]

/s/ Brien M. O’Brien Brien M. O’Brien
[Signature Page to Securities Purchase Agreement]

/s/ Christopher Crawshaw Christopher Crawshaw
[Signature Page to Securities Purchase Agreement]

/s/ James Langer James Langer
[Signature Page to Securities Purchase Agreement]

/s/ Tracy Rothmeyer Tracy Rothmeyer
[Signature Page to Securities Purchase Agreement]

/s/ Chrisanne Mannion Chrisanne Mannion
[Signature Page to Securities Purchase Agreement]

/s/ Matthew Dougherty Matthew Dougherty
[Signature Page to Securities Purchase Agreement]

/s/ Heather Calby
Heather Calby

[Signature Page to Securities Purchase Agreement]

/s/ John Gallop
John Gallop

[Signature Page to Securities Purchase Agreement]

/s/ Eric Miller
Eric Miller

[Signature Page to Securities Purchase Agreement]

/s/ Jonathan Brodsky
Jonathan Brodsky

[Signature Page to Securities Purchase Agreement]

/s/ Matthew Swaim
Matthew Swaim

[Signature Page to Securities Purchase Agreement]

/s/ Bruce Zessar
Bruce Zessar

[Signature Page to Securities Purchase Agreement]

/s/ Drew Martay
Drew Martay

[Signature Page to Securities Purchase Agreement]

/s/ William Porter
Bill Porter

[Signature Page to Securities Purchase Agreement]

/s/ Cari Hopfensperger
Cari Hopfensperger

[Signature Page to Securities Purchase Agreement]

/s/ Lisa McClurg
Lisa McClurg

[Signature Page to Securities Purchase Agreement]

/s/ Kevyn Kling
Kevyn Kling

[Signature Page to Securities Purchase Agreement]

/s/ Marco Priani
Marco Priani

[Signature Page to Securities Purchase Agreement]

SHERIFF MEADOW TRUST U/A/D 12/2204 OR SUCCESSOR IN TRUST

By: Name:	/s/ Brien M. O’Brien Brien M. O’Brien
Title:	Trustee
[Signature Page to Securities Purchase Agreement]

TA IX L.P.

By: TA Associates IX LLC, its General Partner
By: TA Associates, Inc., its Manager

By: Name:	/s/ Michael Wilson Michael Wilson
Its:	Managing Director

TA/ATLANTIC AND PACIFIC V L.P.

By: TA Associates AP V L.P., its General Partner
By: TA Associates, Inc., its General Partner

By: Name:	/s/ Michael Wilson Michael Wilson
Its:	Managing Director

TA INVESTOR II, L.P.

By: TA Associates Inc., its General Partner

By: Name:	/s/ Michael Wilson Michael Wilson
Its:	Managing Director

TA STRATEGIC PARTNERS FUND A L.P.

By: TA Associates SPF L.P., its General Partner
By: TA Associates, Inc., its General Partner

By: Name:	/s/ Michael Wilson Michael Wilson
Its:	Managing Director
[Signature Page to Securities Purchase Agreement]

TA STRATEGIC PARTNERS FUND B L.P.

By: TA Associates SPF L.P., its General Partner
By: TA Associates, Inc., its General Partner

By: Name:	/s/ Michael Wilson Michael Wilson
Its:	Managing Director

TA SUBORDINATED DEBT FUND, L.P.

By: TA Associates SDF LLC, its General Partner
By: TA Associates, Inc., its General Partner

By:	/s/ Michael Wilson
Name:	Michael Wilson
Its:	Managing Director

TA ASSOCIATES, INC.

By:	/s/ Michael Wilson
Name:	Michael Wilson
Its:	Managing Director
[Signature Page to Securities Purchase Agreement]